Filed Pursuant to 424(b)(3)
Registration No. 333-175043
PROSPECTUS

Navios Maritime Holdings Inc.
Navios Maritime Finance II (US) Inc.

Exchange Offer for
$350,000,000
8 1/8% Senior Notes due 2019

We are offering to exchange up to $350,000,000 of our 8 1/8% senior notes due 2019, which will be registered under the Securities Act of 1933, as amended, for up to $350,000,000 of the outstanding 8 1/8% senior notes due 2019 which we issued on January 28, 2011. We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. We refer to the outstanding senior notes collectively as “the outstanding notes,” the senior notes which will be registered under the Securities Act collectively as “the exchange notes” and the outstanding notes and the exchange notes collectively as “the notes.” The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The exchange offer will expire at 5:00 p.m., New York City time on September 22, 2011, unless we extend it.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver this prospectus in any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 210 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should consider carefully the “Risk Factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2011.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context indicates otherwise:

•	References to “the company,” “Navios Holdings,” “we,” “our” and “us,” refer to Navios Maritime Holdings Inc. and its subsidiaries.

•	References to the “Co-Issuer” are to Navios Maritime Finance II (US) Inc., our wholly owned subsidiary incorporated in Delaware that was formed solely for the purpose of serving as a co-issuer and guarantor of our debt securities and that does not have any material assets or operations.

•	References to “Navios Logistics” are to Navios South American Logistics Inc., our unrestricted South American subsidiary that did not guarantee the notes described in this prospectus.

•	References to “Navios Partners” are to Navios Maritime Partners L.P, a separate New York Stock Exchange-listed limited partnership formed by us in August 2007. We own a 27.1% interest in Navios Partners as of the date of this prospectus, which includes a 2% general partner interest. Navios Partners did not guarantee the notes described in this prospectus.

•	References to “Navios Acquisition” are to Navios Maritime Acquisition Corporation, a separate New York Stock Exchange-listed company formed by us in March 2008. We own 45% of the outstanding voting stock as of the date of this prospectus. Navios Acquisition did not guarantee the notes described in this prospectus.

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC.

This summary highlights the material information contained elsewhere in this prospectus or in other documents incorporated by reference in this prospectus. As an investor or prospective investor you should carefully read the risk factors and the more detailed information that is included elsewhere in this prospectus or is contained in the documents incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

•	our annual report on Form 20-F/A for the fiscal year ended December 31, 2010, dated June 20, 2011 (SEC File No. 001-33311) (other than the consolidated financial statements therein, which have been superseded by the consolidated financial statements in the current report on Form 6-K filed on August 9, 2011);

•	our current reports on Form 6-K filed on April 12, 2011, May 24, 2011, May 24, 2011, May 25, 2011 July 22, 2011, August 9, 2011 and August 22, 2011;

•	all future filings on Form 20-F and Form 6-K we make under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the effectiveness of this prospectus that are identified as being incorporated into this prospectus; and

•	any future filings on Form 20-F and Form 6-K we make under the Securities Exchange Act of 1934, as amended, after the effectiveness of this prospectus and prior to the termination of the exchange offer that are identified as being incorporated into this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and phone number:
VASILIKI (VILLY) PAPAEFTHYMIOU
SECRETARY
NAVIOS MARITIME HOLDINGS INC.
85 AKTI MIAOULI STREET
PIRAEUS 185 38, GREECE
TELEPHONE: +30-210-4595000

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than September 15, 2011, which is five business days prior to the expiration of the exchange offer.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the outstanding notes for exchange notes only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in “Summary,” under the caption “Risk Factors,” and elsewhere in this prospectus constitute “forward-looking statements.” These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our business, our plans, objectives of management for future operations, our industry, and our beliefs and assumptions. Our forward-looking statements include information regarding future supply, demand and pricing dynamics, descriptions of global demand for commodities, drybulk capacity and newbuildings, freight rates, our business and acquisition strategy, our ability to continue to charter-in vessels at favorablerates and obtain favorable purchase options, and our ability to operate at low costs in the future. Words including “may,” “could,” “would,” “will,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For purposes of the information contained in this prospectus, when we state that a risk, uncertainty or problem may, could or would have “a material adverse effect on our business” or words to that effect, we mean that the risk, uncertainty or problem may, could or would have a material adverse effect on the business, results of operations, financial condition, cash flow or prospects of our company.”

In addition to the factors and matters described in this prospectus, including under “Risk Factors,” important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the effects of our substantial indebtedness and the covenants and limitations contained in the agreements governing such indebtedness;

•	our ability to service debt obligations and our ability to incur additional indebtedness to fund the acquisitions of additional vessels;

•	the strength of world economies, particularly in the Asia Pacific region;

•	the cyclical nature of the international drybulk shipping industry;

•	changes in the market values of our vessels and the vessels for which we have purchase options;

•	the effect of short-term decreases in shipping rates and the difference between our charter-in rates and the rates we obtain when we charter-out the vessels;

•	general market conditions, including fluctuations in charterhire rates and vessel values;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	changes in demand for drybulk commodities and in the drybulk shipping industry;

•	an inability to expand relationships with existing customers and obtain new customers;

•	changes in production or demand for the types of drybulk products that are transported by our vessels;

•	compliance risks associated with trade sanctions;

•	dependence upon significant customers;

•	changes in our operating expenses, including but not limited to changes in crew salaries, insurance, provisions, repairs, maintenance and overhead expenses, bunker prices and drydocking costs;

•	planned capital expenditures;

•	fluctuations in performance of outstanding operations;

•	the effect of trading and hedging activities in freight, tonnage and Forward Freight Agreements;

•	changes to governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	fluctuations in currencies and interest rates;

•	potential disruption of shipping routes due to accidents, political or terrorist events;

•	the ability of our contract counterparties to fulfill their obligations to us;

•	uncertainty about continued access to favorable time charters as a result of longstanding relationships with Japanese shipowners;

•	the ability of shipyards to deliver vessels on a timely basis;

•	the ability of our vessels to pass classification inspection;

•	customers’ increasing emphasis on environmental and safety concerns;

•	the aging of our vessels and resultant increases in operation costs;

•	the loss of any customer or charter or vessel;

•	damage to our vessels;

•	our capacity to manage our expanding business;

•	insurance coverage of our shipping-specific risks;

•	our participation in protection and indemnity associations subjecting us to calls or premiums based on the records of other members;

•	retention of key members of our senior management team;

•	certain risks through our direct and indirect investments in Navios Maritime Partners L.P., including risks related to our ability to receive cash distributions and being deemed an investment company under the Investment Company Act of 1940; and

•	our possible liability for United States income tax.

You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

v

ENFORCEABILITY OF CIVIL LIABILITIES AND
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Navios Maritime Holdings Inc. is incorporated under the laws of the Republic of the Marshall Islands, and our subsidiaries are incorporated under the laws of Delaware, the Republic of the Marshall Islands, Malta, Belgium, Luxembourg, Liberia, Panama, Uruguay, Argentina, Brazil and certain other countries other than the United States, and we conduct operations in countries around the world. Several of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of the directors, officers and experts are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of such jurisdictions would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. See “Risk Factors — “We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law” and “We, and certain of our officers and directors, may be difficult to serve with process as we are incorporated in the Republic of the Marshall Islands and such persons may reside outside of the United States.” ”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 20.

Business Overview

We are a large global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities, including iron ore, coal and grain. We manage the technical and commercial operations of our owned fleet, Navios Acquisition and Navios Partners’ fleet, and commercially manage our chartered-in fleet. We charter our vessels to a diversified group of high-quality companies or their affiliate entities, such as Cargill International SA, COSCO Bulk Carriers Ltd., Mitsui O.S.K. Lines Ltd., Oldendorff Carriers GmbH & Co. and STX Pan Ocean Co. The Navios business was established by the United States Steel Corporation in 1954, and we believe that we have built strong brand equity through 57 years of experience working with raw materials producers, agricultural traders and exporters, and industrial end-users. We control, through a combination of vessel ownership and long-term time chartered-in vessels, approximately 5.9 million dwt in drybulk tonnage, making us one of the largest independent drybulk operators in the world.

Our current “core fleet” refers to drybulk vessel operations (excluding Navios Partners, Navios Acquisition and Navios Logistics) including the newbuildings to be delivered and the employment profile of the vessels. The current “core fleet” consists of 56 vessels totaling 5.9 million dwt. The employment profile of the fleet as of August 1, 2011 is reflected in the tables under “Our Fleet” below. The 43 vessels in current operation aggregate approximately 4.6 million dwt and have an average age of 5.0 years. Of the 43 vessels currently in operation, we own a total of 29 vessels, comprised of 14 modern Ultra Handymax (50,000-59,000 dwt), three Panamax (70,000-78,000 dwt), 11 Capesize (over 100,000 dwt) vessels and one Kamsarmax vessel (80,000-83000 dwt). We also time charter-in and commercially manage a total of 27 vessels, comprised of five Ultra-Handymax, two Handysize, eight Panamax, nine Capesize vessels and three Kamsarmax vessels under long-term time charters, 15 of which are currently in operation, with the remaining 12 scheduled for delivery on various dates through December 2013. We have options to acquire 15 of the 27 time chartered-in vessels. We have, at various times over the last four years, deployed over 50 vessels at any one time, including those in our core fleet.

The vessels in our core fleet are significantly younger than the world drybulk fleet and have an average age of approximately 5.0 years compared to an industry average of 13 years, according to Drewry Shipping Consultants Ltd., or Drewry. We believe our large, modern fleet, coupled with our long operating history, allows us to charter-out our vessels for longer periods of time and to high quality counterparties. Our active vessels (excluding Kleimar, N.V. (“Kleimar”) vessels allocated to CoA contracts) are currently chartered-out with an average remaining charter period of 2.9 years. Navios Holdings has currently fixed 95.2%, 56.2% and 37.9% of its 2011, 2012 and 2013 available days, respectively, of its fleet (excluding vessels, which are utilized to fulfill voyage charter or CoAs), representing contracted fees (net of commissions), based on contracted charter rates from its current charter agreement of $269.2 million, $188.3 million and $168.1 million, respectively. Although these fees are based on contractual charter rates, any contract is subject to performance by the counterparties and us. Additionally, the level of these fees would decrease depending on the vessels’ off-hire days to perform periodic maintenance. The average contractual daily charter-out rate for the core fleet (excluding vessels which are utilized to fulfill voyage charter or CoAs) is $22,737, $25,076 and $32,276 for 2011, 2012 and 2013, respectively. The average daily charter-in rate for the active long-term charter-in vessels (excluding vessels which are utilized to fulfill voyage charter or CoAs) for 2011 is $10,479.

We have grown our owned fleet from six vessels as of August 25, 2005 to 29 vessels as of August 1, 2011, an increase of almost 383.3%. As of August 1, 2011, we had purchase options on 15 of our 27 chartered-in vessels. We regularly evaluate the acquisition of additional vessels and shipping businesses and are currently in discussions regarding several of such acquisitions, any of which could be material.

We are able to operate our owned fleet at costs below the industry average for vessels of a similar type through our in-house technical management and the efficiencies derived from our modern fleet. Further, through the strategic commercial management of our fleet, we fix the employment for our vessels in the following ways: long-term charters, short-term charters, spot charters, and the use of CoAs. This integrated management approach maximizes the utilization of our vessels and provides for contracted revenues and operating visibility. Through our contracted revenues and operating expenses that we believe are approximately 31% below the industry average for vessels of similar type, we anticipate we are able to improve the stability and predictability of our cash flows. For the year ended December 31, 2010, and for the three months ended March 31, 2011, our consolidated revenue was $679.9 million and $181.8 million, respectively. Our guarantor subsidiaries accounted for approximately $458.4 million and $112.3 million of our total revenue, for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively.

Our Fleet

Fleet Growth

Since August 2005, we have grown our owned fleet from six vessels to 29 vessels as of August 1, 2011, an increase of almost 383.3%.

The following tables present certain information related to our fleet as of June 17, 2011 (excluding the fleet of Navios Partners, Navios Acquisition and Navios Logistics).

Owned Vessels

				Charter-out		Profit	Expiration
Vessels	Type	Built	DWT	Rate(1)		Share(*)	Date(2)

Navios Ionian	Ultra Handymax	2000	52,067	13,726		No	09/18/2012
Navios Celestial	Ultra Handymax	2009	58,063	17,550		No	01/24/2012
Navios Vector	Ultra Handymax	2002	50,296	14,725		No	12/27/2011
Navios Horizon	Ultra Handymax	2001	50,346	10,925		No	12/19/2011
Navios Herakles	Ultra Handymax	2001	52,061	11,875		No	09/12/2011
Navios Achilles	Ultra Handymax	2001	52,063	25,521	(7)	65%/$20,000 after March 2012	12/17/2013
Navios Meridian	Ultra Handymax	2002	50,316	14,250		No	03/17/2012
Navios Mercator	Ultra Handymax	2002	53,553	29,783	(7)	65%/$20,000 after March 2012	01/12/2015
Navios Arc	Ultra Handymax	2003	53,514	14,725		No	10/13/2011
Navios Hios	Ultra Handymax	2003	55,180	13,300		No	09/21/2011
Navios Kypros	Ultra Handymax	2003	55,222	20,778		50%/$19,000	01/28/2014
Navios Ulysses	Ultra Handymax	2007	55,728	31,281		No	10/12/2013
Navios Vega	Ultra Handymax	2009	58,792	15,751		No	05/23/2013
Navios Astra	Ultra Handymax	2006	53,468	15,533		No	12/11/2011
Navios Magellan	Panamax	2000	74,333	22,800		No	03/26/2012
Navios Star	Panamax	2002	76,662	16,958		No	11/27/2012
Navios Asteriks	Panamax	2005	76,801			—	—
Navios Bonavis	Capesize	2009	180,022	47,400		No	06/29/2014
Navios Happiness	Capesize	2009	180,022	52,345	(7)	50%/$32,000 after March 2012	07/24/2014
Navios Lumen	Capesize	2009	180,661	19,500	(6)	Yes	08/14/2011
				29,250	(6)	Yes	02/14/2012
				39,830	(6)	Yes	12/10/2012
				43,193	(6)	Yes	12/10/2013
				42,690	(6)	Yes	12/10/2016
				39,305	(6)	Yes	12/10/2017
Navios Stellar	Capesize	2009	169,001	36,974	(9)	No	12/22/2016
Navios Phoenix	Capesize	2009	180,242	27,075		No	12/10/2011 (8)
Navios Antares	Capesize	2010	169,059	37,590	(9)	No	01/19/2015

				Charter-out		Profit	Expiration
Vessels	Type	Built	DWT	Rate(1)		Share(*)	Date(2)

				45,875	(9)	No	01/19/2018
Navios Buena Ventura	Capesize	2010	179,132	29,356		50%/$38,500	10/28/2020
Navios Etoile	Capesize	2010	179,234	29,356		50% in excess of $38,500	12/02/2020
Navios Bonheur	Capesize	2010	179,259	27,888	(7)	50%/$32,000 after March 2012	12/16/2013
				25,025	(7)		12/16/2022
Navios Altamira	Capesize	01/2011	179,165	24,674		No	01/27/2021
Navios Azimuth	Capesize	02/2011	179,169	26,469	(7)	50%/$34,500 after March 2012	02/13/2023

Owned Vessels to be Delivered

		Delivery
Vessel	Type	Date	DWT

Navios TBN	Kamsarmax	05/2012	81,600

Long-term Chartered-in Vessels

				Purchase	Charter-out	Expiration
Vessels	Type	Built	DWT	Option(3)	Rate(1)	Date(2)

Navios Primavera	Ultra Handymax	2007	53,464	Yes	14,919	10/06/2011
Navios Armonia	Ultra Handymax	2008	55,100	No	13,300	10/22/2011
Navios Serenity	Handysize	2011	34,718	Yes (4)	8,422	09/11/2011
					10,756	07/28/2012
Navios Orion	Panamax	2005	76,602	No	49,400	12/14/2012
Navios Titan	Panamax	2005	82,936	No	19,000	11/09/2012
Navios Altair	Panamax	2006	83,001	No	19,238	11/23/2011
Navios Esperanza	Panamax	2007	75,200	No	14,513	02/19/2013
Torm Antwerp	Panamax	2008	75,250	No		—
Golden Heiwa	Panamax	2007	76,662	No		—
Beaufiks	Capesize	2004	180,181	Yes		—
Rubena N	Capesize	2006	203,233	No		—
SC Lotta	Capesize	2009	170,500	No		—
Formosabulk Brave	Capesize	2001	170,000	No		—
Phoenix Beauty	Capesize	2010	169,150	No		—
King Ore	Capesize	2010	176,800	No		—

Chartered-in Vessels to be Delivered

		Delivery	Purchase
Vessels	Type	Date	Option	DWT

Navios TBN	Handysize	09/2012	Yes (4)	34,718
Navios Koyo	Capesize	12/2011	Yes	181,000
Kleimar TBN	Capesize	07/2012	Yes	180,000
Navios TBN	Capesize	12/2013	Yes	180,000
Navios TBN	Ultra Handymax	02/2012	Yes	61,000
Navios TBN	Ultra Handymax	05/2013	Yes	61,000
Navios TBN	Ultra Handymax	10/2013	Yes	61,000

		Delivery	Purchase
Vessels	Type	Date	Option		DWT

Navios Marco Polo	Panamax	12/2011	Yes		80,000
Navios TBN	Panamax	01/2013	Yes		82,100
Navios TBN	Kamsarmax	07/2013	Yes	(4)	80,500
Navios TBN	Kamsarmax	09/2013	Yes	(4)	80,500
Navios TBN	Kamsarmax	11/2013	Yes	(4)	80,500

Options to Acquire Vessels

		Delivery
Vessels	Type	Date	DWT

Navios TBN	Kamsarmax	10/2013	82,000
Navios TBN	Kamsarmax	10/2013	82,000
Navios TBN	Kamsarmax	01/2014	82,000
Navios TBN	Kamsarmax	01/2014	82,000

(1)	Daily rate net of commissions.

(2)	Expected redelivery basis midpoint of full redelivery period.

(3)	Generally, Navios Holdings may exercise its purchase option after three to five years of service.

(4)	Navios Holdings holds the initial 50% purchase option on each vessel.

(5)	Profit share based on applicable Baltic TC Average exceeding $/day rates listed.

(6)	Year eight optional (option to Navios Holdings) included in the table above. Profit sharing = 100% to Navios Holdings until net daily rate of $44,850 and becomes 50/50 thereafter.

(7)	Amount represents daily net rate of insurance proceeds following the default of the original charterer. The contracts for these vessels have been temporarily suspended and the vessels have been re-chartered to third parties for variable charter periods. Upon completion of the suspension period, the contracts with the original charterers will resume at amended terms. The obligations of our insurers are reduced by an amount equal to the mitigation charter hire revenues earned under the contracts with third parties and/or the original charterer or the applicable deductibles for any idle periods. The Company has filed claims for all unpaid amounts by the original charterer in respect of the employment of the vessels in the corporate rehabilitation proceedings. The disposition of these claims will be determined by the court at a future date.

(8)	Subject to COA of $45,500 per day for the remaining period until first quarter of 2015.

(9)	Amount represents daily rate of insurance proceeds following the default of the original charterer. These vessels have been rechartered to third parties for variable charter periods. Obligations of the insurer are reduced by an amount equal to the mitigation charter hire revenues earned under these contracts and the applicable deductibles under the insurance policy.

Competitive Advantages

We believe that the following strengths allow us to maintain a competitive advantage within the drybulk segment of the international shipping market.

Large, Diverse Fleet of Modern Vessels.  Our fleet consists of 43 active vessels, plus 13 vessels that are contracted for future delivery, bringing our total controlled fleet to 56 vessels aggregating approximately 5.9 million dwt and making us one of the largest independent drybulk operators in the world. Our core fleet is comprised of modern Handysize, Ultra-Handymax, Panamax and Capesize vessels with an average age of 5.0 years compared to an industry average age of 13 years, according to Drewry. We believe our modern and diverse fleet provides us with certain operational advantages, including more efficient cargo operations, lower insurance and vessel maintenance costs, higher levels of fleet productivity and an efficient operating cost structure. The diversity of our fleet profile enables us to serve our customers in both major and minor bulk trades and ensures the company is not overly exposed to any one drybulk asset class for its revenues. Our modern fleet provides us a competitive advantage in the time charter market, where vessel age and quality are of significant importance in competing for business.

High-Quality Counterparties.  We charter our vessels to a diversified group of high-quality companies or their affiliate entities such as Cargill International SA, COSCO Bulk Carriers Ltd., Mitsui O.S.K. Lines Ltd., Oldendorff Carriers GmbH & Co. and STX Pan Ocean Co. We continue to build and develop strong relationships with our counterparties and have maintained consistent relationships with our top counterparties.

Operating Visibility Through Contracted Revenues.  Our vessels are chartered out with an average remaining charter period of 2.9 years as of August 1, 2011, and we believe our existing charter coverage provides us with predictable, contracted revenues and operating visibility. As of August 1, 2011, we have charters covering 95.2% of available days in 2011, 56.2% of available days in 2012 and 37.9% of available days in 2013 (excluding vessels which are allocated to CoAs) representing contracted fees (net of commissions), based on contracted charter rates from our current charter agreements of $269.2 million, $188.3 million and $168.1 million, respectively. Payment of these contracted fees has been insured through a “AA+” rated governmental agency of a European Union member state, which provides that if the charterer goes into payment default, the insurer will reimburse us for the charter payments under the terms of the policy (subject to applicable deductibles and other customary limitations for such insurance) for the remaining term of the charter-out contract. Depending on market conditions, we will continue to enter into long-term time charters as vessels become available for employment.

Proven Access to Low-Cost, Long-Term Charter-In Vessels and Purchase Options.  Given our long history and brand recognition, we have developed relationships with many of the largest trading houses in Japan, such as Marubeni Corporation and Mitsui & Co. Through these relationships, we have obtained low-cost, long-term charter-in contracts. Many of these contracts have historically contained options to extend time charters as well as options to purchase the vessel. The purchase options require no initial outlay of capital to build the vessel and shift the construction risk to the charter counterparty. Since these options can be exercised over a number of years, they provide us the flexibility of purchasing a vessel if market conditions are attractive. In addition, chartering-in vessels is a low-cost alternative for expanding our fleet and, historically, we have been able to charter-in vessels at attractive rates relative to our charter-out rates. As of August 1, 2011, the average contractual daily charter-out rates for the core fleet (excluding vessels which are allocated to CoAs) are $22,737, $25,076 and $32,276 for 2011, 2012 and 2013, respectively. The average daily charter-in rate for the active long term charter-in vessels (excluding vessels which are allocated to CoAs) for 2011 is $10,479.

Strong Vessel Sourcing Relationships and Innovative Capital Markets Financing Strategies.  We have taken advantage of the disruptions in the capital markets during 2009 and 2010 to acquire and finance vessels using our own equity at favorable prices. We believe that our ability to use our mandatorily convertible preferred stock continues to be a competitive advantage as we have been able to issue convertible preferred stock with a conversion price significantly above the then current market price of our common stock while engaging in transactions that are accretive to our existing shareholders. Furthermore, our strong relationships within the shipping industry, including with shipyards and maritime lenders, provide us with opportunities to acquire vessels at significant discounts from companies facing economic difficulties or undergoing financial restructuring.

Low-Cost, Efficient Operation with In-House Technical Management.  Our operating efficiencies allow us to maintain operating expenses that we believe are, as of March 31, 2011, approximately 31% below the industry average for vessels of a similar type. We employ our own in-house technical management team which oversees every step of technical management, from the construction of the vessels in Japan and South Korea to subsequent shipping operations throughout the life of a vessel, including the superintendence of maintenance, repairs, drydocking and crewing, thereby providing efficiency and transparency in our owned fleet operation. This allows us to proactively monitor our vessels’ performance and conduct in-transit repairs to lower our operational costs.

Experienced Management Team and Strong Brand.  Our management team is well respected in the drybulk sector and the shipping industry, and has a strong track record of operational experience. The key members of our management team have on average over 20 years of experience in the shipping industry. Since August 25, 2005, our management team has grown our owned fleet by almost 383.3% to 29 vessels as of August 1, 2011. In addition, the Navios brand has 57 years of history in the drybulk sector and has a well established reputation for reliability and performance. We believe that our well respected management team and strong brand present us with market opportunities not afforded to other drybulk carriers.

Business Strategy

Our strategy is to generate predictable and growing cash flow through the following:

Maximize Fleet Utilization and Profitability.  The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the days its vessels are off-hire. For the year ended December 31, 2010 and the three months ended March 31, 2011, we had an average utilization of 99.5% and 98.7%, respectively, which we believe is one of the highest fleet utilization rates in the industry.

Specifically, our strategy of maximizing vessel utilization is implemented as follows:

•	The operation of time charters, whereby the vessel is hired out for a predetermined period but without any specification as to voyages to be performed, with the ship owner being responsible for operating costs and the charterer for voyage costs;

•	The operation of voyage charters or spot fixtures for the carriage of a single cargo from load port to discharge port; and

•	The use of CoAs, under which Navios Holdings contracts to carry a given quantity of cargo between certain load and discharge ports within a stipulated time frame, but does not specify in advance which vessels, will be used to perform the voyages.

We believe we are one of relatively few major owners and operators of vessels that implement these various strategies.

Enhance Operating Visibility With Conservative, Long-term Charter Out Strategy.  Our long term charter strategy offers operating visibility, builds upon the stability of our cash flows and minimizes our exposure to the more volatile short term market for drybulk shipping. As of August 1, 2011, we have significant charter coverage with our fleet chartered out for 95.2% of available days in 2011, 56.2% of available days in 2012 and 37.9% of available days in 2013 (excluding vessels which are allocated to CoAs).

Continue to Operate Our Owned Vessels Efficiently.  Through our in-house technical management, we will continue to focus on implementing best practices to derive efficiencies from the operation of our owned fleet and focus on reducing our operating costs per owned vessel. By focusing on preventative maintenance and proactively monitoring our vessels’ performance, we are able to limit the days of off-hire for our vessels. For the three months ended March 31, 2011, we had a total of 35 days of off-hire for our owned fleet.

Pursue an Appropriate Balance Between Vessel Ownership and a Long-Term Chartered-In Fleet.  We control, through a combination of vessel ownership and long-term time chartered-in vessels, approximately 5.9 million dwt in drybulk tonnage, making us one of the largest independent drybulk operators in the world. We will selectively seek to expand the size of our fleet to increase our cash flow and profitability. We will continue to charter-in additional tonnage, depending on market conditions, exercise the purchase options on certain chartered-in vessels and, purchase secondhand vessels or shipping companies to increase the number of vessels we own and control. Our ability to charter-in vessels at favorable rates affords us a low-cost alternative to add additional shipping capacity without the capital expenditures required by new vessel acquisitions. In addition, through our purchase options on certain of our chartered-in vessels, we are able to determine when is the most commercially opportune time to own or charter-in vessels and, if we so choose, we are able to purchase vessels at lower purchase prices than the current market values. We intend to monitor development in the sales and purchase market to maintain the appropriate balance between owned and long-term time chartered-in vessels.

Capitalize on Our Established Reputation.  We have an established reputation for maintaining high standards of performance, reliability, and safety. We believe our reputation and commercial relationships enable us to obtain favorable long-term time charters, enter into the freight market, increase our short-term tonnage capacity to several times the capacity of our fleet and obtain access to cargo freight opportunities through CoA arrangements not readily available to other industry participants. We will continue to leverage our reputation to obtain favorable charter-in and vessel acquisition terms, as reflected in the purchase options contained in many of our long-term charter-in contracts.

Strategically Pursue Acquisition Opportunities.  We emphasize continued growth in our fleet, through purchases of additional vessels, chartered-in vessels and through business acquisitions. We continue to expand our fleet through the exercise of purchase options.

Capitalize on Market Intelligence.  Our experience in the industry and active involvement in the spot based, short-term and long-term charter markets and the market for forward freight agreements, or FFAs, provide us real-time access to market intelligence. Given the cyclical and volatile nature of the drybulk shipping market, we have raised the commercial sophistication of our business model in recent years by using market intelligence to make more informed decisions in managing our fleet. In addition, we believe that our South American logistics business provides us a unique level of market intelligence through the operations of our dry and liquid port terminals in the Hidrovia region and our direct interaction with many of the region’s leading international grain and commodity houses.

Businesses We Own Interests In

We own substantial equity interests in Navios Logistics, Navios Acquisition and Navios Partners. Navios Logistics owns and operates vessels, barges and push boats located mainly in Argentina, the largest bulk transfer and storage port facility in Uruguay, and an upriver liquid port facility located in Paraguay. Navios Acquisition is a publicly traded corporation that owns and operates crude, product and chemical tanker vessels. Navios Partners is a publicly traded master limited partnership that owns and operates Capesize, Panamax and Ultra-Handymax drybulk vessels under medium and long-term charters.

Navios South American Logistics Inc.

On January 1, 2008, we formed a South American logistics business through the combination of our existing port operations in Uruguay with the Horamar Group, a barge and upriver port business that specializes in the transportation and storage of liquid cargoes and the transportation of dry bulk cargoes in South America. Navios Logistics owns and operates vessels, barges and push boats located mainly in Argentina, the largest bulk transfer and storage port facility in Uruguay, and an upriver liquid port facility located in Paraguay. We intend to continue growing our South American logistics business by opportunistically acquiring assets complementary to its port terminal and storage facilities. Currently, we own approximately 63.8% of the outstanding common stock of Navios Logistics. We have been evaluating a number of strategic alternatives for Navios Logistics, including Navios Logistics becoming an independent business; while there can be no certainty as to timing, Navios Holdings could decide to pursue these strategic alternatives as early as 2011.

Navios Logistics is also subject to risks unique to its business. It is exposed to the risks of doing business in many different, and often less developed emerging market countries. Navios Logistics’ operations are performed in countries that are historically less developed and stable than the United States. Some of the risks Navios Logistics is exposed to by operating in these countries include political and economic instability, changing economic policies and conditions, war and civil disturbances and the imposition of or unexpected adverse changes in foreign laws and regulatory requirements.

Navios Logistics is an unrestricted subsidiary under the indentures governing our existing notes and will be an unrestricted subsidiary under the exchange notes and therefore will not be a guarantor of the notes.

Navios Logistics accounted for approximately $44.4 million, or 24.4%, of our total revenue and approximately $2.1 million income of our net loss, in each case for the three months ended March 31, 2011, as compared to approximately $36.2 million, or 23.4%, of our total revenue and approximately $1.2 million loss of our net income, in each case for the three months ended March 31, 2010.

Navios Logistics accounted for approximately $188.0 million, or 27.7%, of our total revenue and approximately $5.6 million or 3.8%, of our net income, in each case for the year ended December 31, 2010, as compared to approximately $138.9 million, or 23.2%, of our total revenue and approximately $5.4 million, or 8.0%, of our net income, in each case for the year ended December 31, 2009.

For further information, see “Risk Factors — The notes will be effectively subordinated to the obligations of our current non-guarantor subsidiaries, which include our unrestricted subsidiaries, and any future non-guarantor subsidiaries.”

Navios Maritime Acquisition Corporation

On July 1, 2008, Navios Holdings completed the initial public offering (“IPO”) of units in Navios Acquisition (NYSE: NNA), a blank check company. In this offering, Navios Acquisition sold 25,300,000 units for an aggregate purchase price of $253.0 million. Simultaneously with the completion of the IPO, Navios Holdings purchased private placement warrants of Navios Acquisition for an aggregate purchase price of $7.6 million. Prior to the IPO, Navios Holdings had purchased 8,625,000 sponsor units for a total consideration of $25,000, of which an aggregate of 290,000 units were transferred to Navios Holdings’ officers and directors and an aggregate of 2,300,000 sponsor units were returned to Navios Acquisition and cancelled upon receipt. Each unit consists of one share of Navios Acquisition’s common stock and one warrant.

On May 25, 2010, after its special meeting of stockholders, Navios Acquisition announced the approval of (a) the acquisition of 13 vessels (11 product tankers and two chemical tankers, and options to purchase two additional product tankers) for an aggregate purchase price of $457.7 million pursuant to the terms and conditions of an acquisition agreement (the “Acquisition Agreement”) by and between Navios Acquisition and Navios Holdings and (b) certain amendments to Navios Acquisition’s amended and restated articles of incorporation.

Following the consummation of the transactions described in the Acquisition Agreement, Navios Holdings was released from all debt and equity commitments for the above vessels and Navios Acquisition reimbursed Navios Holdings for equity payments made prior to the stockholders’ meeting under the purchase contracts for the vessels, plus all associated payments previously made by Navios Holdings amounting to $76.5 million.

Navios Holdings has purchased 6,337,551 shares of Navios Acquisition’s common stock for $63.2 million in open market purchases. Moreover, on May 28, 2010, certain shareholders of Navios Acquisition redeemed 10,021,399 shares pursuant to redemption rights granted in the IPO upon de-“SPAC”-ing. As of May 28, 2010, following these transactions, Navios Holdings owned 12,372,551 shares, or 57.3%, of the outstanding common stock of Navios Acquisition. On that date, Navios Holdings acquired control over Navios Acquisition, and consequently concluded a business combination had occurred and consolidated the results of Navios Acquisition from that date until March 30, 2011.

On March 30, 2011, Navios Holdings completed the Navios Acquisition Share Exchange whereby Navios Holdings exchanged 7,676,000 shares of Navios Acquisition’s common stock it held for 1,000 shares of non-voting Series C preferred stock of Navios Acquisition pursuant to an Exchange Agreement entered into on March 30, 2011 between Navios Acquisition and Navios Holdings. The fair value of the exchange was $30.5 million, which was based on the share price of the publicly traded common shares of Navios Acquisition on March 30, 2011. Following the Navios Acquisition Share Exchange, Navios Holdings’ ownership of the outstanding voting stock of Navios Acquisition decreased to 45% and Navios Holdings no longer controls a majority of the voting power of Navios Acquisition. From that date onwards, Navios Acquisition is considered as an affiliate entity of Navios Holdings and is not a controlled subsidiary of the Company, and the investment in Navios Acquisition is now accounted for under the equity method due to the Company’s significant influence over Navios Acquisition. Navios Acquisition will be accounted for under the equity method of accounting based on Navios Holdings’ 53.7% economic interest in Navios Acquisition, since the preferred stock is considered in-substance common stock for accounting purposes.

On March 30, 2011, based on the equity method, the Company recorded an investment in Navios Acquisition of $103.3 million, which represents the fair value of the common stock and Series C preferred stock that was held by Navios Holdings on such date. On March 30, 2011, the Company calculated a loss on change in control of $35.3 million, which is equal to the fair value of the Company’s investment in Navios Acquisition of $103.3 million less the Company’s 53.7% interest in Navios Acquisition’s net assets on March 30, 2011.

Navios Acquisition is an owner and operator of tanker vessels focusing in the transportation of petroleum products (clean and dirty) and bulk liquid chemicals.

Navios Maritime Partners L.P.

On August 7, 2007, we formed Navios Maritime Partners L.P. (NYSE: NMM) under the laws of the Republic of the Marshall Islands. Navios GP L.L.C. (the “General Partner”), our wholly owned subsidiary and an unrestricted subsidiary and not a guarantor under the indenture related to the notes, was also formed on that date to act as the general partner of Navios Partners and to receive a 2% general partner interest, which gives us a 2% indirect interest in Navios Partners and all of Navios Partners’ incentive distribution rights through our ownership of the General Partner. Navios Partners is an international owner and operator of six Capesize, one Ultra-Handymax and 11 Panamax vessels engaged in the seaborne transportation services of a wide range of drybulk commodities including iron ore, coal, grain and fertilizer which are chartered under long-term time charters. We currently own a 27.1% direct interest in Navios Partners, including a 2% general partner interest, in the form of common units (9.9%), subordinated units (13.5%) and subordinated series A units (1.8%). The operations of Navios Partners are managed by Navios ShipManagement Inc. (the “Manager”), our wholly-owned subsidiary, from its offices in Piraeus, Greece. In connection with Navios Partners’ IPO, we entered into (a) a management agreement with Navios Partners pursuant to which the Manager provides Navios Partners commercial and technical management services; (b) an administrative services agreement with the Manager pursuant to which the Manager provides Navios Partners administrative services and is in turn reimbursed for reasonable costs and expenses; and (c) an omnibus agreement with Navios Partners, governing, among other things, when we and Navios Partners may compete against each other as well as rights of first offer on certain drybulk carriers. Pursuant to the omnibus agreement that we entered into with Navios Partners in connection with the closing of its IPO, we generally agreed not to acquire or own Panamax or Capesize drybulk carriers under time charters of three or more years without the consent of an independent committee of Navios Partners. We also agreed to offer to Navios Partners the opportunity to purchase vessels from us when such vessels are fixed under charters of three or more years. However, the omnibus agreement was amended in June 2009 to release us for two years from restrictions on acquiring vessels from third parties. In addition to those vessels which we are required to offer to Navios Partners under the omnibus agreement, as amended, we may voluntarily offer certain vessels to Navios Partners. Navios Partners paid a quarterly cash distribution of $0.415, $0.42, $0.42, $0.43 and $0.43 for the three month periods ended March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011, respectively. Since its formation through March 31, 2011, we have received $56.6 million in distributions from Navios Partners.

Corporate Ownership and Structure

The Navios business was established by United States Steel Corporation in 1954 for the transportation of its iron ore requirements. On August 25, 2005, International Shipping Enterprises, Inc., or ISE, acquired all of the outstanding shares of Navios Holdings’ common stock and merged with and into Navios Holdings, with Navios Holdings surviving. Navios Holdings maintains offices in Piraeus, Greece, Antwerp, Belgium, Norwalk, Connecticut, Montevideo, Uruguay, Buenos Aires, Argentina, Asuncion, Paraguay and Corumba, Brazil. On January 1, 2008, Navios Holdings formed a South American logistics business, Navios Logistic, through the combination of our Nueva Palmira port operations with a barge and upriver port businesses that specializes in the transportation and storage of liquid cargoes and the transportation of drybulk cargoes in South America.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “NM.”

We maintain our principal executive offices at 85 Akti Miaouli Street, Piraeus 185 38, Greece. Our telephone number at that address is +30-210-4595000. Our website address is www.navios.com. The information on our website is not a part of this prospectus.

Corporate Structure

The chart below summarizes our ownership and corporate structure as of August 1, 2011.

Summary of the Exchange Offer

On January 28, 2011, we sold $350,000,000 aggregate principal amount of 8 1/8% senior notes due 2019, or the outstanding notes, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). We are conducting this exchange offer to satisfy our obligations contained in the registration rights agreement that we entered into in connection with that sale. You should read the discussion under the headings “The Exchange Offer” and “Description of Notes” for further information regarding the exchange notes to be issued in the exchange offer.

Securities Offered	Up to $350,000,000 aggregate principal amount of 8 1/8% senior notes due 2019 registered under the Securities Act (the “exchange notes”). The terms of the exchange notes offered in the exchange offer are identical to those of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer	We are offering exchange notes in exchange for a like principal amount of our outstanding notes. The exchange notes are being offered only in exchange for the 8 1/8% senior notes due 2019 that we issued on January 28, 2011, and not for any other notes.

You may tender your outstanding notes for exchange notes by following the procedures described under the heading “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on September 22, 2011, unless we extend it. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal period.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions, other than that:

• the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC;

• the outstanding notes are validly tendered in accordance with the exchange offer; and

• there is no action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

Procedures for Tendering Outstanding Notes	To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus,

whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

See “The Exchange Offer — Procedures for Tendering.”

U.S. Federal Tax Considerations	Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Certain U.S. Federal Tax Considerations” for a summary of United States federal income tax consequences of the purchase, ownership and disposition of the exchange notes and the exchange of the outstanding notes for the exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association under the indenture governing the notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer — Exchange Agent.”

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

Resales of the Exchange Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

• you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an “affiliate” of our company, as that term is defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Summary of The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes.

Issuers	Navios Maritime Holdings Inc. and Navios Maritime Finance II (US) Inc.

Notes offered	$350,000,000 aggregate principal amount of 8 1/8% Senior Notes due 2019.

Maturity	The exchange notes will mature on February 15, 2019.

Interest payment dates	We will pay interest on the exchange notes semi-annually on February 15 and August 15 of each year, beginning August 15, 2011.

Ranking	The exchange notes will be the senior unsecured obligations of Navios Maritime Holdings Inc. and Navios Maritime Finance II (US) Inc. Each of our direct and indirect subsidiaries that guarantee our existing notes will guarantee the exchange notes offered hereby. The exchange notes will rank:

• equal in right of payment to all of our existing and future unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes;

• senior in right of payment to all existing and future obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes;

• effectively subordinated to all existing and future secured obligations, including our existing senior secured notes due 2017, and other secured obligations, to the extent of the value of the assets securing such obligations; and

• effectively subordinated to all indebtedness of our non-guarantor subsidiaries.

As of March 31, 2011, Navios Maritime Holdings Inc. and the subsidiary guarantors had approximately $1,308.4 million of indebtedness outstanding, including $938.4 million of secured indebtedness, which is senior to the exchange notes, and our non-guarantor subsidiaries had approximately $126.0 million of indebtedness outstanding, which is structurally senior to the exchange notes.

Our non-guarantor subsidiaries accounted for approximately $221.5 million, or 32.6%, of our total revenue, approximately $1,553.0 million, or 42.2%, of our total assets and approximately $957.1 million, or 40.6%, of our total liabilities, in each case for the year ended December 31, 2010. As of March 31, 2011, our non-guarantor subsidiaries accounted for approximately $69.5 million, or 38.2%, of our total revenue, approximately $542.0 million, or 18.9%, of our total assets and approximately $209.1 million, or 12.2%, of our total liabilities.

As of March 30, 2011, Navios Acquisition is no longer a consolidated subsidiary and our consolidated statement of operations for March 31, 2011 includes results for Navios Acquisition only through March 30,

2011. From that date onwards, Navios Acquisition is considered as an affiliate entity of Navios Holdings and is not a controlled subsidiary of the Company, and the investment in Navios Acquisition is now accounted for under the equity method due to the Company’s significant influence over Navios Acquisition.

See footnote 25 to our audited consolidated financial statements for the year ended December 31, 2010 and footnote 15 to our unaudited consolidated financial statements for the three months ended March 31, 2011 (in which the financial information for our “non-guarantor subsidiaries” includes information for Navios Acquisition and Navios Logistics, as applicable) incorporated by reference in this prospectus.

Guarantees	On the issue date, the exchange notes will be fully and unconditionally guaranteed, jointly and severally, by all of our direct and indirect subsidiaries that guarantee the existing notes, which excludes certain subsidiaries that have been or will be designated as “unrestricted subsidiaries.” Each wholly owned material subsidiary that we create or acquire following the issue date will also be required to guarantee the exchange notes unless such subsidiary has been designated as an “unrestricted subsidiary” or is a securitization subsidiary. See “Description of Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries — Subsidiary Guarantees.”

Optional redemption	We may redeem the exchange notes in whole or in part, at our option, at any time (1) before February 15, 2015, at a redemption price equal to 100% of the principal amount plus the applicable make-whole premium described under “Description of Notes — Optional Redemption” plus accrued and unpaid interest, if any, and (2) on or after February 15, 2015, at the redemption prices listed under “Description of Notes — Optional Redemption” plus accrued and unpaid interest, if any.

Equity offering optional redemption	In addition, at any time before February 15, 2014, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of an equity offering at 108.125% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, so long as at least 65% of the originally issued aggregate principal amount of the exchange notes remains outstanding after such redemption. See “Description of Notes — Optional Redemption.”

Change of control	Upon the occurrence of certain change of control events, you will have the right, as a holder of the exchange notes, to require us to repurchase some or all of your exchange notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Certain covenants	Navios Maritime Holdings Inc. and Navios Maritime Finance II (US) Inc. issued the exchange notes under an indenture. The indenture governing the exchange notes contain covenants that, among other things, limit the ability of Navios Maritime Holdings Inc. and its restricted subsidiaries to:

• incur additional indebtedness or issue certain preferred stock;

• pay dividends on, redeem or repurchase our capital stock or make other restricted payments and investments;

• create certain liens;

• transfer or sell assets;

• enter into certain transactions with our affiliates;

• merge, consolidate or sell all or substantially all of our properties and assets; and

• create or designate unrestricted subsidiaries.

These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See “Description of Notes — Certain Covenants.”

Risk factors	You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors” before participating in the exchange offer.

For more complete information about the exchange notes, see the “Description of Notes” section of this prospectus.

Selected Consolidated Historical Financial Data

The following table sets forth selected consolidated historical financial data for our business. This information is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and notes thereto, as well as the sections entitled, “Operating and Financial Review and Prospects” which are incorporated by reference herein from our Report on Form 6-K dated August 9, 2011. The selected historical financial information and operating results for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements incorporated by reference herein from our Report on Form 6-K dated August 9, 2011. The consolidated statement of operations data for the years ended December 31, 2007 and 2006, and the balance sheet data as of December 31, 2008, 2007 and 2006, have been derived from our audited financial statements which are not incorporated by reference into this prospectus. The selected consolidated historical financial data for the three-month periods ended March 31, 2011 and 2010 have been derived from our unaudited financial statements incorporated by reference herein from our Report on Form 6-K dated August 9, 2011. In the opinion of management, unaudited financial statements presented include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the periods presented. Where necessary, comparative figures have been reclassified to conform to changes in presentation in the current year.

The historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands of U.S. dollars)

Statement of Income Data
Revenue	$181,772	$154,369	$679,918	$598,676	$1,246,062	$758,420	$205,375
Time charter, voyage and logistics business expenses	(59,114)	(76,501)	(286,136)	(316,743)	(1,034,435)	(557,573)	(84,225)
Direct vessel expenses	(34,018)	(20,044)	(97,531)	(68,549)	(58,425)	(27,892)	(19,863)
General and administrative expenses	(12,774)	(12,193)	(58,604)	(43,897)	(37,047)	(23,058)	(15,057)
Depreciation and amortization	(33,321)	(24,941)	(101,793)	(73,885)	(57,062)	(31,900)	(37,129)
Gain on sale of assets/gain on sale of subsidiary	—	24,383	55,432	20,785	27,817	167,511
Interest income/expense and finance cost, net	(29,437)	(21,409)	(102,380)	(61,919)	(41,375)	(40,270)	(43,597)
(Loss)/gain on derivatives	(385)	(1,838)	4,064	375	8,092	25,100	20,322
(Loss)/gain on change in control	(35,325)	—	17,742	—	—	—	—
Loss on bond extinguishment	(21,199)	—	—	—	—	—	—
Other income and expense, net	(975)	(3,799)	(5,614)	(14,666)	(6,921)	3,185	(5,431)

(Loss)/income before equity in net earnings of affiliated companies	(44,776)	18,027	105,098	40,177	46,706	273,523	20,395
Equity in net earnings of affiliated companies	7,015	11,584	40,585	29,222	17,431	1,929	674

(Loss)/income before taxes	(37,761)	29,611	145,683	69,399	64,137	275,452	21,069
Income taxes	904	768	(414)	1,565	56,113	(4,451)	—

Net (loss)/income	(36,857)	30,379	145,269	70,964	120,250	271,001	21,069
Less: Net loss/(income) attributable to the noncontrolling interest	(1,273)	922	488	(3,030)	(1,723)	—	—
Preferred stock dividends of subsidiary	(27)	—	—	—	—	—	—
Preferred stock dividends attributable to the noncontrolling interest	12	—	—	—	—	—	—

Net (loss)/income attributable to Navios Holdings common stockholders	(38,145)	31,301	145,757	67,934	118,527	271,001	21,069
Less: Incremental fair value of securities offered to induce warrants exercise	—	—	—	—	—	(4,195)	—

(Loss)/income available to Navios Holdings common shareholders	$(38,145)	$31,301	$145,757	$67,934	$118,527	$266,806	$21,069

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands of U.S. dollars)

Balance Sheet Data (at period end)
Current assets, including cash	$317,185	$487,442	$349,965	$427,680	$505,409	$848,245	$195,869
Total assets	2,869,951	2,959,962	3,676,767	2,935,182	2,253,624	1,971,004	944,783
Current liabilities, including current portion of long term debt	205,396	192,105	201,603	196,080	271,532	450,491	108,979
Total long term debt, including current portion	1,434,479	1,586,406	2,075,910	1,622,706	887,715	614,049	568,062
Navios Holdings’ stockholders’ equity	1,020,781	972,063	1,059,583	925,480	805,820	769,204	274,216
Other Financial Data
Net cash provided by/(used in) operating activities	54,933	24,032	182,490	216,451	(28,388)	128,075	56,432
Net cash (used in)/provided by investing activities	(133,566)	58,736	(129,769)	(802,538)	(452,637)	(16,451)	(111,463)
Net cash provided by/(used in) financing activities	51,383	(45,781)	(19,244)	626,396	187,082	216,285	116,952
Book value per common share	10.04	9.63	10.43	9.17	8.02	7.23	4.42
Ratio of earnings to fixed charges(1)	—	1.61	1.75	1.41	1.17	2.48	1.31
Cash dividends per common share	0.07	0.06	0.24	0.27	0.38	0.24	0.25
Cash dividends per preferred share	49.32	94.79	345.52	52.35	—	—	—
Cash paid for common stock dividend declared	7,241	6,060	24,107	27,154	28,588	26,023	15,382
Cash paid for preferred stock dividend declared	418	975	2,930	429	—	—	—

(1) The ratio of earnings to fixed charges is calculated as follows:

	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006

Earnings:
(a) pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	(44,776)	18,027	105,098	40,177	46,706	273,523	20,395
(b) fixed charges	44,156	38,675	170,047	145,103	353,672	185,719	67,700
(c) amortization of capitalized interest	—	—	—	—	—	—	—
(d) distributed income of equity investees	6,126	5,377	22,197	18,944	13,250	678	583
(e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—
Less:
(a) Interest capitalized	—	—	—	—	—	—	—
(b) preference security dividend requirements of consolidated subsidiaries	(27)	—	—	—	—	—	—
(c) noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—	—

Total	5,479	62,079	297,342	204,224	413,628	459,920	88,678

	March 31,			December 31,
	2011		2010	2010	2009	2008	2007	2006

Fixed charges:
(a) Interest expensed and capitalized	32,462		21,086	105,565	68,790	51,438	49,287	39,425
(b) amortization of debt expense and discount or premium and capitalized expenses related to indebtedness	1,331		1,614	11,752	6,682	2,077	1,856	8,004
(c) an estimate of the interest within rental expense	10,336		15,975	52,730	69,631	300,157	134,576	20,271
(d) preference security dividend requirements of consolidated subsidiaries	27		—	—	—	—	—	—

Total	44,156		38,675	170,047	145,103	353,672	185,719	67,700

Earnings to fixed charges	(A	)	1.61	1.75	1.41	1.17	2.48	1.31
(A) Additional pre-tax income from continuing operations before adjustment for income or loss from equity investees of $38,677 would be necessary to generate a ratio of earnings to fixed charges of 1.00.

RISK FACTORS

You should carefully consider the risk factors set forth below and the other information included in or incorporated by reference into this prospectus before deciding to participate in the exchange offer. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the exchange notes.

Risks Relating to the Notes and our Business

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments on the notes.

As of March 31, 2011, Navios Holdings and its consolidated subsidiaries had $1,434.5 million in aggregate principal amount of debt outstanding of which $370.0 million was unsecured. We also have up to $30.0 million available to us under our existing credit facilities.

Our substantial debt could have important consequences to holders of the notes. Because of our substantial debt:

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, vessel or other acquisitions or general corporate purposes and our ability to satisfy our obligations with respect to the notes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•	we will be exposed to the risk of increased interest rates because our borrowings under our senior secured credit facility will be at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our lenders and noteholders, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may be at a competitive disadvantage compared to our competitors with less debt or comparable debt at more favorable interest rates and that, as a result, we may be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The agreements governing our senior secured credit facilities and the indentures governing our existing notes, including the exchange notes, do not fully prohibit us or our subsidiaries from doing so. As of March 31, 2011, Navios Holdings and its consolidated subsidiaries had $1,434.5 million in aggregate principal amount of debt outstanding of which $1,064.5 million was secured. Such secured indebtedness and any other secured indebtedness permitted under our senior secured credit facility and the indentures would be effectively senior to the notes to the extent of the value of the assets securing such indebtedness, as would all indebtedness of non-guarantor subsidiaries. We also may incur new indebtedness in connection with our exercise of purchase options on vessels. If new debt is added to our current debt levels, the related risks that we now face would increase and we may not be able to meet all our debt obligations, including the repayment of the notes. In addition, the indentures governing our existing notes, including the exchange notes, do not prevent us from incurring obligations that do not constitute indebtedness as defined therein.

The agreements and instruments governing our debt will contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the notes.

Our senior secured credit facilities, the indentures governing our existing notes, the outstanding notes and the exchange notes, impose certain operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur guarantees or additional indebtedness;

•	create liens on its assets;

•	make investments;

•	engage in mergers and acquisitions;

•	pay dividends or redeem capital stock;

•	make capital expenditures;

•	engage in certain FFA trading activities;

•	change the management of its vessels or terminate the management agreements we have relating to each vessel;

•	enter into long-term charter arrangements without the consent of the lender; and

•	sell any of our vessels.

Therefore, we will need to seek permission from our lenders in order to engage in some corporate and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Our lenders’ interests may be different from our interests or the interests of the holders of the notes, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest. Any future credit agreement may include similar or more restrictive provisions.

Our senior secured credit facilities contain requirements that the value of the collateral provided pursuant to the senior secured credit facilities must be equal or exceed by a certain percentage the amount of outstanding borrowings under senior secured credit facilities and that we maintain a minimum liquidity level. In addition, our senior secured credit facilities contain similar restrictive covenants as those contained in the indentures. It is an event of default under our senior secured credit facility if such covenants are not complied with or if Ms. Angeliki Frangou, our Chairman and Chief Executive Officer, ceases to hold a minimum percentage of the issued stock, does not remain actively involved in the operating business, or ceases to be our Chief Executive Officer. Our ability to comply with the covenants and restrictions contained in our senior secured credit facilities and the indentures governing our notes may be affected by economic, financial and industry conditions and other factors beyond our control. Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior secured credit facilities, could proceed against that debt. In any such case, we may be unable to borrow under our senior secured credit facilities and may not be able to repay the amounts due under our senior secured credit facilities and the notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. Our ability to comply with these covenants in future periods will also depend substantially on the value of our assets, our charter rates, our success at keeping our costs low and our ability to successfully implement our overall business strategy. Any future credit agreement or amendment may contain similar or more restrictive covenants.

The market values of our vessels, which have declined from historically high levels, may fluctuate significantly, which could cause us to breach covenants in our credit facilities.

Factors that influence vessel values include:

•	prevailing level of charter rates;

•	number of newbuilding deliveries;

•	number of vessels scrapped or otherwise removed from the total fleet;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	changes in global drybulk commodity supply and demand;

•	types and sizes of vessels;

•	development of and increase in use of other modes of transportation;

•	cost of vessel construction;

•	cost of newbuilding vessels;

•	governmental or other regulations; and

•	general economic and market conditions affecting the shipping industry.

If the market values of our owned vessels decrease, we may breach covenants contained in our secured credit facilities. If we breach such covenants and are unable to remedy any relevant breach, our lenders could accelerate our debt and foreclose on that debt. Any loss of vessels would significantly decrease our ability to generate positive cash flow from operations and, therefore, service our debt. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, we would incur a loss.

In addition, as vessels grow older, they generally decline in value. We will review our vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We review certain indicators of potential impairment, such as undiscounted projected operating cash flows expected from the future operation of the vessels, which can be volatile for vessels employed on short-term charters or in the spot market. Any impairment charges incurred as a result of declines in charter rates would negatively affect our financial condition and results of operations. In addition, if we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings.

Our ability to generate the significant amount of cash needed to pay interest and principal and otherwise service our debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors, many of which may be beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our debt, including our existing notes, the outstanding notes and the exchange notes, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control.

We will use cash to pay the principal and interest on our debt, including the notes. These payments limit funds otherwise available for working capital, capital expenditures, vessel acquisitions and other purposes. As a result of these obligations, our current liabilities may exceed our current assets. We may need to take on additional debt as we expand our fleet, which could increase our ratio of debt to equity. The need to service our debt may limit funds available for other purposes and our inability to service debt in the future could lead to acceleration of our debt and foreclosure on our owned vessels.

Our senior secured credit facilities mature on various dates through September 2021. In addition, borrowings under the senior secured credit facilities have amortization requirements prior to final maturity. As a result, we may be required to refinance any outstanding amounts under these facilities prior to the scheduled maturity of the notes. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of indebtedness and the indebtedness incurrence restrictions imposed by the agreements governing our indebtedness, as well as prevailing market conditions. We could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our indebtedness service and other obligations.

Our senior secured credit facilities and the indentures governing our existing notes, the outstanding notes and the exchange notes do, and any future indebtedness may, restrict our ability to dispose of assets and use the proceeds from any such dispositions. If we do not reinvest the proceeds of asset sales in our business (in the case of asset sales of non-collateral with respect to such indebtedness ) or in new vessels or other related assets that are mortgaged in favor of the lenders under our senior secured credit facilities (in the case of assets sales of collateral securing), we may be required to use the proceeds to repurchase senior indebtedness other than the notes. We cannot assure you we will be able to consummate any asset sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet indebtedness service obligations when due.

Most of our senior secured credit facilities require that we maintain loan to collateral value ratios in order to remain in compliance with the covenants set forth therein. If the value of such collateral falls below such required level, we would be required to either prepay the loans or post additional collateral to the extent necessary to bring the value of the collateral as compared to the aggregate principal amount of the loan back to the required level. We cannot assure you that we will have the cash on hand or the financing available to prepay the loans or have any unencumbered assets available to post as additional collateral. In such case, we would be in default under such credit facility and the collateral securing such facility would be subject to foreclosure by the applicable lenders.

Moreover, certain of our senior secured credit facilities may be secured by vessels that are under construction pursuant to shipbuilding contracts. Because we would rely on these facilities to finance the scheduled payments as they come due under the shipbuilding contracts, it is possible that any default under such a facility would result, in the absence of other available funds, in default by us under the associated shipbuilding contract. In such a case, our rights in the related newbuild would be subject to foreclosure by the applicable creditor. In addition, a payment default under a shipbuilding contract would give the shipyard the right to terminate the contract without any further obligation to finish construction and may give it rights against us for having failed to make the required payments.

The notes are unsecured and structurally subordinated to the rights of our and the guarantors’ existing and future secured creditors.

The indentures governing the existing notes, the outstanding notes and the exchange notes, permit us to incur a significant amount of secured indebtedness, including indebtedness under our senior secured credit facilities and indebtedness to be used for acquisitions of vessels and businesses. The substantial majority of our debt has been and will continue to be secured debt used to purchase vessels. Indebtedness under our senior secured credit facilities is secured by mortgages on all our vessels owned by our wholly-owned vessel subsidiaries. The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, the notes are effectively subordinated to all such secured indebtedness. If an event of default occurs under our senior secured credit facilities or under future secured indebtedness, the senior secured lenders will have a prior right to our assets mortgaged in their favor, to the exclusion of the holders of our existing notes, the outstanding notes and the exchange notes, even if we are in default under the notes. In that event, our assets and the assets of the subsidiary guarantors would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under our senior secured credit facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the notes and other unsecured indebtedness. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

The notes are effectively subordinated to the obligations of our current non-guarantor subsidiaries, which include our unrestricted subsidiaries, and any future non-guarantor subsidiaries.

The existing notes, the outstanding and the exchange the notes, are not guaranteed by certain of our subsidiaries, including Navios Logistics. Navios Logistics and certain of our other subsidiaries are also unrestricted subsidiaries and therefore are not subject to any of the covenants under the indenture governing the notes. Unrestricted subsidiaries may, among other things, incur without limitation additional indebtedness and liens, make investments and acquisitions, and sell assets or stock. In addition, we will be able to sell unrestricted subsidiaries, or distribute unrestricted subsidiaries or the proceeds from a sale of any of their assets or stock to stockholders, or enter into merger, joint venture or other transactions involving them, or any combination of the foregoing, without restrictions. Payments on the existing notes, the outstanding notes and the exchange notes, are only required to be made by us and the subsidiary guarantors. Accordingly, claims of holders of the notes will be, and claims of the existing notes are, structurally subordinated to the claims of creditors of our non-guarantor subsidiaries (which will include any subsidiary that is designated as an “unrestricted subsidiary” or is a securitization subsidiary, in each case in accordance with the indentures, and any future subsidiaries that are not wholly-owned by us), including trade creditors. We may also be able to create future non-guarantor subsidiaries or unrestricted subsidiaries under the indentures. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiary would be available for distribution, upon liquidation or otherwise, to us or a subsidiary guarantor. Our non-guarantor subsidiaries accounted for approximately $221.5 million, or 32.6%, of our total revenue, approximately $1,553.0 million, or 42.2%, of our total assets and approximately $957.1 million, or 40.6%, of our total liabilities, in each case for the year ended December 31, 2010. As of March 31, 2011, our non-guarantor subsidiaries accounted for approximately $69.5 million, or 38.2%, of our total revenue, approximately $542.0 million, or 18.9%, of our total assets and approximately $209.1 million, or 12.2%, of our total liabilities. Navios Acquisition was an unrestricted subsidiary on the issue date of the outstanding notes. As of March 30, 2011, Navios Acquisition is no longer a consolidated subsidiary and our consolidated statement of operations for March 31, 2011 includes results for Navios Acquisition only through March 30, 2011. From that date onwards, Navios Acquisition is considered as an affiliate entity of Navios Holdings and is not a controlled subsidiary of the Company, and the investment in Navios Acquisition is now accounted for under the equity method due to the Company’s significant influence over Navios Acquisition. See footnote 25 to our audited consolidated financial statements for the year ended December 31, 2010 and footnote 15 to our unaudited consolidated financial statements for the three months ended March 31, 2011 (in which the financial information for our “non-guarantor subsidiaries” includes information for Navios Acquisition and Navios Logistics, as applicable) incorporated by reference in this prospectus.

We may be unable to raise funds necessary to finance the change of control repurchase offer required by the indenture governing the notes.

If we experience specified changes of control, we would be required to make an offer to repurchase all of the existing notes, the outstanding notes and the exchange notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date. The occurrence of specified events that would constitute a change of control will constitute a default under our senior secured credit facilities. There are also change of control events that would constitute a default under the senior secured credit facilities that would not be a change of control under the indenture. In addition, our senior secured credit facilities prohibit the purchase of the notes by us in the event of a change of control, unless and until such time as the indebtedness under our senior secured credit facilities is repaid in full. As a result, following a change of control event, we would not be able to repurchase notes unless we first repay all indebtedness outstanding under our senior secured credit facilities and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the existing notes, the outstanding notes and the exchange notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. In addition, our failure to purchase the existing notes, the outstanding notes and the exchange notes, after a change of control in accordance with the terms of the indentures would constitute an event of default under the indentures, which in turn would result in a default under our senior secured credit facilities. See “Description of Notes.”

Our inability to repay the indebtedness under our senior secured credit facilities would also constitute an event of default under the indentures governing the existing notes, the outstanding notes and the exchange notes, which could have materially adverse consequences to us and to the holders of the notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our senior credit facility and the existing notes, the outstanding notes and the exchange notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

Our debt under our senior secured credit facility bears interest at variable rates. We may also incur indebtedness in the future with variable interest rates. As a result, an increase in market interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.

LIBOR has recently been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. Such provisions could significantly increase our lending costs, which would have an adverse effect on our profitability, earnings and cash flow.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and our subsidiaries are also incorporated under the laws of the Marshall Islands, the Republic of Liberia, Malta and certain other countries other than the United States, and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or one of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have limited operations in the United States. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

Fraudulent transfer and insolvency laws may void, subordinate or limit the notes and the guarantees.

Marshall Islands

Navios Maritime Holdings Inc. and some of the guarantors as of the issue date are organized under the laws of the Republic of the Marshall Islands. While the Republic of the Marshall Islands does not have a bankruptcy statute or general statutory mechanism for insolvency proceedings, a Marshall Islands court could apply general U.S. principles of fraudulent conveyance, discussed below, in light of the provisions of the Marshall Islands Business Corporations Act, or the BCA, restricting the grant of guarantees without a corporate purpose. In such case, a Marshall Islands court could void or subordinate the notes or the guarantees, including for the reasons a United States court could void or subordinate a guarantee as described below.

United States

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees, particularly any future guarantees of any U.S. subsidiaries we might create. Under U.S. federal bankruptcy law and comparable provisions of U.S. state fraudulent transfer or conveyance laws, if any such law would be deemed to apply, which may vary from state to state, the notes or the guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor did not substantially benefit directly or indirectly from the transaction. In that regard, a debtor will generally not be considered to have received value if the proceeds of a debt offering were used to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Greece

If Navios Maritime Holdings Inc. or any of the guarantors files a petition for bankruptcy in Greece, Greek bankruptcy law will apply.

Under Greek law, upon a court declaration of bankruptcy, all the assets of the bankrupt party are placed under the control of a receiver to be held for the benefit of all creditors. After a court declaration of a bankruptcy, the bankrupt party may, following an application to, and approval by the bankruptcy court, continue to manage its assets with the cooperation of a receiver. In addition, certain transactions occurring prior to the declaration of bankruptcy may be found by the court to be null and void by operation of law, or may be declared null and void by the court after an examination of the merits of particular transactions if they are executed by the bankrupt party during the so-called “suspect period.” The suspect period is the time between the day of discontinuance of payments, which is determined by the Greek court and may predate the declaration of bankruptcy by up to two years, and the date of the declaration of bankruptcy.

Transactions that will be declared null and void by operation of law are:

•	Any unilateral act by the bankrupt party having the effect of reducing its assets (including, without limitation, making donations, waiving debts, and granting interest-free loans) and making any payments other than in cash or commercial paper during the suspect period or ten days prior to the commencement of such period; and

•	Any mortgage or pledge of any asset of the bankrupt party granted during the suspect period as security for a previous debt.

The court will declare transactions in the above two categories null and void without taking into consideration any arguments from the parties to such transactions.

Certain other transactions entered into up to five (5) years prior to the entry into bankruptcy may be declared null and void by the bankruptcy court if it is concluded by the court that they were entered into with a malicious intent (dolus) to prevent creditors from satisfying their bona fide claims.

Moreover, the Greek court may declare any payments or transactions (including the issuance of notes or guarantees) during the suspect period null and void if the person who transacted with the bankrupt party knew that the latter was in a state of discontinuance of payments and if such payments or transactions were harmful to the creditors of the bankrupt party.

Belgium

Pursuant to Belgian law, a company can only carry out transactions which serve the company’s best interest. Since the group interest is not recognized, each company should be considered as an individual entity. Accordingly, a Belgian company should not grant a guarantee and encumber its own assets for obligations of other companies, whether parent or affiliated companies, unless it can demonstrate that this serves its corporate interest. Even if the granting of the guarantee is not in the corporate interest of the company, the guarantee will, in principle, remain valid. If however the beneficiary of the guarantee knew (or reasonably should have known) that the guarantee was against the corporate interest, the guarantee could be declared null and void. The final decision as to whether the corporate interest test has been met is a question of fact and will ultimately be made by a court.

In case bankruptcy proceedings are opened in Belgium, Belgian law will apply. Under Belgian law, in general, all the assets of the bankrupt party are placed under the control of a receiver. The bankrupt debtor is considered to be deprived of the powers of administration over its assets as of midnight on the day of the bankruptcy order. All payments and acts by the bankrupt debtor as of the day of the bankruptcy order are not enforceable against the body of creditors.

Pursuant to Article 5 of the Council Regulation (EC) No 1346/2000 of May 29, 2000 on insolvency proceedings (the “Insolvency Regulation”), the opening of insolvency proceedings shall not affect the rights in rem of creditors or third parties in respect of tangible or intangible assets, moveable or immoveable assets belonging to the bankrupt debtor within the territory of another member state of the European Union (the “EU”) (with the exception of Denmark) at the time of the opening of the bankruptcy proceedings. Actions for voidness, voidability or unenforceability of legal acts detrimental to all the creditors are, however not precluded.

The commercial court could render (and will sometimes be obliged to render) certain acts of the bankrupt company unenforceable against the body of creditors. Certain acts must or can be declared unenforceable if they were performed by the company at a time when it had already ceased its payments, i.e. during the “suspect period”. The day of cessation of payments is assumed to be the date on which the company is declared bankrupt. This date can however be brought back by a court order at the request of the bankruptcy trustee or of any interested third party, up to 6 months before the date of the bankruptcy order, provided that sound and objective circumstances show unmistakably that the debtor had already ceased such payments before the date of the adjudication of bankruptcy. In case a company was wound-up more than 6 months before the bankruptcy order, the date of cessation of payments can be brought back to the date of its (factual or legal) winding-up if the winding-up was done to the prejudice of its creditors. The following actions will be declared unenforceable against the body of creditors if performed during the suspect period:

(i) Disposition of assets by the bankrupt debtor without consideration as well as any acts or agreements whereby the value of the assets and/or services rendered by the bankrupt debtor is substantially higher than the received consideration;

(ii) Payments made by the bankrupt debtor other than in cash or negotiable paper; such as bills of exchange or cheques;

(iii) Payments for unmatured debts; and

(iv) Granting of security interests for antecedent debt.

Even principally enforceable preference rights and mortgages which are subject to registration and inscription can be declared unenforceable if they were registered and inscribed during the suspect period and more than 15 days have passed between the deed establishing the preference right and the date of registration.

The court can also declare other acts unenforceable if they took place during the suspect period and if the third party was aware of the cessation of payments by the company. Finally, any acts or payments, whenever performed, that are to the fraudulent detriment of the creditors, can be declared unenforceable (actio pauliana).

Moreover, as a general rule of law, Article 1167 of the Belgian Civil Code allows a creditor to have a court nullify any contract between its debtor and a third party which was made with the fraudulent intent to take assets out of the creditors’ reach.

Pursuant to the Insolvency Regulation and thus within an EU context, Belgian rules relating to the voidness, voidability or unenforceability of legal acts detrimental to all the creditors shall, however, not apply where the person who benefited from such act provides proof that:

(i) the said act is subject to the law of another EU member state (other than Denmark); and

(ii) that law does not allow any means of challenging that act in the relevant case.

Other Jurisdictions

The laws of the other jurisdictions in which guarantors may be organized may also limit the ability of such guarantors to guarantee debt of a parent company. These limitations arise under various provisions or principles of corporate law which include provisions requiring a subsidiary guarantor to receive adequate corporate benefit from the financing, rules governing preservation of share capital, thin capitalization and fraudulent transfer principles. In certain of these jurisdictions, the guarantees will contain language limiting the amount of debt guaranteed so that the applicable local law restrictions will not be violated. Accordingly, if you were to enforce the guarantees in such jurisdictions, your claims may be limited. Furthermore, although we believe that the guarantees of such guarantors are enforceable (subject to local law restrictions), a third party creditor may challenge these guarantees and prevail in court. We can provide no assurance that the guarantees will be enforceable.

You should not expect the Co-Issuer to participate in servicing the interest and principal obligations under the exchange notes.

The Co-Issuer is our wholly-owned subsidiary that was formed solely for the purpose of serving as a co-issuer and guarantor of our debt securities. The Co-Issuer was capitalized only with a minimal amount of common equity and did not receive any proceeds from the issuance of the outstanding notes. The Co-Issuer does not have (and is not permitted to have) any assets (other than its equity capital), operations, revenues or debt (other than as a Co-Issuer of the notes, a guarantor of the 2017 Notes and a co-obligor or guarantor of other indebtedness permitted to be incurred by the terms of the indenture). As a result, noteholders should not expect the Co-Issuer to participate in servicing the interest and principal obligations under the exchange notes.

There is currently no market for the exchange notes. We cannot assure you that an active trading market will develop for the exchange notes.

The exchange notes offered hereby are new securities for which there presently is no established market. Although the initial purchasers have informed us that they currently intend to make a market in the exchange notes, the initial purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes, on any other securities exchange.

Even if a trading market for the exchange notes does develop, you may not be able to sell your notes at a particular time, if at all, or you may not be able to obtain the price you desire for your exchange notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry.

The liquidity of, and trading market for the exchange notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

Your failure to tender outstanding notes in the exchange offer may affect their marketability.

If outstanding notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted outstanding notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your outstanding notes in the future. We issued the outstanding notes in a private placement exempt from the registration requirements of the Securities Act.

Accordingly, you may not offer, sell or otherwise transfer your outstanding notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your outstanding notes for exchange notes in the exchange offer, or if you do not properly tender your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the outstanding notes under the Securities Act.

Risks Associated with the Shipping Industry and Our Operations

The cyclical nature of the international drybulk shipping industry may lead to decreases in charter rates and lower vessel values, which could adversely affect our results of operations and financial condition.

The shipping business, including the dry cargo market, is cyclical in varying degrees, experiencing severe fluctuations in charter rates, profitability and, consequently, vessel values. For example, during the period from January 1, 2005 to December 31, 2010, the Baltic Exchange’s Panamax time charter average daily rates experienced a low of $3,537 and a high of $94,977. Additionally, during the period from January 1, 2009 to June 7, 2011, the Baltic Exchange’s Capesize time charter average daily rates experienced a low of $4,567 and a high of $93,197 and the Baltic Exchange Dry Index experienced a low of 772 points and a high of 4,661 points. Navios Holdings anticipates that the future demand for its drybulk carriers and drybulk charter rates will be dependent upon demand for imported commodities, economic growth in the emerging markets, including the Asia Pacific region, India, Brazil and Russia, and in the rest of the world, seasonal and regional changes in demand and changes to the capacity of the world fleet. Recent adverse economic, political, social or other developments have decreased demand and prospects for growth in the shipping industry and thereby could reduce revenue significantly. A decline in demand for commodities transported in drybulk carriers or an increase in supply of drybulk vessels could cause a further decline in charter rates, which could materially adversely affect our results of operations and financial condition. If we sell a vessel at a time when the market value of our vessels has fallen, the sale may be at less than the vessel’s carrying amount, resulting in a loss.

The demand for vessels has generally been influenced by, among other factors:

•	global and regional economic conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, such as port congestion and canal closures;

•	weather and crop yields;

•	armed conflicts, acts of piracy and terrorist activities;

•	political developments; and

•	embargoes and strikes.

The supply of vessel capacity has generally been influenced by, among other factors:

•	the number of vessels that are in or out of service;

•	the scrapping rate of older vessels;

•	port and canal traffic and congestion;

•	the number of newbuilding deliveries; and

•	vessel casualties.

Our international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

Our international operations could expose us to trade and economic sanctions or other restrictions imposed by the United States or other governments or organizations, including the United Nations, the European Union and its member countries. Under economic and trading sanctions laws, governments may seek to impose modifications to business practices, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions.

In recent months, the scope of sanctions imposed against the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran has been expanded by a number of jurisdictions, including the United States, the European Union and Canada. In particular, the United States has enacted new legislation which imposed new sanctions that specifically restrict shipping refined petroleum into Iran (the tankers of our affiliate, Navios Maritime Acquisition Corporation have called on ports in Iran but do not engage in the activities specifically identified by these sanctions). There has also been an increased focus on economic and trade sanctions enforcement that has led recently to a significant number of penalties being imposed against shipping companies.

We are monitoring developments in the United States, the European Union and other jurisdictions that maintain sanctions programs, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent the tankers of our affiliate from calling on ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on our business and results of operations.

The economic slowdown in the Asia Pacific region has markedly reduced demand for shipping services and has decreased shipping rates, which could adversely affect our results of operations and financial condition.

Currently, China, India, Japan, other Pacific Asian economies and India are the main driving force behind the development in seaborne drybulk trades and the demand for drybulk carriers. Reduced demand from such economies has driven decreased rates and vessel values. A further negative change in economic conditions in any Asian Pacific country, but particularly in China or Japan, as well as India, may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects, by reducing demand and the resultant charter rates. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. Furthermore, the economic uncertainty in the United States, the European Union, and other countries may deepen the economic slowdown in China, among others.

Our financial condition and results of operations, as well as our future prospects, would likely be adversely affected by an economic downturn in any of these countries as such downturn would likely translate into reduced demand for shipping services and lower shipping rates industry-wide. As a result, our operating results would be further materially affected.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing required to acquire vessels or new businesses. Furthermore, such a disruption would adversely affect our results of operations, financial condition and cash flows.

The United States and other parts of the world are exhibiting volatile economic trends and were recently in a recession. Despite signs of recovery, the outlook for the world economy remains uncertain. For example, the credit markets worldwide and in the U.S. have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government, state governments and foreign governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission (the “SEC”), other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the U.S. and the rest of the world has resulted in reduced access to credit worldwide. Due to the fact that we would possibly cover all or a portion of the cost of any new vessel acquisition with debt financing, such uncertainty, combined with restrictions imposed by our current debt, could hamper our ability to finance vessels or new business acquisitions.

The March 2011 natural disaster in Japan and its currently uncertain resultant effects, including nuclear uncertainty may also have a significant impact on the regional and world economies. With the third largest economy in the world, an extended period of recovery for Japan and its economy could decrease oil imports to that country. Our financial condition and results of operations, as well as our future prospects, would likely be adversely affected by an economic downturn in any of these countries as such downturn would likely translate into reduced demand for shipping services and lower shipping rates industry-wide. As a result, our operating results would be further materially adversely affected. We could face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the uncertainty in market conditions and the regulatory climate in the U.S. and worldwide could adversely affect our business or impair our ability to borrow amounts under any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors could have a material adverse effect on our results of operations, financial condition or cash flows.

When our contracts expire, we may not be able to successfully replace them.

The process for concluding contracts and longer term time charters generally involves a lengthy and intensive screening and vetting process and the submission of competitive bids. In addition to the quality and suitability of the vessel, medium and longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator, including:

•	environmental, health and safety record;

•	compliance with regulatory industry standards;

•	reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

As a result of these factors, when our contracts including our long-term charters expire, we cannot assure you that we will be able to replace them promptly or at all or at rates sufficient to allow us to operate our business profitably, to meet our obligations, including payment of debt service to our lenders, or to pay dividends. Our ability to renew the charter contracts on our vessels on the expiration or termination of our current charters, or, on vessels that we may acquire in the future, the charter rates payable under any replacement charter contracts, will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time and the financial sector, changes in the supply and demand for vessel capacity and changes in the supply and demand for the transportation of commodities as described above.

However, if we are successful in employing our vessels under longer-term time charters, our vessels will not be available for trading in the spot market during an upturn in the market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable charter contracts, our results of operations and operating cash flow could be materially adversely affected.

We depend upon significant customers for part of our revenues. The loss of one or more of these customers could adversely affect our financial performance.

We have derived a significant part of our revenue from a number of charterers. During the fiscal year ended December 31, 2010 and the three-month period ended March 31, 2011, none of our customers accounted for more than 10% of the Company’s revenue. During the fiscal year ended December 31, 2009, we derived approximately 13.2% of our gross revenues from one charterer.

If one or more of our customers is unable to perform under one or more charters with us and we are not able to find a replacement charter, or if a customer exercises certain rights to terminate the charter, we could suffer a loss of revenues that could materially adversely affect our business, financial condition and results of operations.

We could lose a customer or the benefits of a time charter if, among other things:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•	the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, default under the charter; or

•	the customer terminates the charter because the vessel has been subject to seizure for more than a specified number of days.

We may employ vessels on the spot market and thus expose ourselves to risk of losses based on short-term decreases in shipping rates.

We periodically employ some of our vessels on a spot basis. The spot charter market is highly competitive and freight rates within this market are highly volatile, while longer-term charter contracts provide income at pre-determined rates over more extended periods of time. We cannot assure you that we will be successful in keeping our vessels fully employed in these short-term markets, or that future spot rates will be sufficient to enable such vessels to be operated profitably. A significant decrease in spot market rates or our inability to fully employ our vessels by taking advantage of the spot market would result in a reduction of the incremental revenue received from spot chartering and adversely affect results of operations, including our profitability and cash flows, with the result that our ability to pay debt service and dividends could be impaired.

We are subject to certain credit risks with respect to our counterparties on contracts, and the failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts and thereby decrease revenues.

We charter-out our vessels to other parties, who pay us a daily rate of hire. We also enter into contracts of affreightment, or COAs pursuant to which we agree to carry cargoes, typically for industrial customers, who export or import drybulk cargoes. Additionally, we enter into Forward Freight Agreements, or (“FFAs”), parts of which are traded over-the-counter. We also enter into spot market voyage contracts, where we are paid a rate per ton to carry a specified cargo on a specified route. The FFAs and these contracts and arrangements subject us to counterparty credit risks at various levels. If the counterparties fail to meet their obligations, we could suffer losses on such contracts which could materially adversely affect our financial condition and results of operations. In addition, after a charterer defaults on a time charter, we would have to enter into charters at lower rates. It is also possible that we would be unable to secure a charter at all. If we re-charter the vessel at lower rates or not at all, our financial condition and results of operations could be materially adversely affected.

We have insured our charter-out contracts through a “AA+” rated governmental agency of a European Union member state, which provides that if the charterer goes into payment default, the insurer will reimburse us for the charter payments under the terms of the policy (subject to applicable deductibles and other customary limitations for such insurance).

In January 2011, Korea Line Corporation (“KLC”) filed for receivership, which is a reorganization under South Korean bankruptcy law. Navios Holdings has reviewed the matter in concert with the credit default insurers, as five vessels of its core fleet are chartered out to KLC. The contracts for these vessels have been temporarily suspended and the vessels have been rechartered to third paties for variable charter periods. Upon completion of the suspension period, the contracts with the original charterers will resume at amended terms. The obligations of the insurer are reduced by an amount equal to the mitigation charter hire revenues earned under the contracts with third parties and/or the original charterers or the applicable deductibles for any idle periods. The Company has filed claims for all unpaid amounts by KLC in respect of the employment of the five vessels in the KLC corporate rehabilitation proceedings. The disposition of these claims will be determined by the Korean Court at a future date.

Trading and complementary hedging activities in freight, tonnage and FFAs subject us to trading risks, and we may suffer trading losses which could adversely affect our financial condition and results of operations.

Due to drybulk shipping market volatility, success in this shipping industry requires constant adjustment of the balance between chartering-out vessels for long periods of time and trading them on a spot basis. A long-term contract to charter a vessel might lock us into a profitable or unprofitable situation depending on the direction of freight rates over the term of the contract. We seek to manage and mitigate that risk through trading and complementary hedging activities in freight, tonnage and FFAs. We are exposed to market risk in relation to our FFAs and could suffer substantial losses from these activities in the event that our expectations are incorrect. We trade FFAs with an objective of both economically hedging the risk on the fleet, specific vessels or freight commitments and taking advantage of short-term fluctuations in market prices. There can be no assurance that we will be able at all times to successfully protect ourselves from volatility in the shipping market. We may not successfully mitigate our risks, leaving us exposed to unprofitable contracts, and may suffer trading losses resulting from these hedging activities.

In our hedging and trading activities, we focus on short-term trading opportunities in which there are adequate liquidity in order to limit the risk we are taking. There can be no assurance we will be successful in limiting our risk, that significant price spikes will not result in significant losses, even on short-term trades, that liquidity will be available for our positions, or that all trades will be done within our risk management policies. Any such risk could be significant. In addition, the performance of our trading activities can significantly increase the variability of our operating performance in any given period and could materially adversely affect our financial condition. The FFA market has experienced significant volatility in the past few years and, accordingly, recognition of the changes in the fair value of FFAs has caused, and could in the future cause significant volatility in earnings.

We are subject to certain operating risks, including vessel breakdowns or accidents, that could result in a loss of revenue from the affected vessels and which in turn could have an adverse effect on our results of operations or financial condition.

Our exposure to operating risks of vessel breakdown and accidents mainly arises in the context of our owned vessels. The rest of our core fleet is chartered-in under time charters and, as a result, most operating risks relating to these time chartered vessels remain with their owners. If we pay hire on a chartered-in vessel at a lower rate than the rate of hire it receives from a sub-charterer to whom we have chartered out the vessel, a breakdown or loss of the vessel due to an operating risk suffered by the owner will, in all likelihood, result in our loss of the positive spread between the two rates of hire. Although we maintain insurance policies (subject to deductibles and exclusions) to cover us against the loss of such spread through the sinking or other loss of a chartered-in vessel, we cannot assure you that we will be covered under all circumstances or that such policies will be available in the future on commercially reasonable terms. Breakdowns or accidents involving our vessels and losses relating to chartered vessels which are not covered by insurance would result in a loss of revenue from the affected vessels adversely affecting our financial condition and results of operations.

We are subject to various laws, regulations and conventions, including environmental and safety laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities including any resulting from a spill or other environmental incident.

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. In order to satisfy any such requirements, we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels, particularly older vessels, profitably during the remainder of their economic lives. This could lead to significant asset write downs. In addition, violations of environmental and safety regulations can result in substantial penalties and, in certain instances, seizure or detention of our vessels.

Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions legislation has been enacted, or is under consideration, that would impose more stringent requirements on air pollution and water discharges from our vessels. For example, the International Maritime Organization (“IMO”) periodically proposes and adopts amendments to revise the International Convention for the Prevention of Pollution from Ships (“MARPOL”), such as the recent revision to Annex VI. The revised Annex VI implements a phased reduction of the sulfur content of fuel beginning in 2010 and allows for stricter sulfur limits in designated emission control areas (“ECAs”). Thus far, ECAs have been formally adopted for the Baltic Sea, the North Sea and the coasts of North America, but more ECAs, including the proposed ECA for the U.S. Caribbean, could be added. In addition, the IMO, the U.S. and states within the U.S. have proposed or implemented requirements relating to the management of ballast water to prevent the harmful effects of foreign invasive species.

The operation of vessels is also affected by the requirements set forth in the International Safety Management (“ISM”) Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports.

We operate a fleet of product and chemical tankers that are subject to national and international laws governing pollution from such vessels. Several international conventions impose and limit pollution liability from vessels. An owner of a tanker vessel carrying a cargo of “persistent oil” as defined by the International Convention for Civil Liability for Oil Pollution Damage (the “CLC”) is subject under the convention to strict liability for any pollution damage caused in a contracting state by an escape or discharge from cargo or bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the shipowner’s intentional or reckless conduct. Liability may also be incurred under the CLC for a bunker spill from the vessel even when she is not carrying such cargo, but is in ballast.

When a tanker is carrying clean oil products that do not constitute “persistent oil” that would be covered under the CLC, liability for any pollution damage will generally fall outside the CLC and will depend on other international conventions or domestic laws in the jurisdiction where the spillage occurs. The same principle applies to any pollution from the vessel in a jurisdiction which is not a party to the CLC. The CLC applies in over 100 jurisdictions around the world, but it does not apply in the United States, where the corresponding liability laws such as the Oil Pollution Act of 1990 (The “OPA”) discussed below, are particularly stringent.

For vessel operations not covered by the CLC, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”). In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on shipowners for pollution damage and response costs incurred in contracting states caused by discharges, or threatened discharges, of bunker oil from all classes of ships not covered by the CLC. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime, including liability limits calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended ( the “1976 Convention”), discussed in more detail in the following paragraph. The Bunker Convention became effective in contracting states on November 21, 2008 and as of May 5, 2011 was in effect in 58 states. In non-contracting states, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs.

The CLC and Bunker Convention also provide vessel owners a right to limit their liability. The CLC includes its own liability limits and the Bunker Convention incorporates the 1976 Convention referenced above. The 1976 Convention is the most widely applicable international regime limiting maritime pollution liability. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowner’s intentional or reckless conduct. Certain jurisdictions have ratified the IMO’s Protocol of 1996 to the 1976 Convention, referred to herein as the “Protocol of 1996.” The Protocol of 1996 provides for substantially higher liability limits in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions, such as the United States, are not a party to either the 1976 Convention or the Protocol of 1996, and, therefore, a shipowner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. Such regulation may become even stricter if laws are changed as a result of the May 2010 Deepwater Horizon oil spill in the Gulf of Mexico. In the United States, the OPA establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from cargo and bunker oil spills from vessels, including tankers. The OPA covers all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In response to the 2010 Deepwater Horizon oil incident in the Gulf of Mexico, the U.S. House of Representatives passed and the U.S. Senate considered but did not pass a bill to strengthen certain requirements of the OPA; similar legislation may be introduced in the 112th Congress.

In addition to potential liability under the federal OPA, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred. For example, California regulations prohibit the discharge of oil, require an oil contingency plan be filed with the state, require that the ship owner contract with an oil response organization and require a valid certificate of financial responsibility, all prior to the vessel entering state waters.

In the last decade, the EU has become increasingly active in the field of regulation of maritime safety and protection of the environment. In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment to international law. Notably, the EU adopted in 2005 a directive, as amended in 2009, on ship-source pollution, imposing criminal sanctions for pollution not only where pollution is caused by intent or recklessness (which would be an offence under MARPOL), but also where it is caused by “serious negligence.” The concept of “serious negligence” may be interpreted in practice to be little more than ordinary negligence. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

We maintain insurance coverage for each owned vessel in our fleet against pollution liability risks in the amount of $1.0 billion in the aggregate for any one event. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the aggregate liability of $1.0 billion for any one event, our cash flow, profitability and financial position would be adversely impacted.

Climate change and government laws and regulations related to climate change could negatively impact our financial condition.

Regarding climate change in particular, we are and will be, directly and indirectly, subject to the effects of climate change and may, directly or indirectly, be affected by government laws and regulations related to climate change. A number of countries have adopted or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. In the U.S., the United States Environmental Protection Agency (U.S. EPA) has declared greenhouse gases to be dangerous pollutants and has issued greenhouse gas reporting requirements for emissions sources in certain industries (which do not include the shipping industry). The U.S. EPA is also considering petitions to regulate greenhouse gas emissions from marine vessels.

The IMO has announced its intention to develop limits on greenhouse gases from international shipping and is working on technical and operational measures to reduce emissions. In addition, while the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which requires adopting countries to implement national programs to reduce greenhouse gas emissions, such standards are currently under consideration by the IMO. The European Union announced in April 2007 that it planned to expand the European Union emissions trading scheme by adding vessels, and a proposal from the European Commission is expected if no global regime for reduction of seaborne emissions has been agreed by the end of 2011. We cannot predict with any degree of certainty what effect, if any, possible climate change and government laws and regulations related to climate change will have on our operations, whether directly or indirectly. While we believe that it is difficult to assess the timing and effect of climate change and pending legislation and regulation related to climate change on our business, we believe that climate change, including the possible increase in severe weather events resulting from climate change, and government laws and regulations related to climate change may affect, directly or indirectly, (i) the cost of the vessels we may acquire in the future, (ii) our ability to continue to operate as we have in the past, (iii) the cost of operating our vessels, and (iv) insurance premiums, deductibles and the availability of coverage. As a result, our financial condition could be negatively impacted by significant climate change and related governmental regulation, and that impact could be material.

We are subject to vessel security regulations and will incur costs to comply with recently adopted regulations and may be subject to costs to comply with similar regulations which may be adopted in the future in response to terrorism.

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

Furthermore, additional security measures could be required in the future which could have a significant financial impact on us. The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels had on board, by July 1, 2004, a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We have implemented and will continue implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures for the vessels to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in charter revenues. The cost of vessel security measures has also been affected by dramatic escalation in recent years in the frequency and seriousness of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area which could have a significant financial impact on us.

The cost of vessel security measures has also been affected by dramatic escalation in recent years in the frequency and seriousness of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Attacks of this kind have commonly resulted in vessels and their crews being detained for several months, and being released only on payment of large ransoms. Substantial loss of revenue and other costs may be incurred as a result of such detention. So far as practicable we insure against these losses but the risk remains of uninsured losses which could significantly affect our business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP3 industry standard. A number of flag states have signed the 2009 New York Declaration, which expresses commitment to Best Management Practices in relation to piracy and calls for compliance with them as an essential part of compliance with the ISPS Code.

Acts of piracy on ocean-going vessels have increased recently in frequency and magnitude, which could adversely affect our business.

The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea and the Gulf of Aden. In 2009 and continuing through 2011, acts of piracy saw a steep rise, particularly off the coast of Somalia in the Gulf of Aden. There are several examples of the increase in piracy such as in November 2008 when the M/V Sirius Star, a crude oil tanker which was not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth approximately $100 million. More recently, in April 2010, the M/V Samho Dream, another crude oil tanker not affiliated with us, was captured off the Somali coast while carrying approximately $170 million in crude oil. In December 2009, the Navios Apollon, one of Navios Maritime Partners L.P. (“Navios Partners”) vessels, was seized by pirates 800 miles off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India and was released on February 27, 2010. If these piracy attacks result in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows. Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business and operations.

Our operations expose us to global political risks, such as wars and political instability that may interfere with the operation of our vessels causing a decrease in revenues from such vessels.

We are an international company and conduct our operations primarily outside the United States. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered will affect us. In the past, political conflicts, particularly in the Persian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. For example, in October 2002, the vessel Limburg, which was not affiliated with us, was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked in the Middle East region and interruption of operations causing a decrease in revenues. In addition, continuing conflicts and recent developments in North Africa and the Middle East and future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations by causing delays in shipping on certain routes or making shipping impossible on such routes, thereby causing a decrease in revenues.

In addition, a government could requisition title or seize our vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition our vessels for hire, which would result in the government’s taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of our vessels would have a substantial negative effect on us as we would potentially lose all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated us for the requisition.

A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with SOLAS. Our owned fleet is currently enrolled with Nippon Kaiji Kiokai, Bureau Veritas, Lloyd’s Register and American Bureau of Shipping.

A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period.

Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.

If any vessel fails any annual survey, intermediate survey or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until she is able to trade again.

Rising crew costs may adversely affect our profits.

Crew costs are a significant expense for us. Recently, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our period, time and spot charters. Increases in crew costs may adversely affect our profitability.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance.

The operation of ocean-going vessels in international trade is inherently risky. Although we carry insurance for our fleet covering risks commonly insured against by vessel owners and operators, such as hull and machinery insurance, war risks insurance and protection and indemnity insurance (which include environmental damage and pollution insurance), all risks may not be adequately insured against, and any particular claim may not be paid. We do not currently maintain off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available to us in the future may be significantly more expensive than our existing coverage.

Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which can result in significant increased overall costs to us.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls, or premiums, in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We may be subject to calls, or premiums, in amounts based not only on our claim records but also on the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the senior notes.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted. We are not currently aware of the existence of any such maritime lien on our vessels.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another ship in the fleet.

The risks and costs associated with vessels increase as the vessels age.

The costs to operate and maintain a vessel in operation increase with the age of the vessel. The average age of the vessels in our fleet is 4.9 years, and most drybulk vessels have an expected life of approximately 25 years. In some instances, charterers prefer newer vessels that are more fuel efficient than older vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers as well. Governmental regulations, safety or other equipment standards related to the age of the vessels may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we may have to sell them at a loss, and if charterers no longer charter-out vessels due to their age, our earnings could be materially adversely affected.

If we fail to manage our planned growth properly, we may not be able to expand our fleet successfully, which may adversely affect our overall financial position.

We have grown our fleet and business significantly since August 2005. We intend to continue to expand our fleet in the future. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing, which could include debt, equity or combinations thereof.

Additionally, the marine transportation and logistics industries are capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. If we finance the purchase of our vessels through the issuance of debt securities, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination or asset acquisition were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant was breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

In addition, our business plan and strategy is predicated on buying vessels in a distressed market at what we believe is near the low end of the cycle in what has typically been a cyclical industry. However, there is no assurance that shipping rates and vessels asset values will not sink lower, or that there will be an upswing in shipping costs or vessel asset values in the near-term or at all, in which case our business plan and strategy may not succeed in the near-term or at all. Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in growing and may incur significant expenses and losses.

Although we have long-standing relationships with certain Japanese ship owners that provide us access to very competitive contracts, we cannot assure you that we will always be able to maintain such relationships or that such contracts will continue to be available in the future.

We have long-standing relationships with certain Japanese ship owners that give us access to time charters that are currently at favorable rates and that, in some cases, include options to purchase the vessels at favorable prices relative to the current market. We cannot assure you that we will have such relationships indefinitely. In addition, there is no assurance that Japanese ship owners will generally make contracts available on the same or substantially similar terms in the future.

Unrealized losses of “available for sale” securities may negatively affect our results of operations in the future.

As part of the consideration received from the sale of the Navios Hope to Navios Partners in July 2008, the Company received 3,131,415 common units of Navios Partners (14.4% of the then-outstanding units of Navios Partners).

On March 18, 2010, Navios Holdings sold the Navios Aurora II, a 2009 South Korean-built Capesize vessel with a capacity of 169,031 deadweight tons, or dwt, to Navios Partners for $110.0 million. Out of the $110.0 million purchase price, $90.0 million was paid in cash and the remaining amount was paid through the receipt of 1,174,219 common units of Navios Partners.

On November 15, 2010, Navios Holdings sold to Navios Partners the vessels Navios Melodia and Navios Fulvia, two 2010-built Capesize vessels, for a total consideration of $177.0 million of which $162.0 million was paid in cash and the remaining in 788,370 common units of Navios Partners.

On May 19, 2011, Navios Holdings sold the Navios Luz, a 2010 built Capesize vessel of 179,144 dwt, and the Navios Orbiter, a 2004 built Panamax vessel of 76,602 dwt, to Navios Partners for a total consideration of $130.0 million, of which $120.0 million is payable in cash and $10.0 million is payable in newly issued common units of Navios Partners. A portion of the cash proceeds amounting to $57.7 million was used to fully repay the outstanding loans associated with the vessels.

All of the common units that the Company received from the sale of the vessels described above to Navios Partners are accounted for under guidance for available-for-sale securities (the “AFS Securities”). Accordingly, unrealized gains and losses on these securities are reflected directly in equity unless an unrealized loss is considered “other-than-temporary” in which case it is transferred to the statements of income. The Company has no other types of AFS Securities.

As of March 31, 2011, December 31, 2010 and December 31, 2009, the carrying amounts of the AFS Securities were $103.6 million, $99.1 million and $46.3 million, respectively, and the unrealized holding gains/(losses) related to these AFS Securities included in “Accumulated Other Comprehensive Income/(Loss)” were $37.1 million, $32.6 million, $15.2 million and $(22.6) million as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively. On June 30, 2009, the Company recognized in earnings realized losses amounting to $13.8 million following the common units’ market value being less than their acquisition price for a consecutive period of 12 months. Therefore, this decline was considered as other-than-temporary impairment (“OTTI”). Management evaluates securities for OTTI on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of Navios Partners, and (3) the intent and ability of the Company to retain its investment in Navios Partners for a period of time sufficient to allow for any anticipated recovery in fair value.

As of March 31, 2011, market valuation of these securities had increased. If the fair value of these AFS Securities declines below their June 30, 2009 value and our OTTI analysis indicates such write down to be necessary, the potential future impairment charges may have a material adverse impact on our results of operations in the period recognized.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Our vessels may be subject to unbudgeted periods of off-hire, which could materially adversely affect our business, financial condition and results of operations.

Under the terms of the charter agreements under which our vessels operate, or are expected to operate in the case of the newbuilding, when a vessel is “off-hire,” or not available for service or otherwise deficient in its condition or performance, the charterer generally is not required to pay the hire rate, and we will be responsible for all costs (including the cost of bunker fuel) unless the charterer is responsible for the circumstances giving rise to the lack of availability. A vessel generally will be deemed to be off-hire if there is an occurrence preventing the full working of the vessel due to, among other things:

•	operational deficiencies;

•	the removal of a vessel from the water for repairs, maintenance or inspection, which is referred to as drydocking;

•	equipment breakdowns;

•	delays due to accidents or deviations from course;

•	occurrence of hostilities in the vessel’s flag state or in the event of piracy;

•	crewing strikes, labor boycotts, certain vessel detentions or similar problems; or

•	our failure to maintain the vessel in compliance with its specifications, contractual standards and applicable country of registry and international regulations or to provide the required crew.

Our Chairman and Chief Executive Officer holds approximately 23% of our common stock and will be able to exert considerable influence over our actions; her failure to own a significant amount of our common stock or to be our Chief Executive Officer would constitute a default under our secured credit facilities.

Ms. Angeliki Frangou owns approximately 23% of the outstanding shares of our common stock, and has filed a Schedule 13D indicating that she intends, subject to market conditions, to purchase in total $20.0 million of our common stock (as of March 31, 2011, she had purchased approximately $10.0 million in value of our common stock). As the Chairman, Chief Executive Officer and a significant stockholder, she has the power to exert considerable influence over our actions and the outcome of matters on which our stockholders are entitled to vote including the election of directors and other significant corporate actions. The interests of Ms. Frangou may be different from our stockholders’ interests and your interests. Furthermore, if Ms. Frangou ceases to hold a minimum of 20% of our common stock, does not remain actively involved in the business, or ceases to be our Chief Executive Officer, then we will be in default under our secured credit facilities.

The loss of key members of our senior management team could disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, including Ms. Angeliki Frangou, our Chairman, Chief Executive Officer and principal stockholder. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

Certain of our directors, officers, and principal stockholders are affiliated with entities engaged in business activities similar to those conducted by us which may compete directly with us, causing such persons to have conflicts of interest.

Some of our directors, officers and principal stockholders have affiliations with entities that have similar business activities to those conducted by us. Certain of our directors are also directors of other shipping companies and they may enter similar businesses in the future. These other affiliations and business activities may give rise to certain conflicts of interest in the course of such individuals’ affiliation with us. Although we do not prevent our directors, officers and principal stockholders from having such affiliations, we use our best efforts to cause such individuals to comply with all applicable laws and regulations in addressing such conflicts of interest. Our officers and employee directors devote their full time and attention to our ongoing operations, and our non-employee directors devote such time as is necessary and required to satisfy their duties as directors of a public company.

Because we generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.

We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are predominantly U.S. dollar-denominated at the present. Additionally, our South American subsidiaries transact a nominal amount of their operations in Uruguayan pesos, Paraguayan Guaranies, Argentinean pesos and Brazilian Reales, whereas our wholly owned vessel subsidiaries and the vessel management subsidiary transact a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar-denominated. In 2010, approximately 27.1% of our expenses were incurred in currencies other than U.S. dollars. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, thereby decreasing our income. For example, during the year ended December 31, 2010, the value of the U.S. dollar increased by approximately 8.2% as compared to the Euro. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than U.S. dollar. As part of our overall risk management policy, we attempt to hedge these risks in exchange rate fluctuations from time to time. We may not always be successful in such hedging activities and, as a result, our operating results could suffer as a result of non-hedged losses incurred as a result of exchange rate fluctuations.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our amended and restated articles of incorporation and by-laws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA are intended to resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. The BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions. Accordingly, you may have more difficulty protecting your interests in the face of actions by management, directors or controlling stockholders than you would in the case of a corporation incorporated in the State of Delaware or other U.S. jurisdictions.

We, and certain of our officers and directors, may be difficult to serve with process as we are incorporated in the Republic of the Marshall Islands and such persons may reside outside of the United States.

We are a corporation organized under the laws of the Republic of the Marshall Islands. Several of our directors and officers are residents of Greece or other non-U.S. jurisdictions. Substantial portions of the assets of these persons are located in Greece or other non-U.S. jurisdictions. Thus, it may not be possible for investors to affect service of process upon us, or our non-U.S. directors or officers, or to enforce any judgment obtained against these persons in U.S. courts. Also, it may not be possible to enforce U.S. securities laws or judgments obtained in U.S. courts against these persons in a non-U.S. jurisdiction.

Being a foreign private issuer exempts us from certain SEC requirements.

We are a foreign private issuer within the meaning of rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, investors are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

We may require additional financing to acquire vessels or business or to exercise vessel purchase options, and such financing may not be available.

In the future, we may be required to make substantial cash outlays to exercise options or to acquire vessels or business and will need additional financing to cover all or a portion of the purchase prices. We intend to cover the cost of such items with new debt collateralized by the vessels to be acquired, if applicable, but there can be no assurance that we will generate sufficient cash or that debt financing will be available. Moreover, the covenants in our senior secured credit facility, our indentures or other debt, may make it more difficult to obtain such financing by imposing restrictions on what we can offer as collateral.

Risks Relating to Navios South American Logistics Inc. (“Navios Logistics”)

Navios Logistics business can be affected by adverse weather conditions, effects of climate change and other factors beyond its control, that can affect production of the goods Navios Logistics transports and store as well as the navigability of the river system on which Navios Logistics operates.

A significant portion of our subsidiary Navios Logistics, is derived from the transportation, handling and storage of soybeans and other agricultural products produced in the Hidrovia region. Any drought or other adverse weather conditions, such as floods, could result in a decline in production of these products, which would likely result in a reduction in demand for Navios Logistics’ services. This would, in turn, negatively impact its results of operations and financial condition. Furthermore, Navios Logistics’ fleet operates in the Parana and Paraguay Rivers, and any changes adversely affecting navigability of either of these rivers, such as changes in the depth of the water or the width of the navigable channel, could, in the short-term, reduce or limit its ability to effectively transport cargo on the rivers. For example, Navios Logistics was adversely affected by the decline in soybean production associated with the drought experienced mainly in the first quarter of 2009, throughout the main soybean growing areas of the Hidrovia. Low water levels, which began during the fourth quarter of 2008 and extended into 2009, also affected the volume carried. The possible effects of climate change, such as floods, droughts or increased storm activity, could similarly affect the demand for its services or its operations.

A prolonged drought, the possible effects of climate change, or other turn of events that is perceived by the market to have an impact on the region, the navigability of the Parana or Paraguay Rivers or Navios Logistics business in general may, in the short-term, result in a reduction in the market value of its ports, barges and pushboats that operate in the region. These barges and pushboats are designed to operate in wide and relatively calm rivers, of which there are only a few in the world. If it becomes difficult or impossible to operate profitably Navios Logistics’ barges and pushboats in the Hidrovia and Navios Logistics is forced to sell them to a third party located outside of the region, there is a limited market in which we would be able to sell these vessels, and accordingly it may be forced to sell them at a substantial loss.

Navios Logistics industry has inherent operational risks that may not be adequately covered by its insurance.

The operation of vessels in international and regional trade is inherently risky. Although Navios Logistics carries insurance for its fleet covering risks commonly insured against by vessel owners and operators, such as hull and machinery insurance, war risks insurance and protection and indemnity insurance, all risks may not be adequately insured against, any particular claim may not be paid and any indemnification paid due to the occurrence of a casualty covered by its policies may not be sufficient to entirely compensate Navios Logistics for the damages suffered. Navios Logistics does not currently maintain loss of hire or defense insurance. Navios Logistics also does not maintain off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Furthermore, Navios Logistics does not maintain strike insurance, which would protect it from loss of revenue due to labor disruptions. Accordingly, any extended vessel off-hire, due to an accident, labor disruption or other reason, could have a material adverse effect on its business. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material.

Navios Logistics may be unable to procure adequate insurance coverage for its fleet or port terminals at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed its insurance coverage, which could harm its business, financial condition and operating results. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for Navios Logistics to obtain. In addition, the insurance that may be available to it in the future may be significantly more expensive than its existing coverage.

Even if Navios Logistics’ insurance coverage is adequate to cover its losses, it may not be able to timely obtain a replacement vessel or other asset in the event of a loss. Furthermore, in the future, Navios Logistics may not be able to obtain adequate insurance coverage at reasonable rates for its fleet and port terminals. Navios Logistics’ insurance policies also contain deductibles, limitations and exclusions, which can result in significant increased overall costs to Navios Logistics.

Navios Logistics is an international company that is exposed to the risks of doing business in many different, and often less developed and emerging market countries.

Navios Logistics is an international company and conduct all of its operations outside of the United States, and expects to continue doing so for the foreseeable future. These operations are performed in countries that are historically less developed and stable than the United States, such as Argentina, Brazil, Bolivia, Paraguay and Uruguay. Some of the other risks Navios Logistics is generally exposed to through its operations in emerging markets include among others:

•	political and economic instability, changing economic policies and conditions, and war and civil disturbances;

•	recessions in economies of countries in which Navios Logistics has business operations;

•	frequent government interventions into the country’s economy, including changes to monetary,fiscal and credit policy;

•	the imposition of additional withholding, income or other taxes, or tariffs or other restrictions on foreign trade or investment, including currency exchange controls and currency repatriation limitations;

•	the modification of Navios Logistics status or the rules and regulations relating to the international tax-free trade zone in which it operates its dry port;

•	the imposition of executive and judicial decisions upon Navios Logistics vessels by the different governmental authorities associated with some of these countries;

•	the imposition of or unexpected adverse changes in foreign laws or regulatory requirements;

•	longer payment cycles in foreign countries and difficulties in collecting accounts receivable;

•	difficulties and costs of staffing and managing Navios Logistics foreign operations; and

•	acts of terrorism.

These risks may result in unforeseen harm to Navios Logistics business and financial condition. Also, some of Navios Logistics customers are headquartered in South America, and a general decline in the economies of South America, or the instability of certain South American countries and economies, could adversely affect it.

Navios Logistics business in emerging markets requires to respond to rapid changes in market conditions in these countries. Navios Logistics overall success in international markets depends, in part, upon its ability to succeed in different legal, regulatory, economic, social and political conditions. Navios Logistics may not continue to succeed in developing and implementing policies and strategies that will be effective in each location where it does business. Furthermore, the occurrence of any of the foregoing factors may have a material adverse effect on its business and results of operations.

With respect to Argentina, the Argentine economy has experienced significant volatility in recent decades. Although general economic conditions in Argentina have recovered significantly during recent years, there is uncertainty as to whether this growth is sustainable. The global economic crisis of 2008 has led to a sudden economic decline, accompanied by political and social unrest, inflationary and Peso depreciation pressures and lack of consumer and investor confidence. Future government policies to preempt, or in response to, social unrest may include expropriation, nationalization, forced renegotiation or modification of existing contracts, suspension of the enforcement of creditors’ rights, new taxation policies, and changes in laws and policies affecting foreign trade. Such policies could destabilize the country and adversely and materially affect the Argentine economy, and thereby Navios Logistics business, results of operations and financial condition.

Argentina has very limited access to foreign financing resulting from a default, several restructurings, and a series of payment suspensions over the past decade. Due to the lack of access to the international capital markets, the Argentine government continues to use the Argentine Central Bank’s foreign-currency reserves for the payment of Argentina’s current debt, the reduction of which may weaken Argentina’s ability to overcome economic deterioration in the future. Without access to international private financing, Argentina may not be able to finance its obligations, and financing from multilateral financial institutions may be limited or not available. This could also inhibit the ability of the Argentine Central Bank to adopt measures to curb inflation and could adversely affect Argentina’s economic growth and public finances.

With respect to Brazil, the Brazilian economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high and variable levels of inflation and currency devaluation. Historically, Brazil’s political situation has influenced the performance of the Brazilian economy, and political crises have affected the confidence of investors and the general public. Future developments in policies of the Brazilian government and/or the uncertainty of whether and when such policies and regulations may be implemented, all of which are beyond Navios Logistics’ control, could have a material adverse effect on it. Additionally, the Brazilian government frequently implements changes to the Brazilian tax regime, including changes in prevailing tax rates and the imposition of temporary taxes, which may affect Navios Logistics.

The governments of Argentina, Bolivia, Brazil, Paraguay and Uruguay have entered into a treaty that commits each of them to participate in a regional initiative to integrate the region’s economies. There is no guarantee that such an initiative will be successful or that each of the governments involved in the initiative will follow through on its intentions to participate and if such regional initiative is unsuccessful, it could have a material adverse impact on Navios Logistics results of operations.

The governments of Argentina, Bolivia, Brazil, Paraguay and Uruguay have entered into a treaty that commits each of them to participate in a regional initiative to integrate the region’s economies, a central component of which is water transportation in the Hidrovia. Although Navios Logistics believes that this regional initiative of expanding navigation on the Hidrovia river system will result in significant economic benefits, there is no guarantee that such an initiative will ultimately be successful, that each country will follow through on its intention to participate, or that the benefits of this initiative will match its expectations of continuing growth in the Hidrovia or reducing transportation costs. If the regional initiative is unsuccessful, Navios Logistics results of operations could be materially and adversely affected.

Changes in rules and regulations with respect to cabotage or their interpretation in the markets in which Navios Logistics operates could have a material adverse effect on our results of operations.

In the markets in which Navios Logistics currently operates, in cabotage or regional trades, it is subject to restrictive rules and regulations on a region by region basis. Navios Logistics operations currently benefit from these rules and regulations or their interpretation. For instance, preferential treatment is extended in Argentine cabotage for Argentine flagged vessels or foreign flagged vessels operated by local established operators with sufficient Argentine tonnage under one to three years’ licenses, including Navios Logistics Argentine cabotage vessels. Changes in cabotage rules and regulations or in their interpretation may have an adverse effect on our current or future cabotage operations, either by becoming more restrictive (which could result in limitations to the utilization of some of our vessels in those trades) or less restrictive (which could result in increased competition in these markets).

Risks Relating to Navios Maritime Acquisition Corporation

Navios Acquisition has a limited operating history and you will have a limited basis on which to evaluate its ability to achieve its business objectives. Navios Acquisition may not operate profitably in the future.

Navios Acquisition is a company with limited consolidated operating results to date. Accordingly, you will have a limited basis upon which to evaluate its ability to achieve its business objectives. Navios Acquisition has completed its initial public offering on July 1, 2008. Pursuant to the Acquisition Agreement dated April 8, 2010 and approved by its stockholders on May 25, 2010, Navios Acquisition completed the acquisition of 13 vessels

(11 product tankers and two chemical tankers) referred to as the Product and Chemical Tanker Acquisition. Three of the 13 vessels were delivered in the second, third and fourth quarter of 2010 and a fourth was delivered in the first quarter of 2011, with the remaining vessels under the Acquisition Agreement scheduled to be delivered in the future. The vessels acquired with the Product and Chemical Tanker Acquisition have no operating history, and the four vessels delivered in the second, third and fourth quarters of 2010 and the first quarter of 2011 have been chartered since their respective delivery. On September 10, 2010, Navios Acquisition completed the acquisition of seven very large crude carriers, referred to as the VLCC Acquisition, with six vessels already operating and the last vessel delivered on June 8, 2011. On October 26, 2010, Navios Acquisition entered into agreement to acquire two vessels scheduled for delivery in the fourth quarter of 2011. On June 17, 2011, Navios Acquisition entered into an agreement to acquire two MR2 product tankers built in 2009. Navios Acquisition took delivery of both MR2 product tankers in July 2011. In addition, on July 1, 2011, Navios Acquisition exercised its options to acquire the two 75,000 dwt LR1 newbuilding vessels, currently under construction, with scheduled deliveries in the fourth quarter of 2012 and in the first quarter of 2013, respectively. Navios Acquisitions’ historical financial statements do not fully reflect the consolidated operating results of the acquisitions it has completed or the vessels it has not yet acquired.

Delays in deliveries of Navios Acquisition newbuild vessels, or its decision to cancel, or its inability to otherwise complete the acquisitions of any newbuildings Navios Acquisition may decide to acquire in the future, could harm its operating results and lead to the termination of any related charters.

Navios Acquisition’s newbuilding vessels, as well as any newbuildings it may contract to acquire or order in the future, could be delayed, not completed or cancelled, which would delay or eliminate its expected receipt of revenues under any charters for such vessels. The shipbuilder or third party seller could fail to deliver the newbuilding vessel or any other vessels it acquires or orders, or it could cancel a purchase or a newbuilding contract because the shipbuilder has not met its obligations, including its obligation to maintain agreed refund guarantees in place for Navios Acquisition’s benefit. For prolonged delays, the customer may terminate the time charter.

Navios Acquisitions’ receipt of newbuildings could be delayed, cancelled, or otherwise not completed because of:

•	quality or engineering problems or failure to deliver the vessel in accordance with the vessel specifications;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	natural disasters and their effects;

•	bankruptcy or other financial or liquidity problems of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances in the country or region where the vessel is being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	shortages of or delays in the receipt of necessary construction materials, such as steel; and

•	its inability to finance the purchase of the vessel.

If delivery of any newbuild vessel acquired, or any vessel Navios Acquisition’s contract to acquire in the future is materially delayed, it could materially adversely affect its results of operations and financial condition.

Navios Acquisition relies on its technical managers to provide essential services to its vessels and run the day-to-day operations of its vessels.

Pursuant to technical management agreements, which involve overseeing the construction of a vessel, as well as subsequent shipping operations throughout the life of a vessel, Navios Acquisition’s current technical manager provides services essential to the business of its vessels, including vessel maintenance, crewing, purchasing, shipyard supervision, insurance and assistance with vessel regulatory compliance. The current technical manager of the VLCC vessels, an affiliate of the seller of such vessels, is a technical ship management company that has provided technical management to the acquired VLCC vessels prior to the consummation of the acquisition. This technical manager will continue to provide such services for an interim period subsequent to the closing of the VLCC Acquisition, after which the technical management of Navios Acquisition’s fleet is expected to be provided directly by a subsidiary of Navios Holdings. However, in the event Navios Holdings does not obtain the required vetting approvals, it will not be able to take over technical management. Navios Acquisition’s operational success and ability to execute its strategy will depend significantly upon the satisfactory performance of these services by the current technical manager, and, subsequently, by the Navios Holdings’ subsidiary. The failure of either of these technical managers to perform these services satisfactorily and/or the failure of the Navios Holdings’ subsidiary to garner the approvals necessary to become Navios Acquisition’s technical manager for the VLCC vessels could have a material adverse effect on Navios Acquisition’s business, financial condition and results of operations.

The cyclical nature of the tanker industry may lead to volatility in charter rates and vessel values, which could materially adversely affect Navios Acquisitions future earnings.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and shipping demand. However, during the second half of 2008 and throughout 2009, the world’s economies experienced a major economic slowdown with effects that are ongoing, the duration of which is very difficult to forecast and which has, and is expected to continue to have, a significant impact on world trade, including the oil trade. If the tanker market, which has historically been cyclical, is depressed in the future, our earnings and available cash flow may be materially adversely affected. Our ability to employ Navios Acquisition vessels profitably will depend upon, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for liquid cargoes, including petroleum and petroleum products.

Historically, the crude oil markets have been volatile as a result of the many conditions and events that can affect the price, demand, production and transport of oil, including competition from alternative energy sources. Decreased demand for oil transportation may have a material adverse effect on our revenues, cash flows and profitability. The factors affecting the supply and demand for tankers are outside of Navios Acquisition’s control, and the nature, timing and degree of changes in industry conditions are unpredictable. The current global financial crisis has intensified this unpredictability.

The factors that influence demand for tanker capacity include:

•	demand for and supply of liquid cargoes, including petroleum and petroleum products;

•	developments in international trade;

•	waiting days in ports;

•	changes in oil production and refining capacity and regional availability of petroleum refining capacity;

•	environmental and other regulatory developments;

•	global and regional economic conditions;

•	the distance chemicals, petroleum and petroleum products are to be moved by sea;

•	changes in seaborne and other transportation patterns, including changes in distances over which cargo is transported due to geographic changes in where oil is produced, refined and used;

•	competition from alternative sources of energy;

•	armed conflicts and terrorist activities;

•	political developments; and

•	embargoes and strikes.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	port or canal congestion;

•	the number of vessels that are used for storage or as floating storage offloading service vessels;

•	the conversion of tankers to other uses, including conversion of vessels from transporting oil and oil products to carrying drybulk cargo and the reverse conversion;

•	availability of financing for new tankers;

•	the phasing out of single-hull tankers due to legislation and environmental concerns;

•	the price of steel;

•	the number of vessels that are out of service;

•	national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and

•	environmental concerns and regulations.

Furthermore, the extension of refinery capacity in India and the Middle East up to 2011 is expected to exceed the immediate consumption in these areas, and an increase in exports of refined oil products is expected as a result. Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The recent global economic crisis may further reduce demand for transportation of oil over long distances and supply of tankers that carry oil, which may materially affect our future revenues, profitability and cash flows.

Navios Acquisition’s current order book for tanker vessels represents a significant percentage of the existing fleet. An over-supply of tanker capacity may result in a reduction of charter hire rates. If a reduction in charter rates occurs, Navios Acquisition may only be able to charter its vessels at unprofitable rates or it may not be able to charter these vessels at all, which could lead to a material adverse effect on its results of operations.

Charter rates in the crude oil, product and chemical tanker sectors of the seaborne transportation industry in which Navios Acquisition operates have significantly declined from historically high levels in 2008 and may remain depressed or decline further in the future, which may adversely affect our earnings.

Charter rates in the crude oil, product and chemical tanker sectors have significantly declined from historically high levels in 2008 and may remain depressed or decline further. For example, the Baltic Dirty Tanker Index declined from a high of 2,347 in July 2008 to 453 in mid-April 2009, which represents a decline of approximately 81%. As of June 7, 2011, it stood at 745. The Baltic Clean Tanker Index fell from 1,509 in the early summer of 2008 to 345 in April 2009, or approximately 77%. It has since rallied to 677 as of June 7, 2011. Of note is that Chinese imports of crude oil have steadily increased from 3 million barrels per day in 2008 to about 5.4 million barrels per day in April 2011. If the tanker sector of the seaborne transportation industry, which has been highly cyclical, is depressed in the future at a time when Navios Acquisition may want to sell a vessel, its earnings and available cash flow may be adversely affected. Navios Acquisition cannot assure you that it will be able to successfully charter its vessels in the future at rates sufficient to allow Navios Acquisition to operate its business profitably or to meet its obligations, including payment of debt service to our lenders. Navios Acquisition’s ability to renew the charters on vessels that Navios Acquisition may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sector in which its vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources and commodities.

Spot market rates for tanker vessels are highly volatile and are currently at relatively low levels historically and may further decrease in the future, which may adversely affect our earnings in the event that Navios Acquisition’s vessels are chartered in the spot market.

Navios Acquisition intends to deploy at least some of its vessels in the spot market. Although spot chartering is common in the product and chemical tanker sectors, product and chemical tanker charter hire rates are highly volatile and may fluctuate significantly based upon demand for seaborne transportation of crude oil and oil products and chemicals, as well as tanker supply. The world oil demand is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States and China. The successful operation of Navios Acquisition’s vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage that may last up to several weeks, during periods in which spot charter rates are rising, Navios Acquisition will generally experience delays in realizing the benefits from such increases.

The spot market is highly volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. Currently, charter hire rates are at relatively low rates historically and there is no assurance that the crude oil, product and chemical tanker charter market will recover over the next several months or will not continue to decline further.

Navios Acquisition’s six on-the-water VLCC vessels are contractually committed to time charters, with the remaining terms of these charters expiring during the period from and including 2014 through 2025. The newbuilding VLCC delivered on June 8, 2011, is operating on a charter that expires during 2026. Although time charters generally provide reliable revenue, they will also limit the portion of Navios Acquisition’s fleet available for spot market voyages. Navios Acquisition is not permitted to unilaterally terminate the charter agreements of the VLCC vessels due to upswings in the tanker industry cycle, when spot market voyages might be more profitable. Navios Acquisition may also decide to sell a vessel in the future. In such a case, should Navios Acquisition sell a vessel that is committed to a long-term charter, it may not be able to realize the full charter free fair market value of the vessel during a period when spot market charters are more profitable than the charter agreement under which the vessel operates. Navios Acquisition may re-charter the VLCC vessels on long-term charters or charter them in the spot market upon expiration or termination of the vessels’ current charters. If Navios Acquisition is not able to employ the VLCC vessels profitably under time charters or in the spot market, its results of operations and operating cash flow may suffer.

Any decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

The demand for VLCC oil tankers derives primarily from demand for Arabian Gulf and West African crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for Arabian Gulf and West African crude oil.

Among the factors that could lead to a decrease in demand for exported Arabian Gulf and West African crude oil are:

•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West African regions;

•	a decision by the Organization of the Petroleum Exporting Countries (“OPEC”) to increase its crude oil prices or to further decrease or limit their crude oil production;

•	armed conflict or acts of piracy in the Arabian Gulf or West Africa and political or other factors;

•	increased oil production in other regions, such as Russia and Latin America; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.

Any significant decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

Eight of the vessels Navios Acquisition has acquired are second-hand vessels, and may acquire more second-hand vessels in the future. The acquisition and operation of such vessels may result in increased operating costs and vessel off-hire, which could materially adversely affect our earnings.

Two of the LR1 product tanker vessels and six of the VLCC vessels that Navios Acquisition has acquired are second-hand vessels, and may acquire more second-hand vessels in the future. Navios Acquisition’s inspection of second-hand vessels prior to purchase does not provide it with the same knowledge about their condition and cost of any required or anticipated repairs that it would have had if these vessels had been built for and operated exclusively by it. Generally, Navios Acquisition will not receive the benefit of warranties on second-hand vessels.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Due to improvements in engine technology, older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment, to its vessels and may restrict the type of activities in which the vessels may engage or the geographic regions in which we may operate. Navios Acquisition cannot predict what alterations or modifications Navios Acquisition’s vessels may be required to undergo in the future. As Navios Acquisition’s vessels age, market conditions may not justify those expenditures or enable it to operate its vessels profitably during the remainder of their useful lives.

Although Navios Acquisition has considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs, it may encounter higher operating and maintenance costs due to the age and condition of these vessels, or any additional vessels it acquires in the future. The age of some of the VLCC vessels may result in higher operating costs and increased vessel off-hire periods relative to Navios Acquisition’s competitors that operate newer fleets, which could have a material adverse effect on its results of operations.

Navios Acquisition’s growth depends on continued growth in demand for crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals and the continued demand for seaborne transportation of such cargoes.

Navios Acquisition’s growth strategy focuses on expansion in the crude oil, product and chemical tanker sectors. Accordingly, its growth depends on continued growth in world and regional demand for crude oil, refined petroleum (clean and dirty) products and bulk liquid chemicals and the transportation of such cargoes by sea, which could be negatively affected by a number of factors, including:

•	the economic and financial developments globally, including actual and projected global economic growth;

•	fluctuations in the actual or projected price of crude oil, refined petroleum (clean and dirty) products or bulk liquid chemicals;

•	refining capacity and its geographical location;

•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures;

•	availability of new, alternative energy sources; and

•	negative or deteriorating global or regional economic or political conditions, particularly in oil-consuming regions, which could reduce energy consumption or its growth.

The refining and chemical industries may respond to the economic downturn and demand weakness by reducing operating rates and by reducing or cancelling certain investment expansion plans, including plans for additional refining capacity, in the case of the refining industry. Continued reduced demand for refined petroleum (clean and dirty) products and bulk liquid chemicals and the shipping of such cargoes or the increased availability of pipelines used to transport refined petroleum (clean and dirty) products, would have a material adverse effect on its future growth and could harm its business, results of operations and financial condition.

Navios Acquisition’s growth depends on its ability to obtain customers, for which it faces substantial competition. In the highly competitive VLCC shipping industry, Navios Acquisition may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect its results of operations.

Navios Acquisition employs the VLCC vessels in the highly competitive product and chemical tanker sectors of the shipping industry that is capital intensive and fragmented. Competition arises primarily from other vessel owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources and experience than it. Competition for the chartering of VLCCs can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Such competition has been enhanced as a result of the downturn in the shipping industry, which has resulted in an excess supply of vessels and reduced charter rates.

Medium- to long-term time charters and bareboat charters have the potential to provide income at pre-determined rates over more extended periods of time. However, the process for obtaining longer term time charters and bareboat charters is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids that often extends for several months. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator. Competition for the transportation of refined petroleum products (clean and dirty) and bulk liquid chemicals can be intense and depends on price, location, size, age, condition and acceptability of the vessel and its managers to the charterers.

In addition to having to meet the stringent requirements set out by charterers, it is likely that Navios Acquisition will also face substantial competition from a number of competitors who may have greater financial resources, stronger reputations or experience than it does when it tries to recharter its vessels. It is also likely that it will face increased numbers of competitors entering into the crude oil product and chemical tanker sectors, including in the ice class sector. Increased competition may cause greater price competition, especially for medium- to long-term charters. Due in part to the highly fragmented markets, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than Navios Acquisition’s.

As a result of these factors, Navios Acquisition may be unable to obtain customers for medium- to long-term time charters or bareboat charters on a profitable basis, if at all. Even if Navios Acquisition is successful in employing its vessels under longer term time charters or bareboat charters, Navios Acquisition’s vessels will not be available for trading in the spot market during an upturn in the product and chemical tanker market cycle, when spot trading may be more profitable. If Navios Acquisition cannot successfully employ its vessels in profitable time charters its results of operations and operating cash flow could be adversely affected.

Future increases in vessel operating expenses, including rising fuel prices, could materially adversely affect our business, financial condition and results of operations.

Under Navios Acquisition’s time charter agreements, the charterer is responsible for substantially all of the voyage expenses, including port and canal charges and fuel costs and is generally responsible for vessel operating expenses. Vessel operating expenses are the costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts and repair and maintenance costs. In particular, the cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect its profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside its control, including geopolitical developments, supply and demand for oil, actions by members of OPEC and other oil and gas producers, war, terrorism and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.

Navios Acquisition receives a daily rate for the use of its vessels, which is fixed through the term of the applicable charter agreement. Its charter agreements do not provide for any increase in the daily hire rate in the event that vessel-operating expenses increase during the term of the charter agreement. The charter agreements for the six on-the-water VLCC vessels expire during the period from and including 2014 through 2025 and the VLCC newbuilding delivered on June 8, 2011 is operating under a charter agreement that expires in 2026. Because of the long-term nature of these charter agreements, incremental increases in Navios Acquisition’s vessel operating expenses over the term of a charter agreement will effectively reduce Navios Acquisition’s operating income and, if such increases in operating expenses are significant, adversely affect its business, financial condition and results of operations.

The crude oil, product and chemical tanker sectors are subject to seasonal fluctuations in demand and, therefore, may cause volatility in our operating results.

The crude oil, product and chemical tanker sectors of the shipping industry have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The product and chemical tanker markets are typically stronger in the fall and winter months in anticipation of increased consumption of oil and natural gas in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues are typically weaker during the fiscal quarters ended June 30 and September 30, and, conversely, typically stronger in fiscal quarters ended December 31 and March 31. Navios Acquisition’s operating results, therefore, may be subject to seasonal fluctuations.

The current global economic downturn may negatively impact Navios Acquisition’s business.

In recent years, there has been a significant adverse shift in the global economy, with operating businesses facing tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. Lower demand for tanker cargoes as well as diminished trade credit available for the delivery of such cargoes may create downward pressure on charter rates. If the current global economic environment persists or worsens, we may be negatively affected in the following ways:

•	Navios Acquisition may not be able to employ its vessels at charter rates as favorable to Navios Acquisition as historical rates or operate such vessels profitably.

•	The market value of its vessels could decrease significantly, which may cause Navios Acquisition to recognize losses if any of its vessels are sold or if their values are impaired. In addition, such a decline in the market value of its vessels could prevent Navios Acquisition from borrowing under its credit facilities or trigger a default under one of their covenants.

•	Charterers could have difficulty meeting their payment obligations to us.

If the contraction of the global credit markets and the resulting volatility in the financial markets continues or worsens that could have a material adverse impact on its results of operations, financial condition and cash flows.

The employment of Navios Acquisition’s vessels could be adversely affected by an inability to clear the oil majors’ risk assessment process, and could be in breach of its charter agreements with respect to the VLCC vessels.

The shipping industry, and especially the shipment of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals, has been, and will remain, heavily regulated. The so-called “oil majors” companies, such as Exxon Mobil, BP p.l.c., Royal Dutch Shell plc. Chevron, ConocoPhillips and Total S.A. together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of crude oil and refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports. In the case of term charter relationships, additional factors are considered when awarding such contracts, including:

•	office assessments and audits of the vessel operator;

•	the operator’s environmental, health and safety record;

•	compliance with the standards of the International Maritime Organization (the “IMO”), a United Nations agency that issues international trade standards for shipping;

•	compliance with heightened industry standards that have been set by several oil companies;

•	shipping industry relationships, reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Under the terms of Navios Acquisition’s charter agreements, its charterers require that these vessels and the technical manager are vetted and approved to transport oil products by multiple oil majors. Navios Acquisition’s failure to maintain any of its vessels to the standards required by the oil majors could put us in breach of the applicable charter agreement and lead to termination of such agreement, and could give rise to impairment in the value of its vessels.

Should Navios Acquisition not be able to successfully clear the oil majors’ risk assessment processes on an ongoing basis, the future employment of its vessels, as well as its ability to obtain charters, whether medium- or long-term, could be adversely affected. Such a situation may lead to the oil majors’ terminating existing charters and refusing to use its vessels in the future, which would adversely affect its results of operations and cash flows.

Charterers may terminate or default on their obligations to Navios Acquisition, which could materially adversely affect its results of operations and cash flow, and breaches of the charters may be difficult to enforce.

The loss of any of Navios Acquisition’s customers, a customer’s failure to perform under any of the applicable charters, a customer’s termination of any of the applicable charters, the loss of any of its vessels or a decline in payments under the charters could have a material adverse effect on its business, results of operations and financial condition. In addition, the charterers of the VLCC vessels are based in, and have their primary assets and operations in, the Asia-Pacific region, including the People’s Republic of China. The charter agreements for the VLCC vessels are governed by English law and provide for dispute resolution in English courts or London-based arbitral proceedings. There can be no assurance that we would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations.

Even after a charter contract is entered, charterers may terminate charters early under certain circumstances. The events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of a charterer to perform its obligations under a charter will depend on a number of factors that are beyond its control. These factors may include general economic conditions, the condition of the product and chemical tanker sectors of the shipping industry, the charter rates received for specific types of vessels and various operating expenses. There can be no assurance that Navios Acquisition would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations. In addition, Navios Acquisition is exploring the possibility of participating in the credit risk insurance currently available to Navios Holdings. Navios Holdings has insured its charter-out contracts through a “AA+” rated governmental agency of a European Union member state, which provides that if the charterer goes into payment default, the insurer will reimburse it for the charter payments under the terms of the policy (subject to applicable deductibles and other customary limitations for such insurance). While Navios Acquisition may seek to benefit from such insurance, no assurance can be provided that will qualify for or choose to obtain this insurance.

Navios Acquisition cannot predict whether its charterers will, upon the expiration of their charters, re-charter its vessels on favorable terms or at all. If Navios Acquisition’s charterers decide not to re-charter its vessels, it may not be able to re-charter them on terms similar to its current charters or at all. In the future, may also employ its vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market.

If Navios Acquisition receives lower charter rates under replacement charters or are unable to re-charter all of its vessels, its results of operations and financial condition could be materially adversely affected.

If Navios Acquisition experienced a catastrophic loss and its insurance is not adequate to cover such loss, it could lower its profitability and be detrimental to operations.

The ownership and operation of vessels in international trade is affected by a number of inherent risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, piracy, terrorism, labor strikes and/or boycotts, adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. Navios Acquisition maintains hull and machinery insurance, protection and indemnity insurance, which include environmental damage and pollution and war risk insurance, consistent with industry standards, against these risks on its vessels and other business assets. However, Navios Acquisition cannot assure you that will be able to insure against all risks adequately, that any particular claim will be paid out of its insurance, or that Navios Acquisition will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

Navios Acquisition may not have adequate insurance to compensate for damage to or loss of its vessels, which may have a material adverse effect on its financial condition and results of operation.

Navios Acquisition’s insurers also require to pay certain deductible amounts, before they will pay claims, and insurance policies may contain limitations and exclusions, which, although we believe will be standard for the shipping industry, may nevertheless increase its costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims. Navios Acquisition’s inability to obtain insurance sufficient to cover potential claims or the failure of insurers to pay any significant claims could lower its profitability and be detrimental to its operations.

Furthermore, even if insurance coverage is adequate to cover its losses, Navios Acquisition may not be able to timely obtain a replacement ship in the event of a loss. Navios Acquisition may also be subject to calls, or premiums, in amounts based not only on its own claim records but also the claim records of all other members of the protection and indemnity associations through which Navios Acquisition receive indemnity insurance coverage for tort liability. In addition, its protection and indemnity associations may not have enough resources to cover claims made against them. Navios Acquisition’s payment of these calls could result in significant expenses to it, which could reduce its cash flows and place strains on its liquidity and capital resources.

Labor interruptions and problems could disrupt our business.

Certain of Navios Acquisition’s vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder its operations from being carried out normally and could have a material adverse effect on its business, results of operations, cash flow and financial condition.

The indemnity may be inadequate to cover any damages.

The Securities Purchase Agreement for the VLCC vessels has a cap on indemnity obligations, subject to certain exceptions, of $58.7 million. Although Navios Acquisition performed substantial due diligence with respect to the VLCC Acquisition, there can be no assurance that there will not be undisclosed liabilities or other matters not discovered in the course of such due diligence and the $58.7 million indemnity may be inadequate to cover these or other damages related to breaches of such agreement. In addition, as there are approximately 1,378,122 shares available in escrow, of which some or all may be returnable to Navios Acquisition under the terms of the indemnity, it may be difficult to enforce an arbitration award for any damages in excess of such amount.

A large proportion of the revenue from the VLCC vessels is derived from a Chinese state-owned company, and changes in the economic and political environment in China or in Chinese relations with other countries could adversely affect Navios Acquisition’s ability to continue this customer relationship.

DOSCO, a wholly owned subsidiary of the Chinese state-owned COSCO, charters four of the seven VLCC vessels (including the newbuilding). Changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, could restrict DOSCO’s ability to continue its relationship with it. If DOSCO becomes unable to perform under its charter agreements with it, Navios Acquisition could suffer a loss of revenue that could materially adversely affect its business, financial condition, and results of operations. In addition, it may have limited ability in Chinese courts to enforce any awards for damages that it may suffer if DOSCO were to fail to perform its obligations under its charter agreements.

One of the vessels is subject to a mutual sale provision between the subsidiary that owns the vessel and the charterer of the vessel, which, if exercised, could reduce the size of Navios Acquisition’s fleet and reduce our future revenue.

The Shinyo Ocean is subject to a mutual sale provision whereby Navios Acquisition or the charterer can request the sale of the vessel provided that a price can be obtained that is at least $3,000,000 greater than the agreed depreciated value of the vessel as set forth in the charter agreement. If this provision is exercised, it may not be able to obtain a replacement vessel for the price at which the vessel is sold. In such a case, the size of its fleet would be reduced and it may experience a reduction in it future revenue.

Navios Holdings has limited recent experience in the crude oil, product and chemical tanker sectors.

Navios Tankers Management Inc., a wholly owned subsidiary of Navios Holdings, oversees the commercial and administrative management of its entire fleet and the technical management of a portion of its fleet. Navios Holdings is a vertically-integrated seaborne shipping and logistics company with over 55 years of operating history in the shipping industry that held approximately 45% of Navios Acquisition’s outstanding voting stock as of March 31, 2011. Other than with respect to South American operations, Navios Holdings has limited recent experience in the crude oil, chemical and product tanker sectors.

Such limited experience could cause Navios Holdings or Navios Tankers Management Inc. to make decisions that a more experienced operator in the sector might not make. If Navios Holdings or Navios Tankers Management Inc. is not able to properly assess or ascertain a particular aspect of the crude oil, product or chemical tanker sectors, it could have a material adverse affect on its operations.

Navios Holdings may compete directly with Navios Acquisition, causing certain officers to have a conflict of interest.

Angeliki Frangou and Ted C. Petrone are each officers and/or directors of both Navios Holdings and Navios Acquisition. Navios Acquisition operates in the crude oil, product and chemical tanker sectors of the shipping industry, and although Navios Holdings does not currently operate in those sectors, there is no assurance it will not enter them. If it does, Navios Acquisition may compete directly with Navios Holdings for business opportunities.

Tax Risks

We may earn United States source income that is subject to tax, thereby adversely affecting our results of operations and cash flows.

Under the U.S. Internal Revenue Code of 1986, or the Code, 50% of gross income attributable to shipping transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income. Such income generally will be subject to a 4% U.S. federal income tax without allowance for deduction, unless we qualify for an exemption from such tax under section 883 of the Code. Based on our current plans, we expect that our income from sources within the United States will be international shipping income that qualifies for exemption from United States federal income taxation under section 883 of the Code, and that we will have no other income that will be taxed in the United States. Our ability to qualify for the exemption at any given time will depend upon circumstances related to the ownership of our common stock at such time and thus are beyond our control. Accordingly, we can give no assurance that we would qualify for the exemption under Section 883 with respect to any such income we earn. If Navios Holdings’ vessel-owning subsidiaries were not entitled to the benefit of section 883 of the Code, they would be subject to United States taxation on a portion of their income. As a result, depending on the trading patterns of our vessels, we could become liable for tax, and our net income and cash flow could be adversely affected.

We may be taxed as a United States corporation.

The purchase by International Shipping Enterprises Inc. (“ISE”), our predecessor, of all of the outstanding shares of common stock of Navios Holdings, and the subsequent downstream merger of ISE with and into Navios Holdings took place on August 25, 2005. Navios Holdings is incorporated under the laws of the Republic of the Marshall Islands. ISE received an opinion from its counsel for the merger transaction that, while there is no direct authority that governs the tax treatment of the transaction, it was more likely than not that Navios Holdings would be taxed by the United States as a foreign corporation. Accordingly, we take the position that we will be taxed as a foreign corporation by the United States. If Navios Holdings is taxed as a U.S. corporation in the future, its taxes will be significantly higher than they are currently.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement entered into in connection with the issuance of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes in like principal amount. The form and terms of the exchange notes are identical to the form and terms of the outstanding notes, except as otherwise described herein under “The Exchange Offer — Terms of the Exchange Offer.”

The net proceeds from the offering of the outstanding notes was approximately $340.6 million. We applied approximately $318.9 million of such net proceeds to complete a tender offer and consent solicitation and full redemption of our 9 1/2% senior notes due 2014 including accrued interest on these senior notes. The remaining proceeds were used for general corporate purposes.

The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011:

(i) on a historical basis;

(ii) on an as adjusted basis to reflect material changes through August 8, 2011 as follows:

(a) repayments of long term indebtedness of $31.2 million (of which $2.2 million relates to Navios Logistics) that were made subsequent to March 31, 2011 through August 8, 2011.

(b) On May 9, 2011, Navios Holdings drew down $18.9 million from its revolving credit facility of up to $30.0 million with Marfin Popular Bank to partially finance the acquisition of Navios Astra, which was delivered to Navios Holdings on February 21, 2011.

(c) On May 19, 2011, Navios Holdings sold the Navios Luz, a 2010 built Capesize vessel of 179,144 dwt, and the Navios Orbiter, a 2004 built Panamax vessel of 76,602 dwt, to Navios Maritime Partners L.P. (“Navios Partners”) for total consideration of $130.0 million, of which $120.0 million is payable in cash and $10.0 million is payable in newly issued common units of Navios Partners. A portion of the cash proceeds amounting to $57.7 million was used to fully repay the outstanding loans associated with the vessels.

(d) On April 12, 2011, Navios Logistics issued $200.0 million in senior unsecured notes (the “Logistics Senior Notes”) due on April 15, 2019, at a fixed rate of 9.25%. The net proceeds from the Logistics Senior Notes were approximately $194.0 million, after deducting related fees and estimated expenses, and will be used to (i) purchase barges and pushboats, (ii) repay existing indebtedness, and (iii) to the extent available, for general corporate purposes. On April 12, 2011, Navios Logistics, using the proceeds from the Logistics Senior Notes, fully repaid its $70.0 million loan facility with Marfin Popular Bank.

(e) The purchase of the noncontrolling interest in certain joint ventures and the simultaneous repayment of debt related to such joint ventures. On July 25, 2011, Navios Logistics acquired the noncontrolling interests of its joint ventures Thalassa Energy S.A., HS Tankers Inc., HS Navigation Inc., HS Shipping Ltd. Inc. and HS South Inc., in accordance with the terms of certain stock purchase agreements with HS Energy Ltd., an affiliate of Vitol S.A. Navios Logistics paid a total consideration of $8.5 million for such noncontrolling interests, and simultaneously paid $53.2 million in full and final settlement of all amounts of indebtedness of such joint ventures under certain loan agreements.

The information in this table should be read in conjunction with our consolidated financial statements and related notes thereto and the other information included or incorporated by reference into this prospectus. You should also read this table in conjunction with our consolidated financial statements and related notes thereto, as well as the sections entitled “Operating and Financial Review and Prospects” which are incorporated by reference herein from our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2010 and our Report on Form 6-K reporting results for the quarter ended March 31, 2011.

	As of March 31, 2011
	Historical(i)	As Adjusted(ii)
	(unaudited)	(unaudited)
	(In thousands of U.S. dollars)

Existing long-term indebtedness (including current portion)
Senior secured credit facilities	543,323	475,473
8.875% first priority ship mortgage notes due 2017	395,122	395,122
8.125% senior notes due 2019	350,000	350,000
Unsecured bond	20,000	20,000

Total Company and guarantor subsidiaries	1,308,445	1,240,595
Navios Logistics indebtedness	126,034	200,695

Total non-guarantor subsidiaries	126,034	200,695

Total long-term debt	1,434,479	1,441,290

Total Navios Holdings stockholders’ equity	1,020,781	1,020,781

Total capitalization	2,455,260	2,462,071

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued the original notes on January 28, 2011 in transactions exempt from registration under the Securities Act. In connection with the issuance and sale, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. In the registration rights agreement we agreed to, among other things

•	file the Exchange Offer Registration Statement with the SEC not later than 150 days after the date of original issuance of the outstanding notes;

•	use our commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC not later than 210 days after the date of original issuance of the outstanding notes;

•	use our commercially reasonable efforts to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer;

•	keep the Exchange Offer open for acceptance for a period of not less than 20 business days; and

•	use our commercially reasonable efforts to cause the Exchange Offer to be consummated not later than 255 days after the date of original issuance of the outstanding notes.

If:

•	we are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC;

•	for any other reason the Exchange Offer Registration Statement is not declared effective on or prior to the 210th day after the date of original issuance of the outstanding notes, or the Exchange Offer is not consummated on or prior to the 255th day after the date of original issuance of the outstanding notes (unless the Exchange Offer is subsequently consummated);

•	any initial purchaser that holds notes so requests; or

•	any holder of notes is not permitted to participate in the Exchange Offer or does not receive fully tradeable Exchange Notes pursuant to the Exchange Offer;

we agree to file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resale of the Registrable Securities (as defined in the Registration Rights Agreement) by the holders thereof. We will use our commercially reasonable efforts to cause the applicable registration statement to be declared effective within the time periods specified in the Registration Rights Agreement. We will use our commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the first anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the registrable securities covered by the Shelf Registration Statement have been sold pursuant thereto or cease to be outstanding.

If (i) the Exchange Offer Registration Statement is not filed with the SEC on or prior to the 150th day after the date of original issuance of the outstanding notes, (ii) the Exchange Offer Registration Statement has not been declared effective on or prior to the 210th day after the date of original issuance of the outstanding notes, or (iii) the Exchange Offer is not consummated on or prior to the 255th day after the date of original issuance of the outstanding notes or the (iv) Shelf Registration Statement is not declared effective within the time periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a “Registration Default”), the rate of interest on the notes shall be increased by 0.25% per annum of the principal amount of the notes, and will further increase by an additional 0.25% per annum of the principal amount of the notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing up to a maximum of 1.0% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest with respect to Registration Defaults will cease.

If the Shelf Registration Statement is not usable for any reason for more than 45 days in any consecutive 12-month period then, beginning on the 45th day that the Shelf Registration Statement ceases to be usable, subject to certain limited exceptions, the rate of interest on the notes shall be increased by 0.25% per annum of the principal amount of the notes, and will further increase by an additional 0.25% per annum of the principal amount of the notes for each subsequent 90-day period (or portion thereof), up to a maximum amount of 1.0% per annum. Upon the Shelf Registration Statement once again becoming usable, the accrual of such Additional Interest will cease.

Once the exchange offer is complete, we will have no further obligation to register any of the outstanding notes not tendered to us in the exchange offer. See “Risk Factors — Risks Relating to Our Indebtedness and the Exchange Notes — Your Failure to Tender Outstanding Notes in the Exchange Offer May Affect Their Marketability.”

Effect of the Exchange Offer

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is acquiring the exchange notes in the ordinary course of its business;

•	the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	the holder does not have any arrangement or understanding with any person to participate in the exchange offer for the purpose of distributing the exchange notes; and

•	the holder is not an “affiliate” of ours or any of the guarantors of the exchange notes, within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

•	it is not an affiliate of us or, if an affiliate, that it will comply with registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each holder who cannot make such representations:

•	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•	will not be permitted or entitled to tender outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue U.S.$1,000 principal amount of exchange notes in exchange for each U.S.$1,000 principal amount of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in a minimum principal amount of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof.

The exchange notes will be substantially identical to the outstanding notes, except that:

•	the offering of the exchange notes has been registered under the Securities Act;

•	the exchange notes will not be subject to transfer restrictions; and

•	the exchange notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under and be entitled to the benefits of the same indenture under which the outstanding notes were issued. The outstanding notes and the exchange notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the exchange notes, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. As of the date of this prospectus, we have an aggregate of U.S.$350,000,000 principal amount of outstanding notes.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Holders of outstanding notes do not have any appraisal or dissenters’ rights under law or under the indenture in connection with the exchange offer. Outstanding notes that are not tendered will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in the case of the Initial Purchasers and Participating Broker-Dealers as provided herein).

We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the exchange notes from us and delivering the exchange notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions.” All outstanding notes accepted for exchange will be exchanged for exchange notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any outstanding notes for exchange, we will extend the expiration date for the same period.

If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted outstanding notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

We are not making, nor is our Board of Directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your outstanding notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on September 22, 2011 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “— Conditions” have not been satisfied by the expiration date; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes

Any outstanding notes not tendered or accepted for exchange will continue to accrue interest at the rate of 8 1/8% per annum in accordance with their terms. The exchange notes will accrue interest at the rate of 8 1/8% per annum from the date of the last periodic payment of interest on the outstanding notes or, if no interest has been paid, from the date of original issuance of the outstanding notes. Interest on the exchange notes and any outstanding notes not tendered or accepted for exchange will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on January 28, 2011.

Procedures for Tendering

Only a registered holder of outstanding notes may tender those notes in the exchange offer. To tender in the exchange offer, a holder must properly complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date. In addition, either:

•	the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at The Depository Trust Company (“DTC”), or the depositary, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

A tender of outstanding notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of outstanding notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any outstanding notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date, (b) as set forth below under “— Conditions,” to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of outstanding notes (other than certain specified holders) will represent to us that:

•	it is acquiring the exchange notes in the exchange offer in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	it is not participating, does not intend to participate, and has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange notes; and

•	it is not an “affiliate” of ours or any of the guarantors of the exchange notes, within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale or transfer of these exchange notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

The exchange agent will establish a new account or utilize an existing account with respect to the outstanding notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of outstanding notes by causing DTC to transfer these outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, the exchange for the outstanding notes so tendered will only be made after timely confirmation of this book-entry transfer of outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering outstanding notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of outstanding notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

Although delivery of outstanding notes must be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

All references in this prospectus to deposit or delivery of outstanding notes shall be deemed to also refer to DTC’s book-entry delivery method.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) who cannot deliver a confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “— Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Any outstanding notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the SEC staff;

•	the outstanding notes are not tendered in accordance with the exchange offer;

•	you do not represent that you are acquiring the exchange notes in the ordinary course, that you are not engaging in and do not intend to engage in a distribution of the exchange notes, of your business and that you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the exchange notes under the Securities Act; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•	refuse to accept and return to the tendering holder any outstanding notes or credit any tendered outstanding notes to the account maintained within DTC by the participant in DTC which delivered the outstanding notes; or

•	extend the exchange offer and retain all outstanding notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of outstanding notes (see “— Withdrawal of Tenders” above); or

•	waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered outstanding notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “— Expiration Date; Extensions; Amendments.” If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer as required in our judgment by law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such extended period.

In addition, we will not accept for exchange any outstanding notes tendered, and we will not issue exchange notes in exchange for any of the outstanding notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your outstanding notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:

WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:

WELLS FARGO BANK, N.A. 12th Floor — Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479	(For Eligible Institutions only): fax. (612) 667-6282 Attn. Bondholder Communications

For Information or Confirmation by
Telephone: (800) 344-5128, Option 0
Attn. Bondholder Communications

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes for exchange notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying values as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes as set forth in the legend printed thereon as a consequence of the issuance of the outstanding notes pursuant to an exemption from the Securities Act and applicable state securities laws. Outstanding notes not exchanged pursuant to the exchange offer will continue to accrue interest at 8 1/8% per annum, and the outstanding notes will otherwise remain outstanding in accordance with their terms.

In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of outstanding notes will not be entitled to any rights to have the resale of outstanding notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any outstanding notes that remain outstanding after completion of the exchange offer.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Company” refers only to Navios Maritime Holdings Inc. and not to any of its subsidiaries or affiliates and the term “Navios Finance” refers only to Navios Maritime Finance II (US) Inc. and not to any of its subsidiaries or affiliates. References here to the “Co-Issuers” are to the Company and Navios Finance as joint and several co-issuers of the notes.

The 8 1/8% Senior Notes due 2019 were issued (the “Outstanding Notes”) and the exchange notes will be issued under an indenture dated January 28, 2011, among the Co-Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those stated in the indenture and, following the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), when the notes are registered under the Securities Act, those made part of the indenture by reference to the Trust Indenture Act. As used in this “Description of Notes,” except as otherwise specified or the context otherwise requires, the term “notes” means the exchange notes offered hereby and the Outstanding Notes.

Navios Finance is a Delaware corporation and a Wholly Owned Restricted Subsidiary of the Company. Navios Finance was formed solely for the purpose of serving as a co-issuer and guarantor of the Company’s debt securities. Navios Finance agreed to co-issue the notes as an accommodation to the Company, and received no remuneration for so acting. Navios Finance is capitalized only with a minimal amount of common equity. Other than as a Co-Issuer of the notes and a guarantor of the Existing Secured Notes, Navios Finance does not have (and is not permitted to have) any assets (other than its equity capital), operations, revenues, debt or obligations (other than as a Co-Issuer of the notes, a guarantor of the Existing Secured Notes and a co-obligor or guarantor of other indebtedness permitted to be incurred by the terms of the indenture). As a result, prospective purchasers of the notes should not expect Navios Finance to participate in servicing the interest and principal obligations on the notes.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. A copy of the indenture and the registration rights agreement are available as set forth below under “— Additional Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The notes are:

•	general joint and several senior unsecured obligations of the Co-Issuers;

•	effectively subordinated to all existing and future secured obligations of the Co-Issuers (including the Existing Secured Notes) to the extent of the value of the assets securing such obligations;

•	equal in right of payment to all existing and future unsecured obligations of the Co-Issuers that are not, by their terms, expressly subordinated in right of payment to the notes; and

•	senior in right of payment to all existing and future obligations of the Co-Issuers that are, by their terms, expressly subordinated in right of payment to the notes.

The notes are guaranteed by all existing Restricted Subsidiaries of the Company (other than Navios Finance and the Existing Senior Secured Notes Co-Issuer) and by future Wholly Owned Restricted Subsidiaries of the Co-Issuers (other than by any Securitization Subsidiary) as described below under “— Certain Covenants — Subsidiary Guarantees.”

Each Guarantee is:

•	a general senior unsecured obligation of the applicable Guarantor;

•	effectively subordinated to all existing and future secured obligations of such Guarantor (including the Existing Secured Notes) to the extent of the value of the assets securing such obligations;

•	equal in right of payment to all existing and future unsecured obligations of such Guarantor that are not, by their terms, expressly subordinated in right of payment to such Guarantee; and

•	senior in right of payment to all existing and future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee.

Secured creditors of the Co-Issuers or the Guarantors will have a claim on the assets that secure the obligations of the Co-Issuers or the Guarantors to such creditors prior to claims of holders of the notes and Guarantees against those assets. As of March 31, 2011, the Co-Issuers and the Guarantors had approximately $1,308.4 million of Indebtedness outstanding, of which approximately $938.4 million was secured, which is effectively senior to the notes, and the non-guarantor Subsidiaries had approximately $126.0 million of Indebtedness outstanding, which is structurally senior to the notes. The Co-Issuers and the Guarantors will be permitted to incur additional Indebtedness, including secured Indebtedness, subject to the limitations described below under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and, in the case of secured Indebtedness, “— Certain Covenants — Liens.” The non-guarantor subsidiaries accounted for approximately $221.5 million, or 32.6%, of total revenue, approximately $1,553.0 million, or 42.2%, of total assets and approximately $957.1 million, or 40.6%, of total liabilities, in each case for the year ended December 31, 2010. As of March 31, 2011, the non-guarantor subsidiaries accounted for approximately $69.5 million, or 38.2%, of total revenue, approximately $542.0 million, or 18.9%, of total assets and approximately $209.1 million, or 12.2%, of our total liabilities. As of March 30, 2011, Navios Acquisition is no longer a consolidated subsidiary and our consolidated statement of operations for March 31, 2011 includes results for Navios Acquisition only through March 30, 2011. From that date onwards, Navios Acquisition is considered as an affiliate entity of Navios Holdings and is not a controlled subsidiary of the Company, and the investment in Navios Acquisition is now accounted for under the equity method due to the Company’s significant influence over Navios Acquisition.

As of the Issue Date, all of the Company’s Subsidiaries (including Navios Finance) became “Restricted Subsidiaries,” with the exception of Navios Logistics and its subsidiaries and Navios GP L.L.C., which are “Unrestricted Subsidiaries.” In addition, Navios Maritime Acquisition and its subsidiaries were “Unrestricted Subsidiaries” as of the Issue Date. As of March 30, 2011 Navios Acquisition is no longer a consolidated subsidiary. Under the circumstances described below under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate additional Subsidiaries (other than Navios Finance) as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be Guarantors and will not be subject to the restrictive covenants in the indenture, but transactions between the Company and/or any of its Restricted Subsidiaries, on the one hand, and any of the Unrestricted Subsidiaries, on the other hand, will be subject to certain restrictive covenants. Navios Partners is not a Subsidiary of the Company (because the Company does not own the majority of its outstanding equity) and accordingly did not guarantee the notes. In the event Navios Partners or Navios Acquisition becomes a Subsidiary of the Company in the future, it will automatically be designated as an Unrestricted Subsidiary and as a consequence it would not become a Guarantor. See “— Certain Covenants — Restricted Payments.”

The Company’s Unrestricted Subsidiaries and any Securitization Subsidiary will not guarantee the notes. The notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables) of the Company’s Unrestricted Subsidiaries and non-Guarantor Restricted Subsidiaries. The guarantees of the notes may be released under certain circumstances. See “— Certain Covenants — Subsidiary Guarantees.”

Principal, Maturity and Interest

In the initial offering, the Co-Issuers issued $350.0 million in aggregate principal amount of notes. The indenture provides that the Co-Issuers may issue additional notes from time to time after the offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Co-Issuers will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on February 15, 2019.

Interest on the notes will accrue at the rate of 8 1/8% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2011. Interest on overdue principal and interest and Additional Interest, if any, will accrue at the then applicable interest rate on the notes. The Co-Issuers will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Amounts

All payments made by the Co-Issuers under or with respect to the notes or by a Guarantor under or with respect to its Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in any jurisdiction in which a Co-Issuer or any Guarantor is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless such Co-Issuer or Guarantor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof. If a Co-Issuer or any Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to the notes or the Guarantee of such Guarantor, the Co-Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of notes (including Additional Amounts) after such withholding or deduction will equal the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax:

(1) that would not have been imposed, payable or due but for the existence of any present or former connection between the holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the notes or enforcement of rights under such note or under a Guarantee or the receipt of payments in respect of such note or a Guarantee;

(2) that would not have been imposed, payable or due but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice; provided, however, that the Co-Issuers have delivered a request to the holder to comply with such requirements at least 30 days prior to the date by which such compliance is required;

(3) that would not have been imposed, payable or due if the presentation of notes (where presentation is required) for payment has occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later;

(4) subject to the last paragraph of this section, that is an estate, inheritance, gift, sales, excise, transfer or personal property tax, assessment or charge; or

(5) as a result of a combination of the foregoing.

In addition, Additional Amounts will not be payable if the beneficial owner of, or person ultimately entitled to obtain an interest in, such notes had been the holder of the notes and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clause (1), (2), (3), (4) or (5) above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from any payment under or in respect of the notes or any Guarantee.

Whenever in the indenture or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under or with respect to any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Upon request, the Co-Issuers will provide the trustee with documentation satisfactory to the trustee evidencing the payment of Additional Amounts.

The Co-Issuers and the Guarantors will pay any present or future stamp, court or documentary taxes, or any similar taxes, charges or levies which arise in any Relevant Taxing Jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to or enforcement of, the notes or any Guarantee.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Co-Issuers, the Co-Issuers will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions so long as such holder holds at least $100,000 aggregate principal amount of notes. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the United States unless the Co-Issuers elect to make interest payments by check mailed to the holders of notes at their respective addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Co-Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar other than in connection with the discharge or defeasance provisions of the indenture.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Co-Issuers are not required to transfer or exchange any note selected for redemption. Also, the Co-Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

The Guarantors will jointly and severally, fully and unconditionally, guarantee the Co-Issuers’ Obligations under the notes. The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Optional Redemption

On or after February 15, 2015, the Co-Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to (but excluding) the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2015	104.063%
2016	102.031%
2017 and thereafter	100.000%

Prior to February 15, 2015, the Co-Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the sum of:

(a) 100% of the principal amount of the notes to be redeemed, plus

(b) the Applicable Premium,

plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to (but excluding) the applicable redemption date, subject to the right of holders of notes on the relevant record date to receive interest due on the relevant interest payment date (a “Make-Whole Redemption”).

The Co-Issuers and their affiliates may acquire notes by means other than a redemption, whether pursuant to a tender offer, exchange offer, open market purchase, negotiated transaction or otherwise, upon such terms and at such prices as the Co-Issuers or their affiliates may determine, which may be more or less than the consideration for which the notes offered hereby are being sold and could be for cash or other consideration, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time prior to February 15, 2014, the Co-Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.125% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to (but excluding) the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by the Co-Issuers and their Restricted Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) such redemption occurs not more than 180 days after the date of the closing of the relevant Equity Offering.

Redemption for Changes in Withholding Taxes

In addition, the Co-Issuers may, at their option, redeem all (but not less than all) of the notes then outstanding at 100% of the principal amount of the notes, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, if the Co-Issuers have become or would become obligated to pay, on the next date on which any amount would be payable with respect to such notes, any Additional Amounts as a result of any change in law (including any regulations promulgated thereunder) or in the official interpretation or administration of law, if such change is announced and becomes effective on or after the Issue Date. Notice of any such redemption must be given within 60 days of the earlier of the announcement and the effectiveness of any such change.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate;

provided that if a partial redemption is made pursuant to the provisions described under “— Redemption with Proceeds of Equity Offerings,” selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

No notes of $2,000 or less can be redeemed in part.  Notices of redemption will be delivered electronically or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of any optional redemption may not be conditional on our part; provided that any notice of optional redemption in connection with an Equity Offering as described “Redemption with Proceeds of Equity Offerings” above may be given prior to the completion thereof, and any such redemption or notice may, at the Co-Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of such Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, cease to accrue on notes or portions of them called for redemption, unless the Co-Issuers default in the payment of the redemption price.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Co-Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Co-Issuers will offer a payment in cash (“Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control or, at the Co-Issuers’ option, prior to such Change of Control but after it is publicly announced, the Co-Issuers will deliver electronically or mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the change of control payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is electronically delivered or mailed, other than as may be required by law, pursuant to the procedures required by the indenture and described in such notice. If the notice is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control.

The Co-Issuers will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Co-Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Co-Issuers.

The paying agent will promptly mail or pay by wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Co-Issuers will inform the holders of the notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require the Co-Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not the covenant described below under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” is applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Co-Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Co-Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Co-Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given in respect of all of the notes then outstanding pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition (but not the pledge or other encumbrance) of “all or substantially all” of the properties or assets of the Co-Issuers and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Co-Issuers to repurchase their notes as a result of a sale, lease, transfer, conveyance or other disposition (but not the pledge or other encumbrance) of less than all of the assets of the Co-Issuers and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control purchase feature is a result of negotiations between the initial purchasers and the Co-Issuers. The Co-Issuers have no present intention to enter into a transaction involving a change of control, although they could do so in the future. Although the existence of a holder’s right to require the Co-Issuers to repurchase the notes in respect of a Change of Control may deter a third party from acquiring the Co-Issuers in a transaction that constitutes a Change of Control, the provisions of the indenture relating to a Change of Control in and of themselves may not afford holders of notes protection in the event of a highly leveraged transactions, reorganization, recapitalization, restructuring, merger or similar transaction involving the Co-Issuers that may adversely affect holders, if such transaction is not the type of transaction included within the definition of a Change of Control, Holders may not be entitled to require the Co-Issuers to repurchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where the board of directors initially opposed dissident slate of directors but approves them later as continuing directors.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or any of its Restricted Subsidiaries receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (for the avoidance of doubt, the Fair Market Value may be determined at the time a contract is entered into for an Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any Indebtedness or other liabilities, as shown on the Company’s most recent consolidated balance sheet or the notes thereto, of the Company or any of its Restricted Subsidiaries (other than liabilities that are expressly subordinated to the notes or any Guarantee) that are assumed, repaid or retired by the transferee (or a third party on behalf of the transferee) of any such assets;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee or any other Person on account of such Asset Sale that are, within 180 days of the Asset Sale, converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion, sale or exchange;

(c) the Fair Market Value of (i) any assets (other than securities and other than assets that are classified as current assets under GAAP) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business (including, without limitation, Vessels and Related Assets), (ii) Capital

Stock in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Company or (iii) a combination of (i) and (ii); and

(d) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this paragraph (2) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 4.0% of Total Tangible Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days (subject to extensions as provided in the immediately succeeding paragraph) after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries shall apply such Net Proceeds to:

(1) repay or prepay any and all obligations under the Credit Facilities or any other Secured Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business; provided that in the case of acquisition of Capital Stock of any Person, such Person is or becomes a Restricted Subsidiary of the Company;

(3) make a capital expenditure;

(4) acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);

(5) make an Asset Sale Offer (and purchase or redeem other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets) in accordance with the provisions described below and in the indenture; and/or

(6) any combination of the transactions permitted by the foregoing clauses (1) through (5).

A (A) binding contract to apply Net Proceeds in accordance with clauses (2) through (4) above will toll the 365-day period in respect of such Net Proceeds or (B) determination by the Company to potentially apply all or a portion of such Net Proceeds towards the exercise an outstanding Vessel Purchase Option Contract will toll the 365-day period in respect of such Net Proceeds, in each case, for a period not to exceed 365 days from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Vessel Construction Contract or any Exercised Vessel Purchase Option Contract (including any outstanding Vessel Purchase Option Contract exercised during the 365-day period referenced in clause (B) above), the date of expiration or termination of such Vessel Construction Contract or Exercised Vessel Purchase Option Contract and (ii) otherwise, the 365th day following the expiration of the aforementioned 365-day period (clause (i) or clause (ii) as applicable, the “Reinvestment Termination Date”). If such acquisition or expenditure is not consummated on or before the Reinvestment Termination Date and the Company (or the applicable Restricted Subsidiary, as the case may be) shall not have applied such Net Proceeds pursuant to clauses (1) through (6) above on or before the Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Net Proceeds.

Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce outstanding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Co-Issuers will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be required to be purchased out of the Excess Proceeds. The offer price for the notes in any Asset Sale Offer will be equal to 100% of principal amount of the notes plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such pari passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, those Excess Proceeds may be used for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the Company or the agent for such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Co-Issuers may elect to satisfy their obligations to make an Asset Sale Offer prior to the expiration of the relevant period or with respect to Excess Proceeds of $30.0 million or less.

The Co-Issuers will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

General

Certain of the Company’s Credit Facilities may contain prohibitions on the ability of the Company and its Subsidiaries to voluntarily repurchase, redeem or prepay certain of their Indebtedness, including the notes, and limitations on the ability of the Company and its Subsidiaries to engage in Asset Sales and may provide that any Change of Control under the indenture governing the notes constitutes an event of default under the Credit Facilities. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company and its Subsidiaries. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its other lenders to the purchase of notes or could attempt to refinance, repay or replace the borrowings that contain such prohibition and enter into new credit facilities without such prohibition. If the Company does not obtain a consent or refinance, repay or replace those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which, in turn, may constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Relating to the Notes — We may be unable to raise funds necessary to finance the change of control repurchase offer required by the indenture governing the notes.”

Certain Covenants

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any shares of Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt), issue shares of Disqualified Stock or issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that Navios Finance may incur Indebtedness in connection with serving as a co-obligor or guarantor of Indebtedness incurred by the Company or any Restricted Subsidiary that is otherwise permitted by this covenant.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Co-Issuers or any Guarantor of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate amount at any time outstanding under this clause (1) not to exceed $600.0 million, less the amount of Non-Recourse Debt outstanding under clause (16) below;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence of the notes on the Issue Date, the Guarantees and the exchange notes to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed at any time outstanding the greater of (A) $60.0 million and (B) 3.0% of Total Tangible Assets;

(5) Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels and any assets that shall become Related Assets, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (collectively, a “Total Loss”) in an aggregate amount no greater than the ready for sea cost (as determined in good faith by the Company) for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Company or any of its Restricted Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

(6) Indebtedness of the Company or any Restricted Subsidiary incurred in relation to: (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased, time chartered or bareboat chartered to or by the Company or any Restricted Subsidiary; (ii) drydocking of any of the Vessels owned or leased by the Company or any Restricted Subsidiary for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may reasonably expected to be recoverable from insurance on such Vessels;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in respect of Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (6), (7) or (14) of this paragraph;

(8) the incurrence of Indebtedness by the Company owed to a Restricted Subsidiary and Indebtedness by any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (8);

(9) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Disqualified Stock or preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred stock by such Restricted Subsidiary that is not permitted by this clause (9);

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Hedging Obligations;

(11) the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is contractually subordinated to the notes or a Guarantee, then the guarantee shall be contractually subordinated to the same extent as the Indebtedness guaranteed;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or performance, completion, bid, appeal and surety bonds, in each case, in the ordinary course of business;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) a Person acquired by the Company or a Restricted Subsidiary or merged, consolidated, amalgamated or liquidated with or into a Restricted Subsidiary or the Company; provided, however, that after giving effect to such incurrence or issuance (and the related acquisition, merger, consolidation, amalgamation or liquidation), the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 1.75 to 1.0;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the disposition or acquisition of assets, including, without limitation, shares of Capital Stock;

(16) Non-Recourse Debt incurred by a Securitization Subsidiary in a Qualified Securitization Transaction;

(17) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit so long each such obligation is satisfied within 30 days of the incurrence thereof; and

(18) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to this clause (18), not to exceed the greater of (A) $100.0 million and (B) 5.0% of Total Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify such item of Indebtedness, Disqualified Stock and preferred stock (or any portion thereof) on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness, Disqualified Stock and preferred stock, in any manner that complies with this covenant. Indebtedness under (a) the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above, but thereafter may be reclassified in any manner that complies with this covenant and (b) all other Credit Facilities (other than the Credit Agreement) outstanding or committed to on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (2) above (whether or not outstanding on such date) but thereafter may be reclassified in any manner that complies with this covenant.

The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, as the case may be, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of such Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person that is secured by such assets; and

(4) in respect of the Indebtedness incurred by a Securitization Subsidiary, the amount of obligations outstanding under the legal documents entered into as part of a Qualified Securitization Transaction on any date of determination characterized as principal or that would be characterized as principal if such securitization were structured as a secured lending transaction rather than as a purchase.

For purposes of determining compliance with this covenant, (i) Acquired Debt shall be deemed to have been incurred by the Company or its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary of the Company (or is merged into the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, (ii) the maximum amount of Indebtedness, Disqualified Stock or preferred stock that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Disqualified Stock or preferred stock due solely to the result of fluctuations in the exchange rates of currencies and (iii) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness permitted to be incurred under this covenant shall not be double counted.

For purposes of determining compliance of any non-U.S. dollar-denominated Indebtedness with this covenant, the amount outstanding under any U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Qualified Equity Interests or (B) dividends or other payments or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii) make any voluntary or optional principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or any Guarantee (excluding any Indebtedness owed to and held by the Company or any of its Restricted Subsidiaries), other than (x) payments of principal at the Stated Maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the 2006 Notes Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (14) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) (i) 100% of the aggregate net cash proceeds and (ii) 100% of the Fair Market Value of the property and assets other than cash, in each case, received by the Company after the 2006 Notes Issue Date as a contribution to its equity capital or from the issue or sale (other than to a Restricted Subsidiary of the Company) of Qualified Equity Interests, including upon the exercise of options or warrants, or from the issue or sale (other than to a Restricted Subsidiary of the Company) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for Qualified Equity Interests, together with the aggregate cash and Cash

Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange; plus

(c) to the extent that any Restricted Investment that was made after the 2006 Notes Issue Date is sold or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the 2006 Notes Issue Date or is merged into the Company or a Restricted Subsidiary or transfers all or substantially all its assets to the Company or a Restricted Subsidiary, the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Subsidiary (or the assets so transferred, if applicable) as of the date of such redesignation (other than to the extent of such Investment in such Unrestricted Subsidiary that was made as a Permitted Investment); plus

(e) any amount which previously treated as a Restricted Payment on account of any guarantee entered into by the Company or a Restricted Subsidiary upon the unconditional release of such guarantee.

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company), including upon exercise of an option or warrant, of, Qualified Equity Interests or from the substantially concurrent contribution of equity capital with respect to Qualified Equity Interests to the Company; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the notes or to any Guarantee with the net proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or in exchange for Qualified Equity Interests;

(4) the payment of any dividend or other distribution (or, in the case of any partnership, limited liability company or similar entity, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of Equity Interests in such Restricted Subsidiary;

(5) the repurchase, redemption or other acquisition or retirement for value of any Qualified Equity Interests of the Company or any of its Restricted Subsidiaries held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year; provided, further, that such amount may be increased by an amount not to exceed

(A) the cash proceeds from the sale of Qualified Equity Interests of the Company to directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, redemption, acquisition or other retirement will not increase the amount available for Restricted Payments under clause (3) of the immediately preceding paragraph), plus

(B) the cash proceeds of key-man life insurance policies received by the Company or any Restricted Subsidiary after the Issue Date;

provided that to the extent that any portion of the $5.0 million annual limit on such redemptions or repurchases is not utilized in any year, such unused portion may be carried forward and be utilized in one or more subsequent years;

(6) cancellation of Indebtedness owing to the Company from members of management of the Company in connection with a repurchase of Qualified Equity Interests of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement approved by the Board of Directors to the extent such Indebtedness was issued to such member of management as consideration for the purchase of the Qualified Equity Interests so repurchased;

(7) so long as no Default or Event of Default has occurred and is continuing or would result thereby, any dividend or distribution consisting of Equity Interests of an Unrestricted Subsidiary or the proceeds of the sale of Equity Interests of an Unrestricted Subsidiary;

(8) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants or other convertible securities;

(9) so long as no Default or Event of Default has occurred and is continuing or would result thereby, the declaration and payment of cash dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Designated Preferred Stock, the Company would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) so long as no Default or Event of Default has occurred and is continuing or would result thereby, the declaration and payment of cash dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the notes or to any Guarantee (i) following the occurrence of a Change of Control, at a purchase price not greater than 101% of the outstanding principal amount (or accreted value, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any, after the Company and its Restricted Subsidiaries have satisfied their obligations with respect to a Change of Control Offer set forth under the covenant entitled “— Repurchases at the Option of Holders — Change of Control” or (ii) with the Excess Proceeds of one or more Asset Sales, at a purchase price not greater than 100% of the principal amount (or accreted value, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any, after the Company and its Restricted Subsidiaries have satisfied their obligations with respect to such Excess Proceeds set forth under the covenant entitled “— Repurchases at the Option of Holders — Asset Sale” to the extent that such subordinated Indebtedness is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control or Asset Sale;

(12) payments pursuant to clause (6) of the covenant described under “— Transactions with Affiliates”;

(13) so long as no payment Default or Event of Default has occurred and is continuing or would result thereby, the payment of cash dividends on the Company’s shares of common stock in the aggregate amount per fiscal quarter not to exceed $0.0666 per share for each share of common stock of the Company outstanding as of the one record date for dividends payable in respect of such fiscal quarter (as such amount shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions); and

(14) other Restricted Payments in an aggregate amount not to exceed $50.0 million since the 2006 Notes Issue Date.

The amount of all Restricted Payments (other than cash and Cash Equivalents) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this covenant or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (14) above or one or more clauses of the definition of “Permitted Investments,” the Company shall be permitted to classify such Restricted Payment or Permitted Investment (or any portion thereof) on the date it is made, or later reclassify, all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of “Permitted Investment.” As of December 31, 2010, based on the formula set forth in clause (3) of the first paragraph of this covenant, the Company would have been able to make approximately $33.0 million in Restricted Payments.

Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness or any related guarantee, on any asset of the Company or any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, except Permitted Liens, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the notes or a Guarantee, effective provision is made to secure the notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the notes or a Guarantee, effective provision is made to secure the notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien (such Lien, the “Primary Lien”).

Notwithstanding the foregoing, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien under any of clauses (1), (3), (7), (16), (24) or (25) of the definition of “Permitted Liens” on any asset of the Company or any Restricted Subsidiary that secures obligations under any Indebtedness or any related guarantee, if such Lien is junior or subordinated in priority to any other Lien on such asset that secures obligations under any other Indebtedness or any related guarantee of the Company or any Restricted Subsidiary pursuant to an agreement which the Company or a Restricted Subsidiary is a party or the terms of which have been accepted, acknowledged or consented to by the Company or any Restricted Subsidiary in writing.

Any Lien created for the benefit of the holders of the notes pursuant to the first paragraph above shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements, including, without limitation, those governing Existing Indebtedness and Credit Facilities, as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes and the Guarantees;

(3) applicable law, rule, regulation or order or governmental license, permit or concession;

(4) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred or issued in connection with such acquisition to provide funds to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary provisions restricting assignments, subletting or other similar transfers in contracts, licenses and other agreements (including, without limitation, leases and agreements relating to intellectual property) entered into in the ordinary course of business;

(6) purchase money obligations and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens and agreements related thereto that were permitted to be incurred under the provisions of the indenture described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property (including Capital Stock of any Person in which the Company has an Investment) in joint venture agreements, stockholder agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable in all material respects only to the assets or property that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

(12) customary provisions restricting the disposition of real property interests set forth in any easements or other similar agreements or arrangements of the Company or any Restricted Subsidiary;

(13) provisions restricting the transfer of any Capital Stock of an Unrestricted Subsidiary;

(14) Indebtedness of a Co-Issuer or Restricted Subsidiary incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (i) if the encumbrances and restrictions contained in any such Indebtedness taken as a whole are not materially less favorable to the holders of the notes than the encumbrances and restrictions contained in the indenture or that may be contained in any Credit Agreement in accordance with this covenant or (ii) if such encumbrance or restriction is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not adversely affect in any material respect the Company’s ability to make principal or interest payments on the notes as and when due or (y) such encumbrance or restriction applies only in the event of and during the continuance of a default under such Indebtedness; and

(15) Non-Recourse Debt or other encumbrances, restrictions or contractual requirements of a Securitization Subsidiary in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Subsidiary or the Securitization Assets that are subject to the Qualified Securitization Transaction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, with such determination to be made at the time such Affiliate Transaction is entered into or agreed to; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions (i) involving aggregate consideration in excess of $50.0 million or (ii) as to which there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of international standing qualified to perform the task for which such firm has been engaged (as determined by the Company in good faith).

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) director, officer, employee and consultant compensation, benefit, reimbursement and indemnification agreements, plans and arrangements (and payment awards in connection therewith) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Qualified Equity Interests of the Company (other than Designated Preferred Stock) to an Affiliate and the granting or performance of registration rights in respect of any Qualified Equity Interests of the Company (other than Designated Preferred Stock), which rights have been approved by the Board of Directors of the Company;

(5) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments” and Investments consisting of Permitted Investments;

(6) the performance of obligations of the Company or any Restricted Subsidiary under the terms of any agreement that is in effect as of or on the Issue Date and disclosed in this prospectus or any amendment, modification, supplement, extension or renewal, from time to time, thereto or any transaction contemplated thereby (including pursuant to any amendment, modification, supplement, extension or renewal, from time to time, thereto) in any replacement agreement thereto, so long as any such amendment, modification, supplement, extension or renewal, or replacement agreement, is not materially more disadvantageous to the holders of notes taken as a whole than the original agreement as in effect on the Issue Date; and

(7) transactions effected as part of a Qualified Securitization Transaction.

Merger, Consolidation or Sale of Assets

(a) The Company may not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is a corporation, limited liability company, trust or limited partnership organized or existing under the laws of an Eligible Jurisdiction, and (y) assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3) either (a) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Company or such surviving Person determined in accordance with the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” shall be greater than the Fixed Charge Coverage Ratio test for the Company and its Restricted Subsidiaries immediately prior to such transaction.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person; provided that the foregoing shall not prohibit the chartering out of Vessels in the ordinary course of business.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b) The Company will not permit any Guarantor to, directly or indirectly, consolidate, amalgamate or merge with or into another Person (whether or not the Company or such Guarantor is the surviving Person) unless:

(1) subject to the Guarantee release provisions described below, such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company or a Guarantor) expressly assumes all the obligations of such Guarantor under the Guarantee of such Guarantor, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; and

(2) immediately after such transaction, no Default or Event of Default exists.

(c) This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger of the Company, a Guarantor or a Wholly Owned Restricted Subsidiary of such Person with an Affiliate solely for the purpose, and with the effect, of reorganizing the Company, a Guarantor or a Wholly Owned Restricted Subsidiary, as the case may be, in an Eligible Jurisdiction. In addition, nothing in this “Merger, Consolidation or Sale of Assets” will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary or reconstituting itself in another jurisdiction for the purpose of reflagging a vessel.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Subsidiary (other than Navios Finance or any other Subsidiary that is at such time a co-issuer of the notes) to be an Unrestricted Subsidiary if that designation would not cause a Default or cause a Default to be continuing after such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or cause a Default to be continuing after such redesignation. Notwithstanding the foregoing, on any occasion following the Issue Date on which Navios Partners shall become a Subsidiary of the Company, then, on such occasion and without any further act on the part of the Company, it shall be automatically designated an “Unrestricted Subsidiary” for all purposes under the indenture (unless the Company otherwise provides notice to the trustee) and, notwithstanding anything to the contrary in this covenant, the Company shall not be deemed to have made an Investment in such Subsidiary at the time of such designation other than to the extent of any Investment made which resulted in it becoming a Subsidiary of the Company.

Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Restricted Subsidiary (or redesignates an Unrestricted Subsidiary as a Restricted Subsidiary and such Restricted Subsidiary is a Wholly Owned Restricted Subsidiary) and such Wholly Owned Restricted Subsidiary shall at any time have total assets with a book value in excess of $5.0 million, then such Wholly Owned Restricted Subsidiary (unless such Subsidiary is a Securitization Subsidiary or is Navios Finance or the Existing Senior Secured Notes Co-Issuer (or any other subsidiary that at such time is a co-issuer of the notes or the Existing Senior Secured Notes)) must become a Guarantor and shall, within 45 business days of the date on which it was so acquired, created or redesignated or so capitalized:

(1) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Wholly Owned Restricted Subsidiary shall unconditionally guarantee all of the Co-Issuers’ obligations under the notes and the indenture on the terms set forth in the indenture; and

(2) deliver to the trustee one or more opinions of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Wholly Owned Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Wholly Owned Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Wholly Owned Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

The Guarantee of a Guarantor will automatically and unconditionally (without any further action on the part of any Person) be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” or “Transactions with Affiliates” provisions of the indenture;

(2) in connection with any sale or other disposition of a majority of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if (x) such Guarantor would no longer constitute a “Subsidiary” under the indenture and (y) the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon liquidation or dissolution of such Guarantor;

(5) in the case of a Guarantor that is not a Wholly Owned Restricted Subsidiary that has voluntarily issued a Guarantee of the notes, upon notice to the trustee by the Company of the designation of such Guarantor as non-Guarantor Restricted Subsidiary if (x) the Company would be permitted to make an Investment in such Restricted Subsidiary at the time of such release equal to the Fair Market Value of the Investment of the Company and its other Restricted Subsidiaries in such Guarantor as either a Permitted Investment or pursuant to the covenant described under “— Restricted Payments” and (y) all transactions entered into by such Restricted Subsidiary while a Guarantor would be permitted under the indenture at the time its Guarantee is released; and

(6) upon legal or covenant defeasance or satisfaction and discharge of the notes as provided below under the caption “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

The form of the Guarantee is attached as an exhibit to the indenture.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Limitation on Business Activities of Navios Finance

The indenture provides that Navios Finance will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of the Equity Interest to the Company or any Wholly Owned Restricted Subsidiary, the incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness incurred by the Company or any Restricted Subsidiary, including the notes, that is permitted to be incurred by the Company or any Restricted Subsidiary under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and activities incidental thereto. The indenture also provides that for so long as the Company or any successor obligor under the notes is a Person that is not incorporated in the United States of America, any State of the United States or the District of Columbia there will be a co-issuer of the notes that is a Wholly Owned Restricted Subsidiary of the Company and that is a corporation organized and incorporated in the United States of America, any State of the United States or the District of Columbia.

Reports

Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will furnish to the trustee and the holders, so long as the notes are outstanding:

(1) within 75 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports on Form 6-K (or any successor form) containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and a management’s discussion and analysis of financial condition and results of operations (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(2) within 150 days after the end of each fiscal year, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein for such fiscal year; and

(3) at or prior to such times as would be required to be filed or furnished to the Commission if the Company was then a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act, all such other reports and information that the Company would have been required pursuant thereto;

provided, however, that to the extent that the Company ceases to qualify as a “foreign private issuer” within the meaning of the Exchange Act, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will furnish to the trustee and the holders, so long as any notes are outstanding, within 30 days of the respective dates on which the Company would be required to file such documents with the Commission if it was required to file such documents under the Exchange Act, all reports and other information that would be required to be filed with (or furnished to) the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act.

In addition, whether or not required by the rules and regulations of the Commission, the Company will electronically file or furnish, as the case may be, a copy of all such information and reports that it would be required to file as a foreign private issuer with the Commission for public availability within the time periods specified above (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in the first paragraph of this covenant to the trustee and the holders of notes if the Company has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default by a Co-Issuer or any Guarantor for 30 consecutive days in the payment when due and payable of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default by a Co-Issuer or any Guarantor in payment when due and payable of the principal of or premium, if any, on the notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” after receipt by the Company or such Subsidiary, as applicable, of a written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(4) failure by Company or any of its Restricted Subsidiaries to comply with any other covenants in the indenture (other than any default described in clause (3) above) for 60 consecutive days after notice has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding specifying the default and demanding compliance with any of the other covenants in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, whether such Indebtedness now exists or is created after the Issue Date, if that default:

(a) is caused by a failure to pay the principal amount of any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(6) failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million in excess of amounts that are covered by insurance or which have been bonded, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) except as permitted by the indenture including upon the permitted release of the Guarantee, any Guarantee of a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on behalf of any Guarantor shall deny or disaffirm in writing its obligations under its Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to a Co-Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency specified in clause (8) with respect to a Co-Issuer, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee, by written notice to the Co-Issuers, or the holders of at least 25% in principal amount of the then outstanding notes, by written notice to the trustee and the Co-Issuers, may declare all the notes to be due and payable. Any notice from the trustee or noteholders shall specify the applicable Event(s) of Default and state that such notice is a “Notice of Acceleration.” Upon such declaration of acceleration pursuant to a Notice of Acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding notes shall become due and payable without further action or notice.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a written direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

The Co-Issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 30 days of becoming aware of any Default or Event of Default, the Company will be required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, future or present director, officer, employee, incorporator, member, manager, agent or shareholder of a Co-Issuer or any Guarantor, as such, will have any liability for any obligations of the Co-Issuers or any Guarantors under the notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws of the United States.

Legal Defeasance and Covenant Defeasance

The Co-Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”). Such Legal Defeasance means that the Co-Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Co-Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Co-Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Co-Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants (including all the covenants described in this description of notes and the obligation to make Asset Sale Offers and Change of Control Offers) in the indenture and may elect to cause the release of the Guarantees of the notes and all Liens securing the notes or the Guarantees (“Covenant Defeasance”) and thereafter any omission to comply with those covenants and such Guarantee and Lien releases will not, in each case, constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute Events of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Co-Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Co-Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Co-Issuers must deliver to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) the Co-Issuers have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Co-Issuers must deliver to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise arising in connection with, the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which either of the Co-Issuers or any of their Subsidiaries is a party or by which either of the Co-Issuers or any of their Subsidiaries are bound;

(6) the Co-Issuers must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Co-Issuers with the intent of preferring the holders of notes over the other creditors of the Co-Issuers or any of their Subsidiaries or with the intent of defeating, hindering, delaying or defrauding creditors of the Co-Issuers or any of their Subsidiaries or others; and

(7) the Co-Issuers must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation will become due and payable within one year under arrangements reasonably satisfactory to the trustee for the giving of a notice of redemption by the trustee in the name and at the expense of the Co-Issuers.

If the funds deposited with the trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the notes when due, then the obligations of the Co-Issuers and the Guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Co-Issuers and thereafter repaid to the Co-Issuers or discharged from the trust, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or have been called for redemption pursuant to the provisions described under “— Optional Redemption” and the Co-Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash or Cash Equivalents in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Event of Default has occurred and is continuing on the date of the deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit including the incurrence of liens in connection with such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the indenture;

(3) the Co-Issuers or any Guarantor has paid or caused to be paid all sums payable by them under the indenture; and

(4) the Co-Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Co-Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes and the Guarantees may be amended or supplemented with the consent of the Co-Issuers and the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of the Co-Issuers and each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder to the extent permitted under the indenture):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (it being understood that this clause (2) does not apply to provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes in accordance with the provisions of the indenture and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (it being understood that this clause (7) does not apply to a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of the Company to make and consummate such Change of Control Offer or such Asset Sale Offer, as the case may be;

(10) expressly subordinate in right of payment the notes or the Guarantees to any other Indebtedness of a Co-Issuer or any Guarantor; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Co-Issuers, the Guarantors and the trustee may amend, waive, supplement or otherwise modify the indenture, the notes or the Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of a Co-Issuer’s or a Guarantor’s obligations to holders of notes and Guarantees in the case of a merger, amalgamation or consolidation or sale of all or substantially all of such Co-Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the notes or to release a Guarantee or a security interest under the notes or a Guarantee in accordance with the terms of the indenture;

(7) to provide for the issuance of additional notes in accordance with the terms of the indenture;

(8) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

(9) to comply with the rules of any applicable securities depository;

(10) to conform the text of the indenture, the Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended by the Co-Issuers (as demonstrated by an Officers’ Certificate) to be a substantially verbatim recitation of a provision of the indenture, the Guarantees or the notes;

(11) to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the noteholders or surrender any rights or powers conferred upon the Company or any Restricted Subsidiary; or

(12) to secure the notes.

Concerning the Trustee

If the trustee becomes a creditor of a Co-Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Navios Maritime Holdings Inc., 85 Akti Miaouli Street, Piraeus 185 38, Greece, attention: Executive Vice President, Legal.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2006 Note Issue Date” means December 18, 2006, the date of original issuance of the Company’s 9 1/2% Senior Notes due 2014.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means (i) “Additional Interest” as defined in the registration rights agreement with respect to the notes issued on the Issue Date and (ii) “Special Interest,” “Additional Interest,” “Liquidated Damages” or any similar term as such term is defined in any registration rights agreement with respect to additional notes issued after the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to a note at any time, the greater of (1) 1.0% of the principal amount of such note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such note at February 15, 2015 plus (ii) all remaining interest payments due on such note through and including February 15, 2015 (excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from February 15, 2015 to the Make-Whole Redemption Date, computed using a discount rate equal to the Applicable Treasury Rate plus 0.50%, over (B) the principal amount of such note on the Make-Whole Redemption Date.

“Applicable Treasury Rate” for any redemption date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Make-Whole Redemption Date of such note (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to February 15, 2015; provided, however, that if the period from the Make-Whole Redemption Date to February 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Appraised Value” means the fair market sale value as of a specified date of a specified Vessel that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by an Independent Appraiser selected by the Company and, in the event such Independent Appraiser is not a Designated Appraiser, reasonably acceptable to the trustee.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Co-Issuers and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance by any of the Company’s Restricted Subsidiaries of any Equity Interest of such Restricted Subsidiary or the sale by the Company or any Restricted Subsidiary of Equity Interests in any Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a sale, lease, conveyance, transfer or other disposition of assets between or among the Company and/or its Restricted Subsidiaries;

(3) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4) the sale or other disposition of damaged, worn-out or obsolete assets;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) (i) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment and (ii) any issuance, sale, transfer or other disposition of Capital Stock of an Unrestricted Subsidiary;

(7) sales of accounts receivable and inventory (other than Vessels and Related Assets) in the ordinary course of business for cash or Cash Equivalents;

(8) a Permitted Asset Swap;

(9) sales and/or contributions of Securitization Assets to a Securitization Subsidiary in a Qualified Securitization Transaction for the Fair Market Value thereof including cash in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (9), Purchase Money Notes will be deemed to be cash); and

(10) any transfer of Securitization Assets or a fractional undivided interest therein, by a Securitization Subsidiary in a Qualified Securitization Transaction.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate equal to the rate implicit in such transaction for the relevant lease period, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness required thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time; provided that, notwithstanding the foregoing, the holders of the Company’s warrants outstanding on the Issue Date shall not be deemed to beneficially own the underlying shares until such warrants have been exercised. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, other than for purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf of such board; and

(2) with respect to any other Person, the functional equivalent of a board of directors of a corporation or, other than for purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf thereof.

“Capital Lease Obligation” means, at the time of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such association or entity;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars or Euro or other currency of a member of the Organization for Economic Cooperation and Development (including such currencies as are held as overnight bank deposits and demand deposits with banks);

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any Member State of the European Union or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) demand and time deposits and eurodollar time deposits and certificates of deposit or bankers’ acceptances with maturities of one year or less from the date of acquisition, in each case, with any financial institution organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus and undivided profits in excess of US$500.0 million;

(4) repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (2) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper and variable or fixed rate notes rated P-1 or higher by Moody’s Investors Service, Inc. or A-1 or higher by Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition;

(6) local currency held by the Company or any of its Restricted Subsidiaries from time to time in the ordinary course of business; and

(7) money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company;

(3) (a) all or substantially all of the assets of the Company and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons Beneficially Owning, directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not Beneficially Own, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

(4) the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Company.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means Navios Maritime Holdings Inc., a Marshall Islands corporation.

“Consolidated Cash Flow” means, for any period, for any Person, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to:

(1) Consolidated Net Income for such period; plus

(2) the sum, without duplication, of the amounts for such Person and its Restricted Subsidiaries for such period (in each case to the extent reducing such Consolidated Net Income) of:

(a) Fixed Charges;

(b) provision for taxes based on income;

(c) total depreciation expenses;

(d) total amortization expenses (including, without limitation, the amortization of capitalized drydocking expenses);

(e) other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); and

(f) to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of any payments therefor less the amount of interest implicit in such payments; minus

(3) the amount for such period (to the extent increasing such Consolidated Net Income) of non-cash items increasing such Consolidated Net Income (other than any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period);

provided that the items listed in clauses (2)(a) through (f) of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (without duplication):

(1) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto);

(2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or dispositions of securities;

(3) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period;

(4) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually, or is permitted to be, paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that with respect to a Guarantor or a Securitization Subsidiary this clause (4) shall be applicable solely for purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under the covenant described under the caption “— Certain Covenants — Restricted Payments”;

(5) any non-cash expenses or charges resulting from stock, stock option or other equity-based awards;

(6) the cumulative effect of a change in accounting principles;

(7) any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(8) the net after-tax effects of adjustments in the inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;

(9) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed);

(10) the portion of distributions received from one or more Designated MLPs otherwise includable in “Consolidated Net Income” of the Company to the extent the Company elects to exclude such distributions from “Consolidated Net Income” and credits such amounts towards subclause (y) of clause (17) of the definition of “Permitted Investments”;

(11) the portion of distributions received from Navios Logistics otherwise includable in “Consolidated Net Income” of the Company to the extent the Company elects to exclude such distributions from “Consolidated Net Income” and credits such amounts towards clause (18) of the definition of “Permitted Investments”; and

(12) the portion of distributions received from Navios Maritime Acquisition otherwise includable in “Consolidated Net Income” of the Company to the extent the Company elects to exclude such distributions from “Consolidated Net Income” and credits such amounts towards clause (19) of the definition of “Permitted Investments”;

provided, however, that Consolidated Net Income shall be reduced by the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period.

“Credit Agreement” means that certain Facility Agreement, dated as of February 2007, among the Company, HSH Nordbank AG, as swap bank, joint-arranger, agent, account bank and security trustee, Commerzbank AG, as joint-arranger and swap bank, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise), increased or refinanced (including by means of sales of debt securities to institutional investors) including by means of a Qualified Securitization Transaction in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks, other institutional lenders, commercial finance companies or other lenders providing for revolving credit loans, term loans, bonds, debentures, securitization financing (including through the transfer of Securitization Assets to special purpose entities formed to borrow from such lenders against, or sell undivided interests in, such assets in a Qualified Securitization Transaction) or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Appraiser” means any of Fearnleys A.S., Oslo Shipbrokers A.S., Clarkson Valuations Limited, Simpson Spence & Young Shipbrokers Ltd., E.A. Gibson Shipbrokers Ltd., Jacq. Pierot Jr. & Sons, Allied Shipbroking, Greece, RS Platou ASA, ICAP Shipping Limited, ACM Ltd., London, Island Shipbrokers PTE LTD, Singapore, and Deloitte LLP, Ernst & Young LLP and KPMG LLP; provided that, at the time any such firm is to be utilized, such firm would qualify as an Independent Appraiser.

“Designated MLP” means one or more master limited partnerships, publicly traded partnerships or limited liability companies, in each case, the interests in which are publicly traded on an established securities exchange or secondary market and designated as such by an Officer of the Company. Unless otherwise designated as such by an Officer of the Company, Navios Partners is a Designated MLP.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation executed by an authorized officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of the Company (other than Disqualified Stock) issued and sold for cash in a bona-fide financing transaction that is designated as Designated Preferred Stock pursuant to an Officers’ Certificate on the issuance date thereof, the net cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Restricted Payments” covenant and are not used for purposes of clause (b) of such clause (3).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale prior to the stated maturity of the notes will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Eligible Jurisdiction” means any of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by the Board of Directors.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance and sale by the Company of its Qualified Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercised Vessel Purchase Option Contract” means any Vessel Purchase Option Contract which has been exercised by the Company or a Restricted Subsidiary, obligating the Company or such Restricted Subsidiary to purchase such Vessel and any Related Assets, subject only to customary conditions precedent.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date after giving effect to the issuance of the notes on the Issue Date and the use of proceeds therefrom, including the amount of undrawn commitments under any Credit Facilities in existence on the Issue Date and described in the prospectus. For clarity purposes, any of the Company’s 9 1/2% Senior Notes due 2014 that are not repurchased on or about the Issue Date in connection with the consent solicitation and tender offer described in this prospectus will continue to constitute Existing Indebtedness hereunder.

“Existing Secured Notes” means the 8 7/8% First Priority Ship Mortgage Notes due 2017 issued by the Company and the Existing Secured Notes Co-Issuer.

“Existing Secured Notes Co-Issuer” means Navios Maritime Finance (US) Inc., a Delaware corporation that is the co-issuer of the Existing Secured Notes.

“Existing Secured Notes Issue Date” means November 2, 2009, the date of original issuance of the Existing Secured Notes.

“Fair Market Value” means, with respect to any asset or property, the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party. Fair Market Value shall be determined in good faith by (i) if the value of such property or asset is less than $25.0 million, an officer of the Company and evidenced by an Officers’ Certificate delivered to the trustee and (ii) if the value of such property or asset equals or exceeds $25.0 million, the Board of Directors of the Company; provided, however, that (x) if such determination is with respect to one or more Vessels with a value that equals or exceeds $25.0 million (as determined by the Company in good faith), Fair Market Value shall be (I) based on the Appraised Value of such Vessel and (II) shall be the greater of such Vessel’s “charter-free” and “charter-adjusted” values and (y) if such determination relates to the determination by the Company of compliance with clause (7) of the definition of “Permitted Liens,” such determination shall comply with clause (x) to the extent such determination relates to one or more Vessels and in all other cases such determination shall be based on the written opinion of an independent investment banking firm of international standing qualified to perform the task for which such firm has been engaged (as determined by the Company in good faith).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions (including of Vessels and Related Assets including, without limitation, chartered-in Vessels) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, of any other Person or any of its Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and any prior acquisitions by such other Person to the extent not fully reflected in the historical results of operations of such other Person, and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to operations (including Vessels and Related Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to operations (including Vessels and Related Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated at the actual rate that was in effect from time to time (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7) if the Company or any Restricted Subsidiary shall have entered into an agreement to acquire a Vessel which at the time of calculation of the Fixed Charge Coverage Ratio is being constructed on behalf of the Company or such Restricted Subsidiary, (each such Vessel, a “Pending Vessel”) and if such Vessel both (i) is scheduled to be delivered no later than 24 months from the date of such calculation of the Fixed Charge Coverage Ratio and (ii) has been chartered out to a third party that is not an Affiliate of the Company pursuant to a bona fide time charter entered into on customary terms for time charters at the time (as determined in good faith by the Company), which is binding on such third party and which has a fixed duration of not less than three years (each such Vessel that meets the requirement of prongs (i) and (ii) of this clause (7), a “Qualified Pending Vessel”), pro forma effect will be given to the extent provided in the next paragraph below.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including, without limitation, the charter-in of a Vessel) or construction of a Vessel or the Capital Stock of a Person that owns, or charters in, one or more Vessels or the financing thereof, such Person may (i) other than in the case of a Pending Vessel, if a relevant Vessel is to be subject to a time charter-out with a remaining term of twelve months or longer, apply for the period for which the Fixed Charge Coverage Ratio is being calculated pro forma earnings (losses) for such Vessel based upon such charter-out (ii) other than in the case of a Pending Vessel, if a relevant Vessel is to be subject to a time charter-out with a remaining term of between six and twelve months, apply for the period for which the Fixed Charge Coverage Ratio is being calculated the annualized amount of pro forma earnings (losses) for such Vessel based upon such charter-out, (iii) other than in the case of a Pending Vessel. if a relevant Vessel is not to be subject to a time charter-out, is under time charter-out that is due to expire in six months or less or is to be subject to charter on a voyage charter basis (whether or not any such charter is in place for such Vessel), in each case apply for the period for which the Fixed Charge Coverage Ratio is being calculated earnings (losses) for such Vessel based upon the average of the historical earnings of comparable Vessels in such Person’s fleet in the most recent four quarter period (as determined in good faith by the chief financial officer of the Company) or if there is no such comparable Vessel, then based upon industry average earnings for comparable Vessels (as determined in good faith by the chief financial officer of the Company) or (iv) if such Vessel is a Qualified Pending Vessel described in clause (7) of the immediately preceding paragraph, include, to the extent that such Qualified Pending Vessel has not been delivered to the Company or a Restricted Subsidiary or if so delivered has not been deployed for the entire period for which the Fixed Charge Coverage Ratio is being calculated, for such period (or the portion of such period during which such Qualified Pending Vessel was not deployed if such Qualified Pending Vessel has been deployed but not for the entire period) the Proportionate Amount of the pro forma earnings (losses) for such Qualified Pending Vessel based upon the contractual terms of such Vessel’s charter-out agreement applicable to the first twelve months following scheduled delivery of such Qualified Pending Vessel (or the ratable amount of such Proportionate Amount of earnings (losses) to the extent the Qualified Pending Vessel has been deployed but for less then the entire period (with the actual earnings of such Qualified Pending Vessel being given effect to for the period deployed to the extent otherwise included in the calculation of Consolidated Cash Flow)). As used herein, “Proportionate Amount of earnings (losses)” means the product of the earnings (losses) referred to above and the percentage of the aggregate purchase price for such Vessel that has been paid as of the relevant date of the determination of the Fixed Charge Coverage Ratio.

Additionally, any pro forma calculations may include the reduction or increase in costs for the applicable period resulting from, or in connection with, the acquisition of assets, an asset sale or other transaction or event which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X under the Securities Act or (b) have been realized at the time such pro forma calculation is made or are reasonably expected to be realized within twelve months following the consummation of the transaction to which such pro forma calculations relate, which actions shall be certified by the chief financial officer of the Company, provided that, in the case of adjustments pursuant to this clause (b), such adjustments will be set forth in a certificate signed by the Company’s chief financial officer which states in detail (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Company at the time of such execution. Any such certificate will be provided to the trustee if the Company or any Restricted Subsidiary incurs Indebtedness, issues Disqualified Stock or preferred stock, makes any Restricted Payment or consummates any transaction described under “— Certain Covenants — Merger, Consolidation or Asset Sale” necessitating the calculation of the Fixed Charge Coverage Ratio.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (x) including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of any Securitization Fees, the interest component of all payments associated with Capital Lease Obligations and the net payments made pursuant to Hedging Obligations in respect of interest rates (but for clarity purposes excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP) an and (y) excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses incurred in connection with the incurrence of Indebtedness and any expensing of bridge, commitment and other financing fees; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends accrued or paid on any series of Disqualified Stock or Designated Preferred Stock of the Company or any Disqualified Stock or preferred stock of any Restricted Subsidiary (other than any such Disqualified Stock, Designated Preferred Stock or preferred stock held by the Company or a Wholly Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests); plus

(5) to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of interest implicit in any payments related to such Attributable Indebtedness during such period.

“Forward Freight Agreement” means, with respect to any Person, any forward freight agreement or comparable swap, future or similar agreement or arrangement relating to derivative trading in freight or similar rates.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Existing Secured Notes Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantee” means the guarantee by each Guarantor of the Company’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Guarantor” means each Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the indenture and its successors and assigns, until such Subsidiary is released from its Guarantee in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under swap, cap, collar, forward purchase, Forward Freight Agreements or agreements or arrangements similar to any of the foregoing and dealing with interest rates, currency exchange rates, commodity prices or freight rates, either generally or under specific contingencies.

“Heirs” of any individual means such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed and which is treated as indebtedness under GAAP, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors incurred in the ordinary course of business;

(5) all Capital Lease Obligations of such Person;

(6) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(7) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis; provided, further, that Standard Securitization Undertakings in connection with a Qualified Securitization Transaction shall not be considered to be a guarantee of Indebtedness;

(8) all Attributable Indebtedness;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

Notwithstanding clause (4) above, the obligation of the Company or any Restricted Subsidiary to pay the purchase price for an Exercised Vessel Purchase Option Contract entered into and exercised in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries shall not constitute “Indebtedness” under clause (4) above even though the purchase price therefor may be due more than six months after exercise thereof.

“Independent Appraiser” means a Person:

(1) that is (a) engaged in the business of appraising Vessels who is generally acceptable to institutional lenders to the shipping industry or (b) if no Person described in clause (i) is at such time generally providing appraisals of vessels (as determined in good faith by the Company) then, an independent investment banking firm of international standing qualified to perform such valuation (as determined in good faith by the Company); and

(2) who (a) is independent of the parties to the transaction in question and their Affiliates and (b) is not connected with the Company, any of the Restricted Subsidiaries or any of such Affiliates as an officer, director, employee, partner or person performing similar functions.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP but excluding extensions of trade credit or advances, deposits and payments to or with suppliers, lessors or utilities or for workers’ compensation in the ordinary course of business or prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means January 28, 2011, the date of the original issuance of the notes under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

“Make-Whole Redemption Date” with respect to a Make-Whole Redemption, means the date such Make-Whole Redemption is effected.

“Navios Logistics” means Navios South American Logistics Inc. a Marshall Islands corporation.

“Navios Maritime Acquisition” means Navios Maritime Acquisition Corporation, a Marshall Islands corporation.

“Navios Partners” means Navios Maritime Partners, L.P., a Marshall Islands limited partnership, of which a Subsidiary of the Company is the general partner.

“Net FFA Loss Amount” means, for each applicable period, the amount of net recorded losses (whether realized or unrealized), net of recorded gains during such period (whether realized or unrealized), in respect of Forward Freight Agreements not permitted to be entered into under clause (i) of the definition of “Permitted Hedging Obligations” and related net recorded trading losses (whether realized or unrealized), net of related cash trading gains for such period (whether realized or unrealized), of the Company and its Restricted Subsidiaries for such period.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien incurred in compliance with the terms of the indenture on the asset or assets that were the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets which are subject to such Asset Sale and (e) any escrow or reserve for adjustment in respect of the sale price of such assets established in accordance with GAAP and any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness (other than, with respect to a Securitization Subsidiary, pursuant to Standard Securitization Undertakings in connection with a Qualified Securitization Transaction)), (b) is directly or indirectly liable as a guarantor or otherwise (other than, with respect to a Securitization Subsidiary, pursuant to Standard Securitization Undertaking in connection with a Qualified Securitization Transaction), or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing or have contractually agreed that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than, in the case of a Qualified Securitization Transaction, the equity interests in, any Purchase Money Notes of and the assets of the applicable Securitization Subsidiary).

“Obligations” means any principal, interest, penalties, fees, costs and expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, any of the following: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer, any Vice President, any Assistant Vice President, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary, the Controller or any other officer designated by the relevant Board of Directors serving in a similar capacity.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel that meets the requirements of the indenture. The counsel may be an employee of, or counsel to, the Co-Issuers or a Guarantor. Opinions of Counsel required to be delivered under the indenture may have qualifications customary for opinions of the type required in the relevant jurisdiction or related to the items covered by the opinion and counsel delivering such Opinions of Counsel may rely on certificates of the Co-Issuers or government or other officials customary for opinions of the type required, including certificates certifying as to matters of fact, including that various covenants have been complied with.

“Permitted Asset Swap” means the exchange of property or assets of the Company or any Restricted Subsidiary for assets to be used by the Company or a Restricted Subsidiary in a Permitted Business.

“Permitted Business” means any business conducted by the Company or any of its Subsidiaries as described in this prospectus and any businesses that, in the good faith judgment of the Board of Directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof. For purposes hereof, the acquisition of loans and other third party debt obligations in connection with the acquisition or potential acquisition of Vessels is a Permitted Business.

“Permitted Hedging Obligations” means

(i) at any time, Hedging Obligations designed to manage interest rates or interest rate risk or protect against fluctuations in currency exchange rates, commodity prices or freight rates and not for speculative purposes (all as determined by the Company on the date of entering into such Hedging Obligation) and

(ii) obligations in respect of one or more Forward Freight Agreements not covered by clause (i) above if at the time each such Forward Freight Agreement is entered into either

(x) after giving pro forma effect thereto as if such Forward Freight Agreement had been entered into at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(y) the Net FFA Loss Amount shall not have exceeded either (I) $12.5 million for the calendar year in which such Forward Freight Agreement is entered into, determined as of the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time the applicable Forward Freight Agreement shall be entered into, provided that to the extent that any portion of the Net FFA Loss Amount for any prior calendar year is less than $12.5 million, such unused portion may be carried forward and utilized in one or more subsequent years until so utilized or (II) $50.0 million for the period (taken as one accounting period) from January 1, 2007, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time the applicable Forward Freight Agreement shall be entered into;

provided that the restrictions set forth in this clause (ii) shall not apply with respect to

(I) the settling of a position in respect of an outstanding Forward Freight Agreement in accordance with the terms thereof, or

(II) the entering into of any Forward Freight Agreement by the Company or any Restricted Subsidiary if the sole purpose thereof is to offset, in whole or in part, the risk of loss with respect to any then outstanding Forward Freight Agreement.

“Permitted Holders” means each of: (i) Angeliki Frangou; (ii) each of her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; and (iii) all Affiliates controlled by the Persons named in clauses (i) and (ii) above.

“Permitted Investments” means:

(1) any Investment in cash or Cash Equivalents;

(2) any Investment in a Co-Issuer or in a Guarantor;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Co-Issuer or a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment made for consideration consisting of Qualified Equity Interests of the Company;

(6) any Investments received in compromise, settlement or resolution of (A) obligations of trade creditors or customers, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Permitted Hedging Obligations;

(8) Investments in existence on the Issue Date;

(9) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(10) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business not to exceed $10.0 million at any one time outstanding;

(11) payroll, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advances to be treated as expenses in accordance with GAAP;

(12) Investments held by a Person at the time such Person becomes a Restricted Subsidiary of the Company or is merged into the Company or a Restricted Subsidiary of the Company and not made in contemplation of such Person becoming a Restricted Subsidiary or merger;

(13) any Investment by the Company or any Restricted Subsidiary in a Securitization Subsidiary (including, without limitation, the payment of Securitization Fees in connection with a Qualified Securitization Transaction) or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Transaction (including Investments of funds held in accounts required by customary arrangements governing such Qualified Securitization Transaction in the manner required by such arrangements), so long as any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, a contribution of additional Securitization Assets or an Equity Interest;

(14) Investments in any Person engaged in a Permitted Business the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (14) since the Issue Date and that remain outstanding, do not exceed the greater of (x) $60.0 million and (y) 3.5% of Total Tangible Assets;

(15) Investments in Unrestricted Subsidiaries, the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (15) since the Issue Date and that remain outstanding, do not exceed the greater of (x) $100.0 million and (y) 5.0% of Total Tangible Assets;

(16) other Investments in any Person having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 4.0% of Total Tangible Assets;

(17) Investments in one or more Designated MLPs, the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (17) since the Issue Date and that remain outstanding, do not exceed the sum of (x) the greater of (I) $200.0 million and (II) 10.0% of Total Tangible Assets and (y) provided that the Company shall have elected to exclude such cash distributions from Consolidated Net Income as provided for in clause (10) of the definition thereof, the amount of cash distributions received from such Designated MLPs since the Issue Date;

(18) Investments in Navios Logistics, the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (18) since the Issue Date and that remain outstanding, do not exceed the amount of cash distributions received from Navios Logistics since the Issue Date; provided that the Company shall have elected to exclude such cash distributions from Consolidated Net Income as provided for in clause (11) of the definition thereof; and

(19) Investments in Navios Maritime Acquisition, the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (19) since the Issue Date and that remain outstanding, do not exceed the amount of cash distributions received from Navios Maritime Acquisition since the Issue Date; provided that the Company shall have elected to exclude such cash distributions from Consolidated Net Income as provided for in clause (12) of the definition thereof.

“Permitted Liens” means:

(1) Liens on assets and property of the Company or any of its Subsidiaries securing Indebtedness and other related Obligations under Credit Facilities in an aggregate amount at any time outstanding not to exceed $600.0 million;

(2) Liens in favor of the Company or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or the Restricted Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with such acquisition;

(5) Liens incurred or deposits in connection with workers’ compensation, employment insurance or other types of social security, including Liens securing letters of credit issued in the ordinary course of business or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations including those arising from regulatory, contractual or warranty requirements of the Company and its Subsidiaries, including rights of offset and setoff (in each case exclusive of obligations for the payment of borrowed money);

(6) Liens securing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens securing Indebtedness incurred to finance (A) the construction, purchase or lease of, or repairs, improvements or additions to, one or more Vessels and any Related Assets or (B) the Capital Stock of a Person the assets of which include one or more Vessels and any Related Assets (and, in each case, Liens securing Indebtedness that refinances or replaces any such Indebtedness); provided, however, that, (i) except as provided in clauses (ii) and (iii) below and except to the extent that any portion of such Indebtedness is secured by a Lien incurred and outstanding pursuant to another clause of this definition of “Permitted Liens” or otherwise in compliance with the covenant described under “— Certain Covenants — Liens,” the principal amount of Indebtedness secured by such a Lien in respect of this clause (7) does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel(s) or Related Assets, 80%, without duplication, of the sum of (1) the contract price pursuant to the Vessel Construction Contract(s) for such Vessel(s) plus, without duplication, the Fair Market Value of any Related Assets and (2) any other ready for sea cost for such Vessel(s) or Related Assets (as determined in good faith by the Company), and (y) with respect to Indebtedness Incurred to finance the acquisition of such Vessel(s), Related Assets or Person, 80% of the Fair Market Value of such Vessel(s), Related Assets or the Vessel and Related Assets of such Person at the time such Lien is incurred, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness (other than any Permitted Refinancing Indebtedness of such Indebtedness or Indebtedness that matures within one year prior to the Stated Maturity of the notes), the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value of such, without duplication, Vessel(s), Related Assets or the Vessel and Related Assets of such Person at the time such Lien is incurred, and (iii) in the case of Indebtedness representing Capital Lease Obligations relating to a Vessel or Related Assets, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1), without duplication, the Fair Market Value of such Vessel or Related Assets at the time such Lien is incurred and (2) any ready for sea cost for such Vessel or Related Assets (as determined in good faith by the Company);

(8) Liens arising from Uniform Commercial Code financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and Related Assets, repairs and improvements to Vessels and Related Assets, masters’, officers’ or crews’ wages and maritime Liens and any other Liens (other than Liens in respect of Indebtedness) incurred in the ordinary course of operations of a Vessel;

(10) Liens for general average and salvage;

(11) Liens existing on the Issue Date (other than Liens under the Credit Agreement) and Liens in respect of Indebtedness incurred after the Issue Date under all Credit Facilities (other than the Credit Agreement) outstanding or committed to on the Issue Date to the extent such Indebtedness is deemed incurred in reliance on clause (2) of the definition of Permitted Debt pursuant to the second sentence of the third paragraph of the “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock covenant;

(12) Liens for taxes, assessments or governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13) (x) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business and (y) other Liens arising by operation of law covered by insurance including any deductibles thereon);

(14) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially adversely affect the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(15) Liens created for the benefit of (or to secure) the notes (or the Guarantees) (and any exchange notes and related Guarantees issued pursuant to the registration rights agreement) or payment obligations to the trustee;

(16) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that such Liens (a) are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced (other than (x) any improvements or accessions to such property or assets or any items which constitute Related Assets with respect to such underlying property or assets securing the Indebtedness so refinanced or (y) any Lien on additional property or assets which Lien would have been permitted to be granted by the covenant under “— Certain Covenants — Liens” in respect of the Indebtedness being refunded, refinanced, replaced, defeased or discharged by such Permitted Refinancing Indebtedness at the time such prior Indebtedness was initially incurred by the Company or such Restricted Subsidiary);

(17) Liens arising by reason of any judgment, decree or order of any court not giving rise to an Event of Default;

(18) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(19) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens securing Permitted Hedging Obligations which Permitted Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture: provided, however, that if such Permitted Hedging Obligation is a Forward Freight Agreement such Lien shall not extend to any property or asset of the Company or any Restricted Subsidiary other than funds of the Company or such Restricted Subsidiary maintained in the ordinary course of business in deposit accounts with the clearinghouse clearing such Forward Freight Agreement;

(21) Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into in the ordinary course of business;

(22) Liens arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Company or a Restricted Subsidiary in the ordinary course of business;

(23) Liens on Securitization Assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary or pledges of the equity interests in or Purchase Money Notes of a Securitization Subsidiary, in each case, in connection with a Qualified Securitization Transaction;

(24) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (23); provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets; and

(25) Liens incurred by the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $125.0 million at any one time outstanding.

For purposes of determining what category of Permitted Lien that any Lien shall be included in, the Company in its sole discretion may classify such Lien on the date of its incurrence and later reclassify all or a portion of such Lien in any manner that complies with this definition.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness, Disqualified Stock or preferred stock of the

Company or any of its Restricted Subsidiaries; provided that, in the case of Indebtedness which is not being used to concurrently refinance or defease the notes in full:

(1) the principal amount (or accreted value, if applicable) or mandatory redemption amount of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or mandatory redemption amount, plus accrued interest or dividends in connection therewith, of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all dividends and accrued interest on such Indebtedness, Disqualified Stock or preferred stock and the amount of all fees, expenses, premiums and other amounts incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity or final redemption date either (i) no earlier than the final maturity or final redemption date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) after the maturity date of the notes;

(3) the portion, if any, of the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or a Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or a Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) such Indebtedness is incurred either by (i) if a Restricted Subsidiary that is not a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, any Restricted Subsidiary that is not a Guarantor or (ii) the Company (and Navios Finance, to the extent it is serving as a co-obligor or guarantor of Indebtedness incurred by the Company or any Guarantor or any Restricted Subsidiary that becomes a Guarantor in contemplation or upon the incurrence of such Permitted Refinancing Indebtedness) or a Guarantor (or any Restricted Subsidiary that becomes a Guarantor in contemplation of or upon the incurrence of such Permitted Refinancing Indebtedness).

For all purposes of the indenture, Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (collectively, the “Replacement Indebtedness”) may in the Company’s discretion be deemed to replace other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (collectively, the “Replaced Indebtedness”) if such Replacement Indebtedness satisfies the requirements of clauses (1) through (5) above and is (x) incurred no later than 180 days of the date on which the Replaced Indebtedness was repaid, redeemed, defeased or discharged and (y) if the proceeds of the Replaced Indebtedness were primarily utilized to finance or refinance the acquisition of one or more Vessels, then substantially all of the net proceeds from such Replacement Indebtedness must be used to finance or refinance the acquisition of assets used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets, which need not be the same Vessel or Vessels or Related Assets which were financed or refinanced with the Replaced Indebtedness).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary to the Company or any Restricted Subsidiary of the Company, which note (a) must be repaid from cash available to the Securitization Subsidiary, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated or newly acquired Securitization Assets and (b) may be subordinated to the payments described in clause (a).

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary sells, contributes, conveys or otherwise transfers to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or transfers an undivided interest in or grants a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and all other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with a securitization transaction of such type; provided such transaction is on market terms at the time the Company or such Restricted Subsidiary enters into such transaction.

“registration rights agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Company, the Guarantors and the initial purchasers of the notes issued on the Issue Date and (ii) any other exchange and registration rights agreement entered into in connection with an issuance of additional notes in a private offering after the Issue Date.

“Related Asset” means (i) any insurance policies and contracts from time to time in force with respect to a Vessel, (ii) the Capital Stock of any Restricted Subsidiary of the Company owning a Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (iv) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (v) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (vi) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means any arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any of its Subsidiaries at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness (other than Subordinated Indebtedness) of the Company or a Restricted Subsidiary of the Company secured by a Lien on any of its assets.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means any accounts receivable, instruments, chattel paper, contract rights, general intangibles or revenue streams subject to a Qualified Securitization Transaction and any assets related thereto (other than Vessels), including, without limitation, all collateral securing such assets, all contracts and all guarantees or other supporting obligations in respect of such assets and all proceeds of the forgoing.

“Securitization Fees” means all yield, interest or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase Securitization Assets arising as a result of a breach of Standard Securitization Undertakings, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to, the seller.

“Securitization Subsidiary” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets):

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing Securitization Assets of the Company and/or its Restricted Subsidiaries, and any activities incidental thereto;

(2) that is designated by the Board of Directors of the Company or such other Person as a Securitization Subsidiary pursuant to resolution set forth in an Officers’ Certificate and delivered to the trustee;

(3) that, other than Securitization Assets, has total assets at the time of such creation and designation with a book value of $10,000 or less;

(4) has no Indebtedness other than Non-Recourse Debt;

(5) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings on terms not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Securitization Transaction (as determined in good faith by the Company) and Securitization Fees payable in the ordinary course of business in connection with such a Qualified Securitization Transaction; and

(6) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to make any additional capital contribution (other than Securitization Assets) or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which have been determined by the Company in good faith to be reasonably customary in Qualified Securitization Transactions, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date (or, if incurred after the Issue Date, as of the date of the initial incurrence thereof) and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated in right payment to the notes or the note Guarantees of such Guarantor, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of such Person (or a combination thereof); and

(2) any other Person of which at least a majority of the voting interest (without regard to the occurrence of any contingency) is at the time directly or indirectly owned by such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Tax” shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Total Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company prepared in accordance with GAAP.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to make any additional capital contributions (other than, with respect to a Securitization Subsidiary, Securitization Assets transferred in connection with a Qualified Securitization Transaction) or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence immediately following such designation. Any Subsidiary of an Unrestricted Subsidiary will automatically be designated as an Unrestricted Subsidiary.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Company and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted

Subsidiaries pursuant to a lease or other operating agreement constituting a Capital Lease Obligation, in each case together with all related spares, equipment and any additions or improvements.

“Vessel Construction Contract” means any contract for the construction (or construction and acquisition) of a Vessel and any Related Assets entered into by the Company or any Restricted Subsidiary, including any amendments, supplements or modifications thereto or change orders in respect thereof.

“Vessel Purchase Option Contract” means any contract granting the Company or any Restricted Subsidiary the option to purchase one or more Vessels and any Related Assets, including any amendments, supplements or modifications thereto.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness Disqualified Stock or preferred stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment in respect of such Disqualified Stock or preferred stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness or the maximum amount payable upon maturity of, or pursuant to any mandatory redemption provisions of, amount of such Disqualified Stock or preferred stock.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Subsidiaries) are at the time owned by such Person or another Wholly Owned Restricted Subsidiary of such Person.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the exchange notes and the exchange of the outstanding notes for the exchange notes. This summary is limited to beneficial owners of outstanding notes and exchange notes that:

•	except as specifically discussed below, are U.S. holders (as defined below); and

•	hold the outstanding notes and will hold the exchange notes as capital assets.

As used in this prospectus, a “U.S. holder” means a beneficial owner of outstanding notes or exchange notes who or that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any state thereof or the District of Columbia;

•	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•	a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the exchange notes or the exchange of outstanding notes for exchange notes that are different from those discussed below or that a court will not agree with any such positions.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a beneficial owner of the outstanding notes or the exchange notes in light of such beneficial owner’s particular investment or other circumstances. This summary also does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•	U.S. expatriates;

•	persons that are subject to the alternative minimum tax;

•	financial institutions, insurance companies, and dealers or traders in securities or currencies;

•	persons having a “functional currency” other than the U.S. dollar;

•	persons that hold the outstanding notes or will hold the exchange notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security; and

•	a person that acquired an outstanding note in the offering of outstanding notes and also sold a 9 1/2% senior note due 2014 pursuant to the tender offer with respect to those notes (or whose 9 1/2% senior note due 2014 was redeemed following completion of such tender offer).

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the outstanding notes or the exchange notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and partnerships holding the outstanding notes or the exchange notes should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes. In addition, this summary does not address the effect of any U.S. federal estate or gift tax laws, the newly enacted Medicare tax on investment income or any U.S. state or local or non-U.S. tax laws on a beneficial owner of the outstanding notes or exchange notes. Each beneficial owner of the outstanding notes or exchange notes should consult a tax advisor as to the particular tax consequences to it of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes, including the applicability and effect of any U.S. federal estate or gift tax laws or any U.S. state or local or non-U.S. tax laws.

For U.S. federal income tax purposes, Navios Maritime Holdings Inc., and not Navios Maritime Finance II (US) Inc., is treated as the issuer of the outstanding notes and will be treated as the issuer of the exchange notes.

Exchange of Outstanding Notes for Exchange Notes.  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a U.S. holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

Stated Interest.  Stated interest on the exchange notes will be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Stated interest on the exchange notes will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income,” for foreign tax credit purposes.

Market Discount and Bond Premium.  If a U.S. holder purchases an exchange note (or purchased an outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the exchange note or outstanding note, as the case may be.

Under the market discount rules of the Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income by the U.S. holder during the period the U.S. holder held the exchange note (and the outstanding note for which the exchange note was exchanged, as the case may be). In addition, the U.S. holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder of an exchange note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

If a U.S. holder purchases an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, the U.S. holder will be considered to have purchased the exchange note (or outstanding note) with “bond premium”

equal to the excess of the U.S. holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. holder of an exchange note to elect to amortize the premium over the remaining term of the exchange note (or until an earlier call date, as applicable) using a constant yield method. However, because we may call the exchange notes under certain circumstances at a price in excess of their stated principal amount, such amortization may be reduced and/or deferred. Any amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the exchange note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A U.S. holder that does not make this election will be required to include in gross income the full amount of interest on the exchange note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the exchange note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the exchange note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange notes.

A U.S. holder may elect to include in gross income under a constant yield method all amounts that accrue on an exchange note that are treated as interest for tax purposes (i.e., stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium). U.S. holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Dispositions of the Exchange Notes.  Except as discussed above, under “— Exchange of Notes”, and unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued stated interest, which will be treated as described above) and the U.S. holder’s adjusted tax basis in the exchange note. A U.S. holder’s adjusted tax basis in an exchange note will generally be equal to its cost for the exchange note (or, in the case of an exchange note exchanged for an outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under “— Exchange of Notes,”), increased by the amount of any market discount previously included in the U.S. holder’s gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on the exchange note. Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note will generally be capital gain or loss, except with respect to accrued market discount not previously included in income by the U.S. holder, which will be taxable as ordinary income. The capital gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account, for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the U.S. holder held the outstanding note). Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss for foreign tax credit purposes.

Certain Reporting Requirements.  Pursuant to recently enacted legislation, effective for tax years beginning after March 18, 2010, individuals who are U.S. holders, and who hold “specified foreign financial assets” (as defined in section 6038D of the Internal Revenue Code), including debt of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution” (as defined in section 6038D of the Internal Revenue Code), whose aggregate value exceeds $50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty. Additionally, in the event a U.S. holder does not file the required information, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related tax year may not close until at least three years after such information is filed. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. holders should consult their own tax advisors regarding their reporting obligations under this legislation.

Backup Withholding.  In general, “backup withholding” may apply to payments of interest made on an exchange note, and to the proceeds of a disposition (including a retirement or redemption) of an exchange note, that are made to a non-corporate beneficial owner of the exchange notes if that beneficial owner fails to provide an accurate taxpayer identification number to its applicable payor (and certify that such beneficial owner is not subject to backup withholding) or otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be credited against a beneficial owner’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders.  For purposes of the following discussion a “non-U.S. holder” means a beneficial owner of the exchange notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:

•	interest received in respect of the exchange notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	gain realized on the sale, exchange, redemption or retirement of the exchange notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Non-U.S. holders should consult their own tax advisors regarding their U.S. federal income and withholding tax consequences if they are subject to any of the exceptions noted above.

A non-U.S. holder may be required to certify its non-U.S. status to avoid backup withholding on payments of interest made on an exchange note and on proceeds of a disposition (including a retirement or redemption) of an exchange note.

THIS SUMMARY DOES NOT DISCUSS ANY TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES AND THE EXCHANGE OF THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES OTHER THAN U.S. FEDERAL INCOME TAX CONSEQUENCES AND INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN COUNSEL WITH RESPECT TO SUCH OTHER TAX CONSEQUENCES.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 210 days after the expiration date of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to, and promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to, any broker-dealer that requests such documents in the letter of transmittal for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus. The prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us.

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Navios Maritime Holdings Inc.
85 Akti Miaouli Street
Piraeus 185 38, Greece
Attention: Vasiliki (Villy) Papaefthymiou
Telephone: +30-210-4595000

LEGAL MATTERS

Certain legal matters relating to the validity of the exchange notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters governed by the laws of the Marshall Islands and Liberia will be passed upon for us by Reeder & Simpson P.C. Certain legal matters governed by the laws of Malta, Belgium and Panama will be passed upon for us by Camilleri, Delia, Randon & Associates, Loyens & Loeff and Vives y Asociados, respectively.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to Navios Maritime Holdings Inc.’s Current Report on Form 6-K dated August 9, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F/A of Navios Maritime Holdings Inc. for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.